Exhibit 10.1

Execution Version

Published CUSIP Number:  48242YAG7
Revolving Loan Facility CUSIP Number:  48242YAH5
Performance Letter of Credit Facility CUSIP Number:  48242YAK8
Term A-1 Loan Facility CUSIP Number:   48242YAJ1
Term A-2 Loan Facility CUSIP Number:  48242YAM4
 Term B Loan Facility CUSIP Number:  48242YAL6

CREDIT AGREEMENT
Dated as of April 25, 2018
among
KBR, INC.,
as the Borrower,
BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender and
 an L/C Issuer,
and
The Other Lenders Party Hereto
BNP PARIBAS,
CITIBANK, N.A.,
MUFG BANK, LTD.,
THE BANK OF NOVA SCOTIA,
SUNTRUST BANK and
BBVA COMPASS,
as Co-Syndication Agents
SUMITOMO MITSUI BANKING CORPORATION,
REGIONS CAPITAL MARKETS, A DIVISION OF REGIONS BANK,
BARCLAYS BANK PLC
CAPITAL ONE NATIONAL ASSOCIATION,
HSBC SECURITIES (USA) INC.,
CITIZENS BANK, NATIONAL ASSOCIATION and
STANDARD CHARTERED BANK,
as Co-Documentation Agents
SUMITOMO MITSUI BANKING CORPORATION,
REGIONS CAPITAL MARKETS, A DIVISION OF REGIONS BANK,
BARCLAYS BANK PLC,
CAPITAL ONE NATIONAL ASSOCIATION,
HSBC SECURITIES (USA) INC.,
CITIZENS BANK, NATIONAL ASSOCIATION and
STANDARD CHARTERED BANK,
as Co-Agents
BANK OF AMERICA, N.A.,
BNP PARIBAS SECURITIES CORP.,
CITIGROUP GLOBAL MARKETS INC.,
MUFG BANK, LTD.,
THE BANK OF NOVA SCOTIA,
SUNTRUST ROBINSON HUMPHREY, INC. and
BBVA SECURITIES INC.,
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS
Section Page
ARTICLE I	DEFINITIONS AND ACCOUNTING TERMS1
1.01	Defined Terms1
1.02	Other Interpretive Provisions53
1.03	Accounting Terms54
1.04	Rounding56
1.05	Exchange Rates; Currency Equivalents56
1.06	Additional Alternative Currencies56
1.07	Change of Currency57
1.08	Times of Day58
1.09	Letter of Credit Amounts58
ARTICLE II	THE COMMITMENTS AND CREDIT EXTENSIONS58
2.01	The Loans58
2.02	Borrowings, Conversions and Continuations of Loans59
2.03	Letters of Credit61
2.04	Swing Line Loans73
2.05	Prepayments76
2.06	Termination or Reduction of Commitments81
2.07	Repayment of Loans82
2.08	Interest83
2.09	Fees83
2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate84
2.11	Evidence of Debt85
2.12	Payments Generally; Administrative Agent's Clawback85
2.13	Sharing of Payments by Lenders87
2.14	Increase in Commitments88
2.15	Permitted Refinancing Amendment92
2.16	Cash Collateral94
2.17	Defaulting Lenders95
ARTICLE III	TAXES, YIELD PROTECTION AND ILLEGALITY97
3.01	Taxes97
3.02	Illegality102
3.03	Inability to Determine Rates102
3.04	Increased Costs; Reserves on Eurocurrency Rate Loans104
3.05	Compensation for Losses106
3.06	Mitigation Obligations; Replacement of Lenders106
3.07	Survival107
ARTICLE IV	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS107
4.01	Conditions of Initial Credit Extension107
4.02	Conditions to All Credit Extensions110
ARTICLE V	REPRESENTATIONS AND WARRANTIES111
5.01	Existence, Qualification and Power111
5.02	Authorization; No Contravention111
5.03	Governmental Authorization; Other Consents111
5.04	Binding Effect111
5.05	Financial Statements; No Material Adverse Effect111
5.06	Litigation112
5.07	No Default112
5.08	Ownership of Property; Liens113
5.09	Environmental Compliance113
5.10	Insurance113
5.11	Taxes113
5.12	ERISA Compliance113
5.13	Subsidiaries; Equity Interests; Loan Parties114
5.14	Margin Regulations; Investment Company Act114
5.15	Disclosure114
5.16	Compliance with Laws115
5.17	Intellectual Property; Licenses, Etc115
5.18	Solvency115
5.19	Casualty, Etc115
5.20	Labor Matters115
5.21	OFAC115
5.22	Anti-Corruption Laws116
5.23	Collateral Documents116
5.24	EEA Financial Institutions116
ARTICLE VI	AFFIRMATIVE COVENANTS116
6.01	Financial Statements116
6.02	Certificates; Other Information117
6.03	Notices119
6.04	Payment of Obligations120
6.05	Preservation of Existence, Etc120
6.06	Maintenance of Properties120
6.07	Maintenance of Insurance120
6.08	Compliance with Laws and Material Contracts120
6.09	Books and Records121
6.10	Inspection Rights121
6.11	Use of Proceeds121
6.12	Collateral and Guarantee Requirement; Collateral Information121
6.13	Compliance with Environmental Laws122
6.14	Further Assurances122
6.15	Designation as Senior Debt123
6.16	Approvals and Authorizations123
6.17	Anti-Corruption Laws123
6.18	Post-Closing Requirements123
ARTICLE VII	NEGATIVE COVENANTS123
7.01	Liens123
7.02	Indebtedness125
7.03	Investments130
7.04	Fundamental Changes132
7.05	Dispositions133
7.06	Restricted Payments135
7.07	Change in Nature of Business137
7.08	Transactions with Affiliates137
7.09	Burdensome Agreements138
7.10	Use of Proceeds139
7.11	Financial Covenants139
7.12	Amendments of Organization Documents139
7.13	Accounting Changes140
7.14	Designation of Senior Debt140
7.15	Sale and Leaseback Transactions140
7.16	Sanctions140
7.17	Anti-Corruption Laws140
ARTICLE VIII	EVENTS OF DEFAULT AND REMEDIES140
8.01	Events of Default140
8.02	Remedies upon Event of Default143
8.03	Application of Funds144
ARTICLE IX	ADMINISTRATIVE AGENT145
9.01	Appointment and Authority145
9.02	Rights as a Lender146
9.03	Exculpatory Provisions146
9.04	Reliance by Administrative Agent147
9.05	Delegation of Duties147
9.06	Resignation of Administrative Agent147
9.07	Non-Reliance on Administrative Agent and Other Lenders149
9.08	No Other Duties, Etc149
9.09	Administrative Agent May File Proofs of Claim; Credit Bidding149
9.10	Collateral and Guaranty Matters150
9.11	Secured Bilateral L/C Obligations, Secured Cash Management Agreements and Secured Hedge Agreements151
9.12	Lender ERISA Representation151
ARTICLE X	MISCELLANEOUS153
10.01	Amendments, Etc153
10.02	Notices; Effectiveness; Electronic Communications156
10.03	No Waiver; Cumulative Remedies; Enforcement158
10.04	Expenses; Indemnity; Damage Waiver158
10.05	Payments Set Aside161
10.06	Successors and Assigns161
10.07	Treatment of Certain Information; Confidentiality167
10.08	Right of Setoff168
10.09	Interest Rate Limitation169
10.10	Counterparts; Integration; Effectiveness169
10.11	Survival of Representations and Warranties, etc.169
10.12	Severability169
10.13	Replacement of Lenders170
10.14	Governing Law; Jurisdiction; Etc170
10.15	WAIVER OF JURY TRIAL171
10.16	No Advisory or Fiduciary Responsibility171
10.17	Electronic Execution of Assignments and Certain Other Documents172
10.18	USA PATRIOT Act172
10.19	ENTIRE AGREEMENT172
10.20	Judgment Currency172
10.21	Acknowledgment and Consent to Bail-In of EEA Financial Institutions173

SCHEDULES

1.01(a) Existing Letters of Credit
1.01(b) Project Finance Subsidiaries
1.01(c) Letter of Credit Commitments
2.01 Commitments and Applicable Percentages
5.06 Disclosed Litigation
5.09 Environmental Matters
5.13 Subsidiaries; Equity Interests; Loan Parties
6.18 Post-Closing Matters
7.01 Existing Liens
7.02 Existing Indebtedness
7.03 Existing Investments
7.09 Burdensome Agreements
10.02 Administrative Agent's Office, Certain Addresses for Notices

EXHIBITS

Form of:
A Committed Loan Notice
B Swing Line Loan Notice
C-1 Revolving Credit Note
C-2 Term A-1 Note
C-3 Term A-2 Note
C-4 Term B Note
D Compliance Certificate
E Assignment and Assumption
F United States Tax Compliance Certificate
G Solvency Certificate
H Dutch Auction Procedures

CREDIT AGREEMENT
This CREDIT AGREEMENT ("Agreement") is entered into as of April 25, 2018, among KBR, INC., a Delaware corporation (the "Borrower"), each lender from time to time party hereto (collectively, the "Lenders" and individually, a "Lender"), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.
PRELIMINARY STATEMENTS:
The Borrower has requested that the Lenders provide a term A loan facility (consisting of a term A-1 and term A-2 facility), a term B loan facility, a revolving credit facility and a performance letter of credit facility, and the Lenders have indicated their willingness to lend and the L/C Issuers have indicated their willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
 DEFINITIONS AND ACCOUNTING TERMS
1.01 Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:
"Accepting Lenders" has the meaning specified in Section 2.05(d).
"Acquisition" means the acquisition by KBRwyle Technology Solutions, LLC, a Delaware limited liability company and a Subsidiary of the Borrower, of all of the outstanding Equity Interests of the Target pursuant to the Acquisition Agreement.
"Acquisition Agreement" means that certain Equity Purchase Agreement, as amended, restated, supplemented or otherwise modified from time to time among KBRwyle Technology Solutions, LLC, a Delaware limited liability company, SGT, Inc., a Maryland corporation, SGT Holdings, Inc., a Maryland corporation (the "Seller"), the shareholders of the Seller party thereto, and Kamal S. Ghaffarian dated as of February 22, 2018, including all schedules and exhibits thereto.
"Act" has the meaning specified in Section 10.18.
"Additional Lender" means, as of any date of determination, any Person (other than an existing Lender) that qualifies as an Eligible Assignee and agrees to be a Lender under this Agreement in connection with any Incremental Increase.
"Administrative Agent" means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
"Administrative Agent's Office" means, with respect to any currency, the Administrative Agent's address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Borrower and the Lenders.
"Administrative Questionnaire" means an Administrative Questionnaire in a form supplied from time to time by the Administrative Agent.
"Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
"Aggregate Commitments" means the Commitments of all the Lenders.
"Aggregate Revolving Credit Commitments" means the Revolving Credit Commitments of all the Revolving Credit Lenders, subject to adjustment pursuant to the provisions of this Agreement (including Sections 2.06 and 2.14).
"Agreement" means this Credit Agreement.
"Alternative Currency" means each of Euro, Sterling, Yen, Australian Dollars and each other currency (other than Dollars) that is approved in accordance with Section 1.06.

"Alternative Currency Equivalent" means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

"Anti-Corruption Laws" means the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions.

"Applicable Percentage" means (a) in respect of the Term A-1 Facility, with respect to any Term A-1 Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A-1 Facility represented by (i) on or prior to the Closing Date, such Term A-1 Lender's Term A-1 Commitment at such time, subject to adjustment as provided in Section 2.17, and (ii) thereafter, the principal amount of such Term A-1 Lender's Term A-1 Loans at such time, (b) in respect of the Term A-2 Facility, with respect to any Term A-2 Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A-2 Facility represented by (i) at any time during the Availability Period in respect of such Facility, such Term A-2 Lender's Term A-2 Commitment plus the principal amount of such Term A-2 Lender's Term A-2 Loans at such time, subject to adjustment as provided in Section 2.17, and (ii) thereafter, the principal amount of such Term A-2 Lender's Term A-2 Loans at such time, (c) in respect of the Term B Facility, with respect to any Term B Lender at any time, the percentage (carried out to the ninth decimal place) of the Term B Facility represented by (i) on or prior to the Closing Date, such Term B Lender's Term B Commitment at such time, subject to adjustment as provided in Section 2.17, and (ii) thereafter, the principal amount of such Term B Lenders Term B Loans at such time, (d) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender's Revolving Credit Commitment at such time, subject to adjustment as provided in Section 2.17, and (e) in respect of the Performance Letter of Credit Facility, with respect to any Performance Letter of Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Performance Letter of Credit Facility represented by such Performance Letter of Credit Lender's Performance Letter of Credit Commitment at such time, subject to adjustment as provided in Section 2.17.  If the commitment of each Lender to make Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Commitments have expired, then the Applicable Percentage of each Lender in respect of the applicable Facility shall be determined based on the Applicable Percentage of such Lender in respect of such Facility most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
"Applicable Rate" means (a) in respect of the Term B Facility, 2.75% per annum for Base Rate Loans and 3.75% per annum for Eurocurrency Rate Loans and (b) with respect to the Term A-1 Facility, the Term A-2 Facility, the Revolving Credit Facility, the Commitment Fee and the Performance Letter of Credit Facility, (i) from the Closing Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(b) for the first full fiscal quarter ending after the Closing Date, 2.00% per annum for Base Rate Loans, 3.00% per annum for Eurocurrency Rate Loans, Financial Letter of Credit Fees and Commercial Letter of Credit Fees, 1.80% per annum for Performance Letter of Credit Fees, and 0.40% per annum for the Commitment Fee, and (ii) thereafter, the applicable percentage per annum set forth below determined by reference to the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):
Pricing Level	Consolidated Leverage Ratio	Eurocurrency Rate; Financial Letter of Credit Fee and Commercial Letter of Credit Fee	Base Rate	Performance Letter of Credit Fee	Commitment Fee
1	> 4.00:1.00	3.25%	2.25%	1.95%	0.450%
2	< 4.00:1.00, but > 3.00:1.00	3.00%	2.00%	1.80%	0.400%
3	< 3.00:1.00, but > 2.00:1.00	2.75%	1.75%	1.65%	0.375%
4	< 2.00:1.00	2.50%	1.50%	1.50%	0.350%

With respect to the Term A-1 Facility, the Term A-2 Facility, the Revolving Credit Facility, the Commitment Fee and the Performance Letter of Credit Facility, any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Term A-1 Lenders, the Required Term A-2 Lenders, the Required Revolving Lenders, and the Required Performance Letter of Credit Lenders, the applicable Pricing Level 1 shall apply in respect of the Term A-1 Facility, the Term A-2 Facility, the Revolving Credit Facility and the Performance Letter of Credit Facility, in each case as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is delivered.  Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).
"Applicable Performance Letter of Credit Percentage" means with respect to any Performance Letter of Credit Lender at any time, such Performance Letter of Credit Lender's Applicable Percentage in respect of the Performance Letter of Credit Facility at such time.
"Applicable Revolving Credit Percentage" means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender's Applicable Percentage in respect of the Revolving Credit Facility at such time.
"Applicable Time" means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
"Appropriate Lender" means, at any time, (a) with respect to any Facility, a Lender that has a Commitment with respect to such Facility or holds a Loan under such Facility at such time, (b) with respect to the Revolving Credit Facility and the Performance Letter of Credit Facility, (i) the L/C Issuers under such Facility and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and/or the Performance Letter of Credit Lenders, as applicable, and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.
"Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
"Arrangers" means Bank of America (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation's or any of its subsidiaries' investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), BNP Paribas Securities Corp.,  Citigroup Global Markets Inc., MUFG Bank, Ltd., The Bank of Nova Scotia, SunTrust Robinson Humphrey, Inc. and BBVA Securities Inc., in their respective capacities as joint lead arrangers and joint bookrunners.
"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.
"Attributable Indebtedness" means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease.
"Audited Financial Statements" means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2017, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.
"Availability Period" means (a) in respect of the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (i) the Maturity Date for the Revolving Credit Facility, (ii) the date of termination of all of the Revolving Credit Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the applicable L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02, (b) in respect of the Performance Letter of Credit Facility, the period from and including the Closing Date to the earliest of (i) the Maturity Date for the Performance Letter of Credit Facility, (ii) the date of termination of all of the Performance Letter of Credit Commitments pursuant to Section 2.06, and (iii) the date of termination of the obligation of the applicable L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02, and (c) in respect of the Term A-2 Facility, the period from and including the Closing Date to the earliest of (i) June 30, 2019, (ii) the date of termination of all the Term A-2 Commitments pursuant to Section 2.06, (iii) the date of the making of any Term A-2 Borrowing pursuant to Section 2.01(a)(ii) that results in the full drawing of all available Term A-2 Commitments on such date, and (iv) the date of termination of the commitments of the respective Term A-2 Lenders to make Term A-2 Loans pursuant to Section 8.02.
 "Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
 "Bail-In Legislation" means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
"Bank of America" means Bank of America, N.A. and its successors.
"Base Rate" means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1% (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate", and (c) the Eurocurrency Rate (calculated in accordance with clause (b) of the definition of Eurocurrency Rate) plus 1.00%.  The "prime rate" is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
"Base Rate Loan" means a Revolving Credit Loan, a Swing Line Loan, a Term A-1 Loan, a Term A-2 Loan or a Term B Loan that bears interest based on the Base Rate.  All Base Rate Loans shall be denominated in Dollars.
"Benefit Plan" means any of (a) an "employee benefit plan" (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a "plan" as defined in and is subject to Section 4975 of the Code or (c) any Person whose assets include the assets of any such "employee benefit plan" or "plan".
"Bilateral L/C Provider" means any Person that provides any letter of credit, acceptance and/or bank guarantee facility (other than a letter of credit facility under this Agreement) to the Borrower or any of its Subsidiaries (other than any Project Finance Subsidiary) and, at the time such Person enters into an agreement or arrangement to provide such facility, is a Lender or an Affiliate of a Lender, or, in the case of facilities in place on the Closing Date, was a Lender or an Affiliate of a Lender on the Closing Date.
"Borrower" has the meaning specified in the introductory paragraph hereto.
"Borrower Materials" has the meaning specified in Section 6.02.
"Borrowing" means a Revolving Credit Borrowing, a Swing Line Borrowing, a Term A-1 Borrowing, a Term A-2 Borrowing or a Term B Borrowing, as the context may require.
"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent's Office with respect to Obligations denominated in Dollars is located and:
(a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day that is also a London Banking Day;
(b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;
(c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and
(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
"Capital Expenditures" means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset that, in conformity with GAAP, is required to be capitalized and reflected in the property, plant and equipment or similar fixed asset accounts in the consolidated balance sheet of such Person and its Subsidiaries (and excluding, for the avoidance of doubt, normal replacements and maintenance which are properly charged under GAAP to current operations).
"Capitalized Leases" means all leases of (or other agreements conveying the right to use) real or personal property by a Person as lessee or guarantor which would, in conformity with GAAP, be required to be accounted for as capital leases on the balance sheet of that Person; provided that all obligations of any Person that are or would be characterized as operating lease obligations in accordance with GAAP immediately prior to the Closing Date (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations (and not as Capitalized Lease obligations) for purposes of this Agreement regardless of any change in GAAP or change in the application of GAAP following the date that would otherwise require such obligations to be re-characterized as Capitalized Lease obligations.
 "Cash Collateralize" means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuers or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the Administrative Agent, the applicable L/C Issuer or Swing Line Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the respective L/C Issuer or the Swing Line Lender (as applicable).  "Cash Collateral" shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
"Cash Equivalents" means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries:
(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof, or, in the case of a Foreign Subsidiary, readily marketable obligations issued or directly and fully guaranteed or insured by the government of the country of such Foreign Subsidiary or backed by the full faith and credit of the government of the country of such Foreign Subsidiary having maturities of not more than one year from the date of acquisition thereof;
(b) readily marketable obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having a rating of at least A- or A3 from either S&P or Moody's (or, if at any time neither S&P nor Moody's shall be rating such obligations, an equivalent rating from another nationally recognized rating service);
(c) demand deposits, time deposits, Eurodollar time deposits with, or insured certificates of deposit or bankers' acceptances of, or that are guaranteed by, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (d) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than one year from the date of acquisition thereof;
(d) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least "Prime-2" (or the then equivalent grade) by Moody's or at least "A-2" (or the then equivalent grade) by S&P, in each case with maturities of not more than one year from the date of acquisition thereof;
(e) corporate promissory notes or other obligations maturing not more than one year after the date of acquisition which at the time of such acquisition have, or are supported by, an unconditional guaranty from a corporation with similar obligations which have the highest rating obtainable from Moody's or S&P;
(f) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (d) above;
(g) marketable short-term money market and similar funds (i) either having assets in excess of $500,000,000 or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody's (or, if at any time neither S&P nor Moody's shall be rating such obligations, an equivalent rating from another nationally recognized rating service);
(h) Investments with average maturities of 36 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody's (or, if at any time neither Moody's nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower);
(i) investment funds investing substantially all their assets in securities of one or more of the types of securities described in clauses (a) through (h) above;
(j) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing; and
(k) solely with respect to any Foreign Subsidiary, non-Dollar denominated (i) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "Approved Foreign Bank") and maturing within 180 days of the date of acquisition and (ii) equivalents of demand deposit accounts which are maintained with an Approved Foreign Bank.
"Cash Management Agreement" means any agreement or arrangement to provide cash management or treasury management services, including depository, overdraft, credit, purchasing or debit card, cash sweeps, ACH, zero balance, interstate depository network, electronic funds transfer and other cash management arrangements.
"Cash Management Bank" means any Person that either (a) is a party to or provider of any Cash Management Agreement with the Borrower or any of its Subsidiaries at the time it (or its Affiliate) becomes a Lender (including on the Closing Date) or (b) at the time it enters into or provides a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in either case in its capacity as a party to such Cash Management Agreement.
 "CFC" means a Person that is a controlled foreign corporation under Section 957 of the Code.
"CFC Debt" means intercompany loans, Indebtedness or receivables owed or treated as owed by one or more Foreign Subsidiaries.
"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued.
"Change of Control" means an event or series of events by which any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 25% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis.
"Closing Date" means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
"Code" means the Internal Revenue Code of 1986.
"Collateral" means all of the "Collateral" or other similar term referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.  Notwithstanding anything in the Loan Documents to the contrary, the term "Collateral" shall not include any Excluded Assets.
"Collateral and Guarantee Requirement" means, at any relevant time of determination on and after the date of consummation of the Acquisition, any or all of the following (as applicable):
(a) each Material Domestic Subsidiary shall have executed and delivered to the Administrative Agent a Guaranty;
(b) each Loan Party shall have executed and delivered to the Administrative Agent (i) a Pledge and Security Agreement or other applicable Collateral Document with respect to (A) all or substantially all of its assets other than Excluded Assets and (B) the Equity Interests in its Subsidiaries, limited (1) in the case of pledges of Equity Interests in CFCs and Foreign Holding Companies, to 65% of such voting Equity Interests and 100% of such non-voting Equity Interests and (2) in the case of any Subsidiary that is disregarded as an entity from its owner under Treasury Regulations Section 301.7701-3 and substantially all the assets of which consist for U.S. federal income tax purposes of Equity Interests in a CFC or CFC Debt, to 65% of such voting Equity Interests and 100% of such non-voting Equity Interests, and (ii) if applicable, an Intellectual Property Security Agreement;
(c) to the extent required to be delivered pursuant to the terms of the applicable Collateral Documents, all instruments, documents and chattel paper in the possession of any of the Loan Parties, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent's and the Secured Parties' security interest in such Collateral;
(d) all (i) certificates (including certificates representing Equity Interests and powers in blank with respect thereto, subject to clause (b) of this definition), agreements, documents and instruments, including UCC financing statements, required by the Collateral Documents and as reasonably requested by the Administrative Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Collateral Documents and perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents and the other provisions of the term "Collateral and Guarantee Requirement," shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording and (ii) Taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents shall have been paid;
(e) in the case of any of the foregoing executed and delivered after the Closing Date, to the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received documents, Organization Documents, certificates, resolutions and opinions of the type referred to in Section 4.01(a)(iii), (iv) and (v) with respect to each such Person and its Guarantee and/or provision and perfection of Collateral; and
(f) copies of insurance policies, declaration pages, certificates, and endorsements of insurance or insurance binders evidencing liability, casualty, property, terrorism and business interruption insurance meeting the requirements set forth herein or in the Collateral Documents;
provided that (x) the Collateral shall not include any of the following: (i) any fee-owned real property and any leasehold interests in real property; (ii) pledges and security interests prohibited by applicable law, rule or regulation (to the extent such law, rule or regulation is effective under applicable anti-assignment provisions of the Uniform Commercial Code or other applicable Law (including pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code)), other than proceeds and receivables thereof; (iii) Equity Interests in any Person that is not a Subsidiary directly held by a Loan Party to the extent either (A) a Lien thereon is prohibited by or requires the consent (other than of a Loan Party or any of their Affiliates) under the Organization Documents or joint venture documents of such Person and such consent has not been obtained (with no obligation to seek any such consent) or (B) the portion of the assets or revenues of such Person represented by the Equity Interests held therein held by all Loan Parties would not, if owned directly by one or more Loan Parties, constitute more than 5% of the assets or revenues of the Borrower and its Domestic Subsidiaries on a consolidated basis; (iv) (A) more than 65% of the voting Equity Interests in any Subsidiary that is a CFC or Foreign Holding Company, and (B) more than 65% of the voting Equity Interests in any Subsidiary that is disregarded as an entity from its owner under Treasury Regulations Section 301.7701-3 and substantially all the assets of which consist for U.S. federal income tax purposes of Equity Interests in a CFC or CFC Debt; (v) any of the Equity Interests of Subsidiaries that are held by CFCs or Foreign Holding Companies of the Borrower; (vi) assets to the extent a security interest in such assets would result in adverse tax consequences or material adverse regulatory consequences to the Borrower and its Subsidiaries (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction), in each case as reasonably determined by the Borrower; (vii) any lease, license, contract, or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license, contract or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or any Subsidiary thereof), after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable Law (including pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code) and other than proceeds and receivables thereof; (viii) any Equity Interests in a public company to the extent the grant thereof, after giving effect to applicable safe-harbors and other exceptions, would violate applicable U.S. margin regulations; (ix) any payroll accounts, employee wage and benefit accounts, tax accounts, escrow accounts, or fiduciary or trust accounts; (x) those assets as to which the Administrative Agent and the Borrower reasonably determine that the costs of obtaining, perfecting or maintaining a security interest in such assets exceeds the fair market value thereof (which fair market value shall be determined by the Borrower in its reasonable judgment) or the practical benefit to the Lenders afforded thereby; (xi) motor vehicles and other assets to the extent perfection must be obtained through notation on a certificate of title, letter of credit rights (other than to the extent such rights can be perfected by filing a UCC-1) and commercial tort claims other than Material Commercial Tort Claims; (xii) any cash collateral provided to third parties (including sureties) in the ordinary course of business; (xiii) any intent-to-use trademark application filed in the United States Patent and Trademark Office, unless and until acceptable evidence of use of the trademark has been filed with and accepted by the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. 1051, et seq.), to the extent that granting a lien in such trademark application prior to such filing would adversely affect the enforceability or validity of such trademark application; (xiv) any property and assets the pledge of which would violate applicable Law or any contract, or require any contractual third party consent or governmental consent, approval, license or authorization (but only to the extent, and for so long as, such requirement for consent, approval, license or authorization is not rendered ineffective by, or is otherwise unenforceable under, the Uniform Commercial Code or any other applicable law (including pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code)) and other than proceeds and receivables thereof; (xv) any CFC Debt; (xvi) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code (or its equivalent in any applicable jurisdiction) and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code (or its equivalent in any applicable jurisdiction) notwithstanding such prohibition); and (xvii) any Equity Interests in any Subsidiary that is a not-for-profit entity so long as such Subsidiary continues to be a not-for-profit entity (any assets not required to be granted or pledged pursuant to clause (x) of this proviso shall be referred to as "Excluded Assets"); and (y) the Collateral and Guarantee Requirement shall not require (i) any filings or other action in any jurisdiction outside of the United States or required by the Laws of any jurisdiction outside of the United States to create or perfect any security interest, including, without limitation, any intellectual property registered in any jurisdiction outside the United States (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any jurisdiction outside the United States); (ii) deposit or security account control agreements or control, lockbox or similar arrangements; (iii) any notices to be sent to account debtors or other contractual third parties (other than during the continuance of an Event of Default); (iv) any landlord or bailee waivers; or (v) certificated Equity Interests in pledged Foreign Subsidiaries to be delivered for possession if the Administrative Agent and the Borrower reasonably determine that the cost of such delivery for possession exceeds the practical benefit to the Lenders afforded thereby (any perfection actions not required to be taken pursuant to clause (y) of this proviso shall be referred to as "Excluded Perfection Actions").  The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Material Domestic Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Material Domestic Subsidiaries formed or acquired, after the Closing Date).
 "Collateral Documents" means, collectively, the Security and Pledge Agreement, the Intellectual Property Security Agreements, each of the collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Obligations.
"Commercial Letter of Credit" means a letter of credit qualifying as a "commercial letter of credit" under 12 C.F.R. Part 3, Appendix A, Section 3(b)(3)(i) or any successor U.S. Comptroller of the Currency regulation.
"Commitment" means a Term A-1 Commitment, a Term A-2 Commitment, a Term B Commitment, a Revolving Credit Commitment (including a Letter of Credit Commitment) or a Performance Letter of Credit Commitment (including a Letter of Credit Commitment), as the context may require.
"Commitment Fee" has the meaning specified in Section 2.09(a).
"Committed Loan Notice" means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
"Competitor" means any Person that is a bona fide direct competitor of the Borrower or any of its Subsidiaries in the same industry or a substantially similar industry.
"Compliance Certificate" means a certificate substantially in the form of Exhibit D.
"Connection Income Taxes" means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
"Consolidated EBITDA" means, with respect to the Borrower and its consolidated Subsidiaries (excluding Project Finance Subsidiaries for purposes of all elements of this definition other than clause (a)(x) below) on a consolidated basis, for any period, an amount equal to Consolidated Net Income for such period:
(a) increased (without duplication) by the following to the extent deducted (or, in the case of clauses (a)(ix) and (a)(x), not included) in calculating such Consolidated Net Income for such period:
(i)
provision for Federal, state, local and foreign taxes based on income or profits or capital (including, without limitation, state franchise, excise and similar taxes and foreign withholding taxes of the Borrower and its Subsidiaries) paid or accrued during such period, including any penalties and interest relating to any tax examinations, and (without duplication) net of any tax credits applied during such period (including tax credits applicable to taxes paid in earlier periods); plus

(ii)	Consolidated Interest Charges; plus
(iii)	depreciation and amortization expense; plus
(iv)
any fees, commissions, costs, expenses or charges (other than depreciation or amortization expense) related to any equity offering, Investment, acquisition, Disposition or recapitalization permitted under the Loan Documents or the incurrence, prepayment, amendment, modification, restructuring or refinancing of Indebtedness permitted to be incurred under the Loan Documents (whether or not successful), including (A) such fees, expenses or charges related to the Transactions and any other credit facilities and (B) any amendment or other modification of the Loan Documents and any other credit facilities; plus

(v)
the amount of any restructuring charge or reserve or integration cost, including any one-time costs incurred in connection with the Transactions and acquisitions or divestitures after the Closing Date; provided that in no event shall the aggregate amount added to Consolidated EBITDA under this clause (v), together with all amounts in such period determined in accordance with clause (ix) of this definition, exceed 15% of Consolidated EBITDA in any period of measurement (calculated prior to giving effect to any adjustment pursuant to clauses (v) and (ix) of this definition); plus

(vi)
other non-cash charges, write-downs, expenses, losses or items reducing such Consolidated Net Income for such period, including any impairment charges or the impact of purchase accounting, (excluding (A) any such non-cash charge, writedown or item to the extent it represents an accrual or reserve for a cash expenditure for a future period and (B) any such non-cash charge related to project writedowns or operations) less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period so long as such receipt of cash is not included in calculating Consolidated Net Income or Consolidated EBITDA in such later period); plus

(vii)
any costs or expense incurred pursuant to (x) any board of directors, management or employee equity plan or stock option plan or (y) any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, in the case of this clause (y) to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Stock); plus

(viii)
cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not otherwise added back in such period or any other period; plus

(ix)
cost savings, expense reductions, operating improvements, integration savings and synergies, in each case, projected by the Borrower in good faith to be realized as a result, and within 18 months, of (A) the Transactions and (B) mergers and other business combinations, acquisitions, asset sales and investments; provided that in no event shall the aggregate amount added to Consolidated EBITDA under this clause (ix), together with all amounts in such period determined in accordance with clause (v) of this definition, exceed 15% of Consolidated EBITDA in any period of measurement (calculated prior to giving effect to any adjustment pursuant to clauses (v) and (ix) of this definition); plus

(x)
with respect to any Project Finance Subsidiary, any cash distribution made by such Project Finance Subsidiary to the Borrower or any Subsidiary of the Borrower (other than any Project Finance Subsidiary) to the extent not previously included in the equity and earnings of the Borrower and its Subsidiaries; and

(b) decreased (without duplication) by non-cash gains to the extent included in calculating such Consolidated Net Income for such period other than (A) non-cash gains to the extent they represent the reversal of an accrual or cash reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and (B) non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period;
provided, that for purposes of calculating Consolidated EBITDA for any measurement period set forth below, Consolidated EBITDA for any period set forth below included in the four-fiscal quarter period ending on such date shall be deemed to equal the amount set forth below for such period:
Period:	Consolidated EBITDA
Fiscal quarter ending March 31, 2017	$94,000,000
Fiscal quarter ending June 30, 2017	$102,000,000
Fiscal quarter ending September 30, 2017	$96,000,000
Fiscal quarter ending December 31, 2017	$92,000,000

provided, further, that:
(A) for purposes of calculating Consolidated EBITDA for any fiscal quarter in which the Closing Date occurs and any prior fiscal quarter for which an amount is not specified above, Consolidated EBITDA shall be determined based on the combined pro forma financial results of the Borrower and its Subsidiaries and of the Target and its Subsidiaries (and include actual results for the period of time following the Closing Date) in a manner reasonably satisfactory to the Borrower and the Administrative Agent; and
(B) for the purposes of determining Consolidated EBITDA (solely for purposes of determining compliance with Section 7.11, but not for any other purpose, including, without limitation, the calculation of the Applicable Rate), to the extent such amounts are included as deductions from Consolidated EBITDA for the period, Borrower may add back all amounts attributed to the Permitted Ichthys Charges.
"Consolidated Funded Indebtedness" means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP and without duplication, all (a) Indebtedness for borrowed money (including Obligations hereunder) and all obligations evidenced by notes, bonds, debentures, loan agreements or similar instruments, (b) Indebtedness in respect of the deferred purchase price of property or services (which Indebtedness excludes, for the avoidance of doubt, trade accounts payable or similar obligations to a trade creditor in the ordinary course of business and any contingent earn-out obligation or other contingent obligation related to an acquisition or an Investment permitted hereunder), (c) Indebtedness arising under letters of credit, (d) all Attributable Indebtedness, (e) Guarantees of the foregoing types of Indebtedness, and (f) all Indebtedness of the types referred to in clauses (a) through (e) above of any partnership in which the Borrower or a Subsidiary is a general partner (unless such Indebtedness is expressly made non-recourse to such Person); provided that "Consolidated Funded Indebtedness" shall exclude (i) Performance Contingent Obligations, (ii) all obligations under any Swap Contract, (iii) Indebtedness of Project Finance Subsidiaries; (iv) obligations under letter of credit reimbursement agreements with respect to any Commercial Letters of Credit, in each case, so long as such letters of credit remain undrawn; (v) obligations with respect to bid, performance or similar project-related bonds, bank guarantees and bankers' acceptances obtained in the ordinary course of the Borrower's and its Subsidiaries' business or consistent with past practice or ordinary course industry norms, so long as such bonds or other instruments remain undrawn; and (vi) obligations with respect to letters of credit, bankers' acceptances and bank guarantees, in each case to the extent collateralized with cash and/or Cash Equivalents; provided that at any time during the Availability Period for the Term A-2 Facility, Consolidated Funded Indebtedness will be computed to include as the outstanding amount of the Term A-2 Facility an amount equal to the greater of (a) the actual amount of Term A-2 Loans outstanding at such time or (b) the lesser of (i) $235 million and (ii) the unused Term A-2 Commitment plus the Term A-2 Loans outstanding at such time.
"Consolidated Interest Charges" means, for the Borrower and its Subsidiaries (other than Project Finance Subsidiaries) for any period, total interest expense of the Borrower and its Subsidiaries (other than Project Finance Subsidiaries), on a consolidated basis and without duplication, accrued in that period as shown in the profit and loss statement for that period, determined in accordance with GAAP, including Commitment Fees owed with respect to the unused portion of the Facilities, other fees under the Loan Documents, charges in respect of Financial Letters of Credit and the portion of any obligations under any Capitalized Lease allocable to interest expense, but excluding (i) amortization, expensing or write-off of financing costs or debt discount or expense, and (ii) the portion of the upfront costs and expenses for Swap Contracts (to the extent included in interest expense) fairly allocated to such Swap Contracts as expenses for such period, less interest income on Swap Contracts for that period and Swap Contracts payments received.
"Consolidated Interest Coverage Ratio" means, as of any date of determination, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Charges, in each case, of or by the Borrower and its Subsidiaries (other than Project Finance Subsidiaries) on a consolidated basis for the most recently completed Measurement Period.
"Consolidated Leverage Ratio" means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Measurement Period.
"Consolidated Net Income" shall mean, for the Borrower and its Subsidiaries for any period of measurement, the consolidated net income (or net loss) of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that in computing such amount for the Borrower and its Subsidiaries, there shall be excluded (a) any consolidated net income (or loss) allocable to the Project Finance Subsidiaries of the Borrower, (b) extraordinary gains and extraordinary losses of the Borrower and its Subsidiaries for such period, and (c) the undistributed net income of a Subsidiary to the extent that the ability of such Subsidiary to pay dividends or distributions on equity to the Borrower or to a Subsidiary is, as of the date of determination of Consolidated Net Income, restricted by its Organization Documents, any contractual obligation (other than this Agreement), or any Law.
 "Consolidated Senior Secured Leverage Ratio" means, as of any date of determination, the ratio of (a) Consolidated Senior Secured Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Measurement Period.
"Consolidated Senior Secured Indebtedness" means, at any time, without duplication, the aggregate principal amount of all Consolidated Funded Indebtedness of the Borrower and its Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP that, as of such date, is secured by a Lien on any asset of the Borrower or any Subsidiary.
"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  "Controlling" and "Controlled" have meanings correlative thereto.
"Credit Extension" means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
"Cumulative Available Amount" means, as of any date of determination, the sum (without duplication) of:
(a)  $140,000,000, plus
(b) an amount (which shall not be less than zero) equal to the difference between (i) the cumulative amount of Excess Cash Flow for each fiscal year commencing with the fiscal year ending December 31, 2019 minus (ii) without duplication, the aggregate amount of Excess Cash Flow that was applied (or that was required to be applied) to make permanent repayments of the Loans pursuant to Section 2.05(b), plus
(c) the Net Cash Proceeds received by the Borrower from the issuance of Equity Interests (other than Disqualified Stock) of the Borrower after the Closing Date and prior to the date of such determination (but excluding any amount utilized to make any Restricted Payment pursuant to Section 7.06(b) or an Investment pursuant to Section 7.03(o)), plus
(d) the Net Cash Proceeds received by the Borrower or a Subsidiary (other than a Project Finance Subsidiary) from any issuance by the Borrower a Subsidiary (other than a Project Finance Subsidiary) of any Indebtedness or Disqualified Stock to a third party after the Closing Date to the extent such Indebtedness or Disqualified Stock has been exchanged for, or converted into, Equity Interests (other than Disqualified Stock) of the Borrower plus the amount of any cash received by the Borrower or any Subsidiary (other than a Project Finance Subsidiary) upon any such conversion or exchange, plus
(e) all Declined Amounts retained by the Borrower prior to the date of such determination, minus
(f) the amount of Restricted Payments made (or, if earlier, declared) pursuant to Section 7.06(e) utilizing the Cumulative Available Amount during the period after the Closing Date and prior to the date of such determination.
"Customary Permitted Liens" means:
(a) Liens (other than Environmental Liens and any Lien imposed under ERISA) for Taxes, assessments or charges of any Governmental Authority or claims not yet more than 30 days past due or (or, if failure to pay prior to delinquency but after the due date does not result in additional amounts being due, which are not yet delinquent) or the payment of which is not, at such time, required by Section 6.04,
(b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, customs and revenue authorities and other Liens (other than any Lien imposed under ERISA) imposed by law and created in the ordinary course of business for amounts not yet more than 30 days past due, or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with the provisions of GAAP or equivalent applicable accounting standards,
(c) Liens (other than any Lien imposed under ERISA) incurred or deposits made in the ordinary course of business (including, without limitation, trade contracts, governmental contracts, surety bonds, appeal bonds, performance bonds, completion bonds and Liens securing obligations under indemnity agreements for surety bonds) or other Liens in connection with workers' compensation, unemployment insurance and other types of social security benefits,
(d) Liens consisting of any right of offset, or any statutory or consensual banker's lien, on bank deposits or securities accounts maintained in the ordinary course of business so long as such bank deposits or securities accounts are not established or maintained for the purpose of providing such right of offset or banker's lien,
(e) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and other restrictions, charges or encumbrances (whether or not recorded), which do not interfere materially and adversely with the ordinary conduct of the business of the Borrower and its Subsidiaries taken as a whole,
(f) building restrictions, zoning laws, entitlements, conservation and environmental restrictions and other similar statutes, law, rules, regulations, ordinances and restrictions, now or at any time hereafter adopted by any Governmental Authority having jurisdiction,
(g) Liens in connection with sales of receivables in connection with energy service company projects,
(h) licenses, sublicenses, leases or subleases granted to third parties and not interfering in any material respect with the ordinary conduct of the business of the Borrower and the Subsidiaries, taken as a whole,
(i) any (A) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (B) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (C) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (B), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease,
(j) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods,
(k) Liens in favor of United States Governmental Authorities on deposit accounts in connection with auctions conducted on behalf of such Governmental Authorities in the ordinary course of business; provided that such Liens apply only to the amounts actually obtained from auctions conducted on behalf of such Governmental Authorities,
(l) Liens arising from precautionary Uniform Commercial Code financing statement or similar filings made in respect of operating leases entered into by the Borrower or any of its Subsidiaries,
(m) Liens on cash and Cash Equivalents consisting of proceeds of Indebtedness permitted hereunder issued by the Borrower or a Subsidiary under any indenture or similar debt instrument, pursuant to customary escrow arrangements that require the release of such cash and Cash Equivalents within 120 days after the date that such escrow is established and funded, provided that such Liens extend solely to the account in which such cash and Cash Equivalents are deposited and are solely in favor of the holders of such Indebtedness (or any agent or trustee for such Person or Persons),
(n) Liens on cash and Cash Equivalents that are earmarked to be used to satisfy, defease or discharge Indebtedness; provided that (w) such cash and Cash Equivalents are deposited into an account from which payment is to be made, directly or indirectly, to the Person or Persons holding the Indebtedness that is to be satisfied, defeased or discharged, (x) such Liens extend solely to the account in which such cash and Cash Equivalents are deposited and are solely in favor of the Person or Persons holding the Indebtedness (or any agent or trustee for such Person or Persons) that is to be satisfied, defeased or discharged and (y) the satisfaction, defeasance or discharge of such Indebtedness is permitted hereunder,
(o) Liens (i) on cash advances and earnest money deposits in favor of the seller of any property to be acquired in an acquisition of property or other Investment permitted pursuant to Section 7.03 to be applied against the purchase price for such acquisition or Investment (or as payment of breakup fees), (ii) consisting of an agreement to Dispose of any property in a transaction permitted by this Agreement, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien and such Lien relates solely to such agreement and the property to be Disposed, and (iii) on cash in escrows established for an adjustment in purchase price or liabilities or indemnities for Dispositions or an acquisition of property or other Investment, to the extent the relevant Disposition, acquisition or Investment is permitted hereby,
(p) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods by the Borrower or any of the Subsidiaries in the ordinary course of its business or consistent with past practice or ordinary course industry norms,
(q) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto, and
(r) Liens on the Investments described in Section 7.03(r) securing the obligations described therein.
"Debtor Relief Laws" means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
"Declined Amounts" has the meaning specified in Section 2.05(d).
"Declining Lender" has the meaning specified in Section 2.05(d).
"Default" means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
"Default Rate" means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans under the Term B Facility plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.
"Defaulting Lender" means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender's determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the applicable L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender's obligation to fund a Loan hereunder and states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuers, the Swing Line Lender and each other Lender promptly following such determination.
"Designated Jurisdiction" means any country or territory to the extent that such country or territory itself is the subject of any Sanction.
"Designated Non-Cash Consideration" means non-cash consideration received by the Borrower or a Subsidiary in connection with a Disposition pursuant to Section 7.05(q) in the nature of a promissory note from the purchaser with a maturity of less than one year of the date of such Disposition.
"Disclosed Litigation" means litigation disclosed in the Forms 10-K and 10-Q filed by the Borrower with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, prior to the Closing Date and any other litigation disclosed on Schedule 5.06.
"Disposition" or "Dispose" means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; excluding, for purpose of clarification, any transaction constituting a Restricted Payment.
"Disqualified Institution" means, on any date, (a) any Person identified by the Borrower to Bank of America, in its capacity as Arranger, prior to the Closing Date, (b) any other Person that is a Competitor of the Borrower or any of its Subsidiaries, which Person has been designated by the Borrower as a "Disqualified Institution" by written notice to the Administrative Agent (specifying such Person by legal name) not less than 2 Business Days prior to such date, (c) any Affiliates of any such entities identified under clauses (a) and (b) of this definition that are either (i) clearly identifiable as Affiliates on the basis of such Affiliate's legal name or (ii) identified in writing by legal name in a written notice to the Administrative Agent and the Lenders not less than 2 Business Days prior to such date; provided that "Disqualified Institutions" shall exclude (x) any Person that the Borrower has designated as no longer being a "Disqualified Institution" by written notice delivered to the Administrative Agent and the Lenders from time to time and (y) any bona fide debt fund or investment vehicle of any Competitor that is engaged in making, purchasing, holding or otherwise investing in commercial loans, fixed-income instruments, bonds and similar extensions of credit in the ordinary course of business with separate fiduciary duties to investors in such fund or vehicle.
 "Disqualified Stock" means, with respect to any Person, any Equity Interest that by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable, or upon the happening of any event:

(a)          matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(b)          is convertible or exchangeable for Indebtedness or Disqualified Stock, excluding Equity Interests convertible or exchangeable solely at the option of the Borrower or a Subsidiary, provided that any such conversion or exchange shall be deemed an incurrence of Indebtedness or Disqualified Stock, as applicable; or

(c)           is redeemable at the option of the holder thereof, in whole or in part;

in the case of each of clauses (a), (b) and (c), on or prior to the date that is 91 days after the latest Maturity Date then in effect (as of the date of the issuance, grant, sale, distribution or other provision of such Equity Interests to holders thereof); provided that any Equity Interest that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Equity Interest upon the occurrence of an "asset sale" or "change of control" occurring prior to the date that is 91 days after the latest Maturity Date (as of the date of the issuance, grant, sale, distribution or other provision of such Equity Interests to holders thereof) shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Equity Interests are not more favorable to the holders of such Equity Interests than the provisions of Section 7.05 or of Section 8.01(k) to the Lenders.  Notwithstanding the foregoing: (i) any Equity Interests issued to any employee or to any plan for the benefit of employees of the Borrower or an, of its Subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employees' termination, death or disability and (ii) any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests (other than Disqualified Stock) shall not be deemed to be Disqualified Stock.
"Dollar" and "$" mean lawful money of the United States.
"Dollar Equivalent" means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.
"Domestic Subsidiary" means any Subsidiary that is organized under the laws of any political subdivision of the United States.
"Dutch Auction" has the meaning specified in Section 10.06(h).
"ECF Prepayment Percentage" means, for any relevant fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2019, (a) 50% if the Consolidated Leverage Ratio as of the last day of such fiscal year is greater than or equal to 2.75 to 1.00, (b) 25% if the Consolidated Leverage Ratio as of the last day of such fiscal year is less than 2.75 to 1.00 but greater than or equal to 2.25 to 1.00, and (c) 0% if the Consolidated Leverage Ratio as of the last day of such fiscal year is less than 2.25 to 1.0.
 "EEA Financial Institution" means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
 "EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
 "EEA Resolution Authority" means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
"Eligible Assignee" means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).  For the avoidance of doubt, any Disqualified Institution is subject to Section 10.06(g).
"Environment" means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetland, flora and fauna.
"Environmental Laws" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, agreements or governmental restrictions relating to pollution or the protection of the Environment or human health (to the extent related to exposure to Hazardous Materials), including those relating to the manufacture, generation, handling, transport, storage, treatment, Release or threat of Release of Hazardous Materials.
"Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
"Environmental Lien" means a Lien in favor of any Governmental Authority for (1) any liability under any Environmental Laws, or (2) damages arising from or costs incurred by such Governmental Authority in response to a Release or threatened Release of Hazardous Materials.
"Environmental Permit" means any permit, approval, identification number, license or other authorization from a governmental agency required under any Environmental Law.
"Equity Interests" means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided, that, for all purposes other than Section 7.06 and the definition of "Restricted Payment", Equity Interests shall exclude (in each case prior to conversion or settlement into Equity Interests) debt securities convertible into Equity Interests (irrespective of whether required to be settled in or converted into Equity Interests or cash) prior to such conversion.
"ERISA" means the Employee Retirement Income Security Act of 1974.
"ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
"ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan or Multiemployer Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; or (i) a failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by the Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.
 "EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
 "Euro" and "€" mean the single currency of the Participating Member States.
"Eurocurrency Rate" means:
(a) With respect to any Credit Extension:
 (i) denominated in a LIBOR Quoted Currency, the rate per annum equal to the London Interbank Offered Rate ("LIBOR") or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;
 (ii) denominated in Australian dollars, the rate per annum equal to the average bid Bank Bill Swap Reference Bid Rate ("BBSY") or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 10:30 a.m. (Melbourne, Australia time) on the Rate Determination Date with a term equivalent to such Interest Period; and
 (iii) with respect to a Credit Extension denominated in any other Non-LIBOR Quoted Currency, the rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the Lenders pursuant to Section 1.06(a); and
(b) for any rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;
 provided that (x) to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent; and (y) if the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
"Eurocurrency Rate Loan" means a Loan that bears interest at a rate based on clause (a) of the definition of "Eurocurrency Rate".  Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency.  All Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.
"Event of Default" has the meaning specified in Section 8.01.
"Excess Cash Flow" means, for any fiscal year of the Borrower, the excess (if any) of:
(a) Consolidated EBITDA for such fiscal year, minus
(b) the sum (for such fiscal year, without duplication) of:
(i) Consolidated Interest Charges actually paid in cash by the Borrower or any of its Subsidiaries (excluding Project Finance Subsidiaries),
(ii) the aggregate amount of scheduled or (other than in respect of Loans) voluntary principal payments, repayments, repurchases and redemptions of Indebtedness made by the Borrower or any of its Subsidiaries (excluding Project Finance Subsidiaries) during such fiscal year, and mandatory prepayments of Term Loans pursuant to Section 2.05(b)(ii) to the extent required due to a disposition that resulted in an increase to Consolidated Net Income of the Borrower and its Subsidiaries and not in excess of such increase, in each case but only to the extent that amounts subject to such payments, repayments, repurchases and redemptions by their terms cannot be re-borrowed or redrawn and do not occur in connection with a refinancing of all or any portion of such Indebtedness,
(iii) Capital Expenditures, Permitted Acquisitions and similar Investments (including Investments in Joint Ventures and Minority Investments, but excluding Investments in cash and Cash Equivalents) actually made in cash by the Borrower and its Subsidiaries (excluding Project Finance Subsidiaries) during such fiscal year, excluding (A) all Capital Expenditures, Permitted Acquisitions and similar Investments to the extent funded with the proceeds of Indebtedness (other than extensions of credit under Revolving Credit Facility) and (B) Investments made utilizing the Cumulative Available Amount;
(iv) all taxes actually paid in cash by the Borrower and its Subsidiaries (excluding Project Finance Subsidiaries) during such fiscal year,
(v) all other items added to Consolidated Net Income in determining Consolidated EBITDA pursuant to clause (a)(iv) or clause (a)(v) of the definition thereof, to the extent paid in cash during such fiscal year,
(vi) payments made in cash on earnout obligations by the Borrower and its Subsidiaries (excluding Project Finance Subsidiaries) during such fiscal year,
(vii) the difference (whether positive or negative) of the amount of net working capital at the end of such fiscal year over the amount thereto at the end of the previous fiscal year,
(viii) the amount of Restricted Payments paid during such fiscal year pursuant to Section 7.06(g),
(ix) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Subsidiaries (excluding Project Finance Subsidiaries) during such fiscal year that are required to be made in connection with any prepayment of Indebtedness except to the extent funded with the proceeds of Indebtedness (other than extensions of credit under Revolving Credit Facility),
(x) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower and its Subsidiaries (excluding Project Finance Subsidiary) pursuant to binding contracts (the "Contract Consideration") entered into prior to or during such fiscal year with respect to which such Excess Cash Flow measurement is being calculated and relating to Permitted Acquisitions, Capital Expenditures or acquisitions or other Investments to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such fiscal year except to the extent intended to be financed with the proceeds of an incurrence or issuance of other Indebtedness (other than extensions of credit under the Revolving Credit Facility); provided that to the extent the aggregate amount utilized to finance such Permitted Acquisitions, Capital Expenditures or acquisitions or other investments during such fiscal year is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such fiscal year,
(xi) all other non-cash items increasing Consolidated EBITDA for such fiscal year, and
(xii) cash payments made by the Borrower and its Subsidiaries (excluding Project Finance Subsidiaries) during such fiscal year in respect of long-term pension liabilities (other than Indebtedness).
"Excluded Assets" has the meaning given thereto in the proviso to the definition of Collateral and Guarantee Requirement.
"Excluded Perfection Actions" has the meaning given thereto in the proviso to the definition of Collateral and Guarantee Requirement.
"Excluded Subsidiary" means (a) any Foreign Holding Company, (b) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary, (c) any Foreign Subsidiary, (d) any Subsidiary that is prohibited by applicable Law or contract (with respect to any such contractual restriction, only to the extent existing on the Closing Date or the date on which the applicable Person becomes a direct or indirect Subsidiary of the Borrower (and not created in contemplation of such acquisition)) from guaranteeing the Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee (unless such consent, approval, license or authorization has been received), (e) any bankruptcy remote special purpose receivables entity or captive insurance company designated by the Borrower and permitted hereunder, (f) each Project Finance Subsidiary, (g) in the case of any obligation under any hedging arrangement that constitutes a "swap" within the meaning of section 1(a)(947) of the Commodity Exchange Act, any Subsidiary of the Borrower that is not an "Eligible Contract Participant" as defined under the Commodity Exchange Act and (h) any Subsidiary that is a not-for-profit entity so long as such Subsidiary continues to be a not-for-profit entity.
"Excluded Swap Obligation" means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act (determined after giving effect to any "keepwell, support or other agreement" for the benefit of such Guarantor and any and all guarantees of such Guarantor's Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.
"Excluded Taxes" means any of the following Taxes imposed on or with respect to Recipient or required to be withheld or deducted from payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient's failure to comply with Section 3.01(e) and (d) any Taxes imposed pursuant to FATCA.
"Exempt Sale and Leaseback Transaction" means any Sale and Leaseback Transaction in which the sale or transfer of property occurs within 180 days of the acquisition or completion of construction of such property by the Borrower or any of its Subsidiaries.
"Existing Credit Agreements" means, collectively, that certain (a) Amended and Restated Revolving Credit Agreement dated as of September 25, 2015 among the Borrower, Citibank, N.A., as administrative agent, and the lenders from time to time party thereto, and (b) Credit Agreement dated as of October 30, 2017 among the Target, Bank of America, N.A., as administrative agent, the guarantors party thereto and the lenders from time to time party thereto.
"Existing Letters of Credit" means, collectively, those Letters of Credit set forth on Schedule 1.01(a).  Existing Letters of Credit shall be deemed, as of the Closing Date, to be outstanding under the Revolving Credit Facility.
"Extraordinary Receipt" shall mean any settlement of or payment in respect of any property or casualty insurance claim (excluding any claim in respect of business interruption) or any taking or condemnation proceeding relating to any asset of the Borrower or any Subsidiary, excluding any proceeds received by any Person in respect of any third party claim against such person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto, in each case in excess of $2,500,000.
"Facility" means the Term A-1 Facility, the Term A-2 Facility, the Term B Facility, the Revolving Credit Facility or the Performance Letter of Credit Facility, as the context may require.
"Facility Termination Date" means the date as of which all of the following shall have occurred:  (a) the Aggregate Commitments have terminated, (b) all Obligations have been paid in full (other than (i) contingent indemnification obligations that are not yet due and (ii) Secured Bilateral L/C Obligations and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements (other than any such obligations for which notice has been received by the Administrative Agent that either (x) amounts are currently due and payable under or in respect of such Secured Bilateral L/C Obligations, Secured Cash Management Agreement or Secured Hedge Agreement, as applicable, or (y) no arrangements reasonably satisfactory to the applicable Bilateral L/C Provider, Cash Management Bank or Hedge Bank have been made)), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit as to which other arrangements with respect thereto reasonably satisfactory to the Administrative Agent (to the extent the Administrative Agent is a party to such arrangements) and the applicable L/C Issuers shall have been made).
"FASB ASC" means the Accounting Standards Codification of the Financial Accounting Standards Board.
"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
 "Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.  Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
"Fee Letters" means, collectively, (a) the letter agreement, dated March 13, 2018, among the Borrower, the Administrative Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated and one or more other Arrangers, (b) the letter agreement, dated as of March 13, 2018, by and among the Borrower, the Administrative Agent, the Arrangers and the Co-Agents, and (c) each separate written agreement between the Borrower and the applicable party described in Section 2.03(j) or 2.09(b).
"Financial Covenant Event of Default" has the meaning specified in Section 8.01(b).
"Financial Letter of Credit" means a standby letter of credit supporting indebtedness owing to third parties and qualifying as a "financial standby letter of credit" as defined in 12 C.F.R. Part 3, Appendix A (Risk-Based Capital Guidelines), Section 4 or any successor regulation.
"Financial/Commercial Letter of Credit Sublimit" means an amount equal to $150,000,000 in the aggregate.  The Financial/Commercial Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.
"Foreign Holding Company" means any Subsidiary all or substantially all of the assets of which are comprised of Equity Interests in one or more Foreign Subsidiaries or CFC Debt.
"Foreign Lender" means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
"Foreign Subsidiary" means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.
"FRB" means the Board of Governors of the Federal Reserve System of the United States.
"Fronting Exposure" means, at any time there is a Defaulting Lender that is a Revolving Credit Lender or a Performance Letter of Credit Lender, (a) with respect to the L/C Issuers, such Defaulting Lender's Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender's participation obligation has been reallocated to other Revolving Credit Lenders or Performance Letter of Credit Lenders, as applicable, or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender's Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender's participation obligation has been reallocated to other Revolving Credit Lenders in accordance with the terms hereof.
"Fund" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
"Funding Indemnity Letter" means a funding indemnity letter in a form and substance reasonably satisfactory to the Administrative Agent.
"GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, subject to the provisions of Section 1.03.
"Governmental Authority" means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
"Guarantee" means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien), other than a Lien of the type permitted by Section 7.01(i), (j) or (l).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term "Guarantee" as a verb has a corresponding meaning.  The term "Guarantee" shall not include (i) endorsements of instruments for deposit or collection in the ordinary course of business, (ii) any obligation to the extent it is payable only in any Equity Interest (excluding Disqualified Stock) issued by the Borrower, (iii) any Lien on the Equity Interests of a Project Finance Subsidiary securing Project Financing, and (iv) any Lien on the Equity Interests of a Joint Venture securing Joint Venture Debt.
 "Guarantors" means, collectively, (a) each Material Domestic Subsidiary of the Borrower, (b) any other Person that is from time to time party to the Guaranty or any other agreement pursuant to which it guarantees the Obligations or any portion thereof and (c) with respect to (i) Obligations owing by any Loan Party (other than the Borrower) or any Subsidiary of the Borrower (other than any Project Finance Subsidiary) under any Swap Contract or any Cash Management Agreement or in respect of any Secured Bilateral L/C Obligations, and (ii) the payment and performance by each Specified Loan Party of its obligations under its Guaranty with respect to all Swap Obligations, the Borrower.  Notwithstanding anything herein or in any other Loan Document to the contrary, no Excluded Subsidiary shall constitute a Guarantor.
"Guaranty" means that certain Guaranty Agreement dated as of the Closing Date, by the Borrower and the Guarantors in favor of the Administrative Agent and the Secured Parties, and including as supplemented or joined from time to time by the execution and delivery of supplements and joinders as provided therein or as otherwise reasonably acceptable to the Administrative Agent, and any other document pursuant to which any Person Guarantees any portion of the Obligations.
"Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.
"Hedge Bank" means any Person that either (a) is a party to a Swap Contract permitted under Article VI or VII at the time it (or its Affiliate) becomes a Lender (including on the Closing Date) or (b) at the time it enters into a Swap Contract permitted under Article VI or VII, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract.
"Honor Date" has the meaning assigned to such term in Section 2.03(c).
"Ichthys Project" has the meaning assigned to such term in the definition of "Ichthys Project Joint Ventures".
"Ichthys Project Joint Ventures" means each of the joint ventures formed between the Borrower or one of its Subsidiaries, Chiyoda Corporation and JGC Corporation to provide engineering, procurement, supply and construction services in order to construct the Ichthys Onshore LNG Export Facility in Darwin, Australia (the "Ichthys Project").  As of the Closing Date, the Borrower or one of its Subsidiaries owns a 30% interest in each Ichthys Project Joint Venture.
"Ichthys Recovery Event" means any settlement or payment received, or net cash outlay reduced, in respect of the Ichthys Project, including, without limitation, any recovery from claims against suppliers, customers, subcontractors or any other third party in connection with the Ichthys Project (but, for the avoidance of doubt, excluding completion payments received in the ordinary course of business).
"Impacted Loans" has the meaning assigned to such term in Section 3.03.
"Increase Effective Date" has the meaning assigned to such term in Section 2.14(c).
"Incremental Increases" has the meaning specified in Section 2.14(a).
"Incremental Term A Loans" has the meaning assigned to such term in Section 2.14(a).
"Incremental Term B Loans" has the meaning assigned to such term in Section 2.14(a).
"Incremental Term Loans" has the meaning assigned to such term in Section 2.14(a).
"Indebtedness" means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments (other than Performance Contingent Obligations and any Guarantees thereof and contingent obligations under or relating to bank guaranties or surety, completion or performance bonds);
(c) net obligations of such Person under any Swap Contract if and to the extent such obligations would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;
(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable or similar obligations to a trade creditor in the ordinary course of business and other than any contingent earn-out obligation or other contingent obligation related to a Permitted Acquisition or an Investment or other acquisition permitted hereunder);
(e) Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person (other than a Lien of the type described in Section 7.01(i), (j) or (l)); provided, however, that the amount of Indebtedness of such Person shall be the lesser of (i) the fair market value of such asset at such date of determination and (ii) the amount of such Indebtedness of such other Person;
(f) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person;
(g) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any preferred stock (but excluding, in each case, any accrued dividends); and
(h) all Guarantees of such Person in respect of any of the foregoing Indebtedness.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any Guarantee of Indebtedness shall be determined in accordance with the definition of "Guarantee". Notwithstanding the foregoing, Indebtedness of the Borrower and its Subsidiaries shall not include short-term intercompany payables between or among two or more of the Borrower and its Subsidiaries arising from cash management transactions.  For the avoidance of doubt, in calculating the consolidated Indebtedness of the Borrower and its consolidated Subsidiaries, where one letter of credit, acceptance or bank guarantee is issued for the account of the Borrower or one of its Subsidiaries and which supports another letter of credit, acceptance or bank guarantee of the Borrower or such Subsidiary, the related Indebtedness shall only be included once.
Notwithstanding the preceding, "Indebtedness" of a Person shall not include:
(1) any indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens;
(2) any obligation arising from agreements of such Person providing for indemnification, adjustment of purchase price, earn outs, or similar contingent obligations, in each case, incurred or assumed in connection with the Disposition or acquisition of any business, assets or capital stock of a Subsidiary in a transaction permitted by this Agreement;
(3) obligations in respect of worker's compensation claims, self-insurance obligations and obligations under completion guaranties, in each case incurred by the Borrower or a Subsidiary in the ordinary course of its business or consistent with past practice or ordinary course industry norms; or
(4) any Performance Contingent Obligations.
"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
"Indemnitees" has the meaning specified in Section 10.04(b).
"Information" has the meaning specified in Section 10.07.
"Intellectual Property Security Agreement" has the meaning specified in the Security and Pledge Agreement.
"Interest Payment Date" means, (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Credit Facility for purposes of this definition).
"Interest Period" means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter (in each case, subject to availability), as selected by the Borrower in its Committed Loan Notice, or such other period that is twelve months or less requested by the Borrower and consented to by all the Appropriate Lenders; provided that:
(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(ii) any Interest Period pertaining to a Eurocurrency Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(iii) no Interest Period shall extend beyond the Maturity Date.
"Investment" means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment at any time outstanding shall be (i) the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, minus (ii) the amount of dividends or distributions received in connection with such Investment and any return of capital or repayment of principal received in respect of such Investment that, in each case, is received in cash or Cash Equivalents.
"IP Rights" has the meaning specified in Section 5.17.
"IRS" means the United States Internal Revenue Service.
"ISP" means, with respect to any Letter of Credit, the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
"Issuer Documents" means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by an L/C Issuer and the Borrower (or any other Permitted L/C Party) or in favor of such L/C Issuer and relating to such Letter of Credit.
"Joint Venture" means any Person (other than a Subsidiary of the Borrower) in which the Borrower (including ownership through Subsidiaries) owns Equity Interests representing 50% or less of the Equity Interests of such Person.
"Joint Venture Debt" means Indebtedness and other obligations of a Joint Venture or of a JV Subsidiary that owns Equity Interests in such Joint Venture, as to which the creditors will not, pursuant to the terms in the agreements governing such Indebtedness or other obligations, have any recourse to the Equity Interests in or assets of the Borrower or any Subsidiary, other than the assets of such JV Subsidiary related to such Joint Venture, and the assets of and Equity Interests in, such Joint Venture, provided that, except for Performance Contingent Obligations, neither the Borrower nor any Subsidiary (other than such JV Subsidiary) (a) provides any direct or indirect credit support, including any undertaking, agreement or instrument that would constitute Indebtedness or (b) is otherwise directly or indirectly liable for such Indebtedness.
"JV Subsidiary" means each Subsidiary of the Borrower (a) that directly holds an Equity Interest in any Joint Venture and (b) that has no other material assets.
"Laws" means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
"L/C Advance" means, with respect to each Revolving Credit Lender and Performance Letter of Credit Lender, such Lender's funding of its participation in any applicable L/C Borrowing in accordance with its Applicable Revolving Credit Percentage or Applicable Performance Letter of Credit Percentage, as applicable.  All L/C Advances shall be denominated in Dollars.
"L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or, to the extent applicable, refinanced as a Revolving Credit Borrowing.  All L/C Borrowings shall be denominated in Dollars.
"L/C Credit Extension" means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
"L/C Issuer" means (a) with respect to the Revolving Credit Facility, (i) Bank of America, (ii) BBVA Compass, (iii) Citibank, N.A., (iv) BNP Paribas, (v) The Bank of Nova Scotia, (vi) MUFG Bank, Ltd., and (vii) any other Revolving Credit Lender that becomes an L/C Issuer in accordance with Section 2.03(m) hereof (in each case under (i) through (vii), for so long as such Person shall have a Letter of Credit Commitment), and (b) with respect to the Performance Letter of Credit Facility, (i) Bank of America, (ii) BBVA Compass, (iii) Citibank, N.A., (iv) BNP Paribas, (v) The Bank of Nova Scotia, (vi) MUFG Bank, Ltd., and (vii) any other Performance Letter of Credit Lender that becomes an L/C Issuer in accordance with Section 2.03(m) hereof, each in its respective capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder, but excluding any Lender that resigns or is removed as an L/C Issuer pursuant to the terms hereof (except to the extent such Person has continuing rights and/or obligations with respect to Letters of Credit after such resignation or removal).  References to the L/C Issuer herein shall, as the context may indicate (including with respect to any particular Letter of Credit, L/C Credit Extension, L/C Borrowing or L/C Obligations), mean the applicable L/C Issuer, each L/C Issuer, any L/C Issuer, or all L/C Issuers.
"L/C Obligations" means, as at any date of determination with respect to the applicable Facility, the aggregate amount available to be drawn under all outstanding Letters of Credit under such Facility plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings under such Facility.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be "outstanding" in the amount so remaining available to be drawn.
"Lender" has the meaning specified in the introductory paragraph hereto and, unless the context otherwise requires, includes the Swing Line Lender.
"Lending Office" means, as to any Lender, the office or offices of such Lender described as such in such Lender's Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate.  Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.
"Letter of Credit" means (a) any Commercial Letter of Credit, Financial Letter of Credit or Performance Letter of Credit issued hereunder or (b) any Existing Letter of Credit.  Letters of Credit may be issued in Dollars or in an Alternative Currency.
"Letter of Credit Application" means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by an L/C Issuer.
"Letter of Credit Commitment" means, as to any L/C Issuer at any time, the amount set forth on Schedule 1.01(c) (as such schedule may be updated from time to time pursuant to Section 2.03 or otherwise, which update shall be provided to the Administrative Agent for incorporation into such updated Schedule 1.01(c)), to be the maximum face amount to be issued by each such L/C Issuer of (a) Commercial and Financial Letters of Credit under the Revolving Credit Facility and (b) Performance Letters of Credit under the Revolving Credit Facility and the Performance Letter of Credit Facility.
"Letter of Credit Expiration Date" means the day that is seven days prior to the Maturity Date then in effect for the Revolving Credit Facility or the Performance Letter of Credit Facility, as applicable (or, if such day is not a Business Day, the next preceding Business Day).
"Letter of Credit Fee" has the meaning specified in Section 2.03(i).
"LIBOR" has the meaning specified in the definition of Eurocurrency Rate.
"LIBOR Quoted Currency" means each of the following currencies: Dollars; Euro; Sterling; Yen; and Swiss Francs; in each case as long as there is a published LIBOR rate with respect thereto.
"LIBOR Screen Rate" means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).
"LIBOR Successor Rate" has the meaning provided in Section 3.03(b).
"LIBOR Successor Rate Conforming Changes" means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower).
"Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, easement, right-of-way or other encumbrance on title to real property, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).
"Limited Condition Transaction" means any Permitted Acquisition or other Investment the consummation of which is not conditioned (under the applicable purchase agreement or other applicable agreement) on the availability of, or on obtaining, third-party financing (as notified by the Borrower to the Administrative Agent on or prior to the time at which the applicable Loan Party enters into such purchase agreement or other applicable agreement).
"Loan" means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan.
"Loan Documents" means, collectively, this Agreement, each Note, the Guaranty, each Collateral Document, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.16 of this Agreement, and each Fee Letter.
"Loan Parties" means, collectively, the Borrower and each Guarantor.
"London Banking Day" means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.
"Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of the Loan Parties (taken as a whole) to perform their respective obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
 "Material Commercial Tort Claim" means any commercial tort claim with respect to which a Loan Party is the plaintiff or a beneficiary and that makes a claim for damages, or other claim for judgment, in an amount greater than or equal to $10,000,000.
"Material Domestic Subsidiary" means each wholly-owned Domestic Subsidiary of the Borrower (other than an Excluded Subsidiary) that individually generates greater than or equal to 5% of the total revenue of the Borrower and its Domestic Subsidiaries for the most recently ended Measurement Period; provided that if the aggregate revenue of the Borrower and all Material Domestic Subsidiaries represents less than 95% of the total revenue of the Borrower and its Domestic Subsidiaries for the most recently ended Measurement Period, then in such case the Borrower shall identify additional wholly-owned Domestic Subsidiaries to constitute Material Domestic Subsidiaries such that the foregoing 95% test is satisfied (or, if the 95% test is not satisfied with all wholly-owned Domestic Subsidiaries other than Excluded Subsidiaries, then all wholly-owned Domestic Subsidiaries other than Excluded Subsidiaries of the Borrower shall constitute "Material Domestic Subsidiaries").
"Maturity Date" means (a) with respect to the Revolving Credit Facility, April 25, 2023, (b) with respect to the Performance Letter of Credit Facility, April 25, 2023, (c) with respect to each Term A Facility, April 25, 2023, and (d) with respect to the Term B Facility, April 25, 2025; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
"Measurement Period" means, at any date of determination, the most recently completed four fiscal quarters of the Borrower.
"Minimum Collateral Amount" means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 102% of the Fronting Exposure of the applicable L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.16(a)(i), (a)(ii) or (a)(iii), an amount equal to 102% of the Outstanding Amount of all L/C Obligations, and (c) otherwise, an amount determined by the Administrative Agent and the applicable L/C Issuer in their sole discretion.
"Minority Investment" means an Investment by the Borrower or any Subsidiary in the Equity Interests of another Person (other than the Borrower or any Subsidiary) whose primary business at such time is substantially the same as one or more business lines of the Borrower or such Subsidiary or reasonably related thereto that results in the direct ownership by the Borrower or a Subsidiary of less than 50% of the outstanding Equity Interests of such other Person, irrespective of whether the board of directors (or other governing body) of such Person has approved such Investment; provided that a "Minority Investment" shall not include (a) Investments in Joint Ventures existing on the Closing Date, (b) Investments in any securities received in satisfaction or partial satisfaction from financially troubled account debtors or (c) Investments made or deemed made as a result of the receipt of non-cash consideration in connection with Dispositions otherwise permitted hereunder.
"MNPI" has the meaning assigned to such term in Section 10.06(h)(iv).
"MNPI Representation" has the meaning assigned to such term in Section 10.06(h)(iv).
"Moody's" means Moody's Investors Service, Inc. and any successor thereto.
"Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions, or to which the Borrower or any ERISA Affiliate has any liability (contingent or otherwise).
"Multiple Employer Plan" means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA, including any such Plan to which the Borrower or any ERISA Affiliate has any liability (contingent or otherwise).
"Net Cash Proceeds" means:
(a)
with respect to any Disposition by the Borrower or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount, plus any interest, fees, premiums and other amounts, of any Indebtedness that is secured by the applicable asset or otherwise subject to mandatory prepayment as a result of such event that must by its terms, or in order to obtain a necessary consent to such Disposition, or by applicable Law, be repaid out of the proceeds from such Disposition and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) all fees, commissions and the actual out-of-pocket expenses incurred or payable by the Borrower or such Subsidiary to third parties in connection with such transaction, (C) Taxes paid or reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith and the amount of any reserves established by the Borrower and its Subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are directly attributable to such event (provided that any determination by the Borrower that Taxes estimated to be payable are not payable and any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of Net Cash Proceeds in the amount of the estimated Taxes not payable or such reduction as if received at the time of the original transaction giving rise to such Net Cash Proceeds, as applicable), (D) the pro rata portion of net cash proceeds thereof (calculated without regard to this subclause (D)) attributable to minority interests or beneficial interests in the Disposed asset and not available for distribution to or for the account of the Borrower and the Subsidiaries as a result thereof;

(b) in the case of any Extraordinary Receipt (excluding in connection with any Ichthys Recovery Event), the aggregate amount of cash proceeds of insurance, condemnation awards and other compensation (excluding proceeds constituting business interruption insurance or other similar compensation for loss of revenue) received by the Borrower or any Subsidiary in respect of such Extraordinary Receipt net of (A) fees and expenses incurred by or on behalf of the Borrower or any Subsidiary in connection with such receipt, (B) repayments of principal, interest, premiums, fees and other amounts in respect of Indebtedness (other than Indebtedness hereunder) to the extent secured by a Lien on such property that is permitted by the Loan Documents, and (C) any Taxes paid or reasonably estimated to be payable (with any such estimate later not proving to have been payable (other than as a result of payment thereof) becoming Net Cash Proceeds at such time) by or on behalf of the Borrower or any Subsidiary in respect of the amount so received (after application of all credits and other offsets arising from such Extraordinary Receipt) and amounts required to be paid to any Person (other than any Loan Party) owning a beneficial interest in the subject property; and
(c) in the case of any Ichthys Recovery Event, the aggregate amount of cash proceeds received (or net cash outlays reduced) by the Borrower, any Subsidiary of the Borrower or any Joint Venture in which the Borrower or any Subsidiary is a Joint Venture partner (including, without limitation, the Ichthys Project Joint Ventures, but limited to the share of such Ichthys Project Joint Venture allocable to the Borrower and its Subsidiaries) as collections or recoveries with respect to the Ichthys Project, whether as proceeds of insurance, payments or setoffs from joint venture partners, customers or subcontractors; receipts from judgments or settlements, or otherwise, but, for the avoidance of doubt, excluding completion payments received in the ordinary course of business, net of (i)  fees and expenses incurred by or on behalf of the Borrower or any Subsidiary or Joint Venture in connection with recovery thereof and (ii) any Taxes paid or reasonably estimated to be payable (with any such estimate later not proving to have been payable (other than as a result of payment thereof) becoming Net Cash Proceeds at such time) by or on behalf of the Borrower or any Subsidiary or Joint Venture in respect of the amount so recovered (after application of all credits and other offsets arising from such Ichthys Recovery Event) and amounts required to be paid to any Person (other than any Loan Party) owning a beneficial interest in any such recovery proceeds.
"New Financing" has the meaning specified in Section 2.05(a)(i).
"Non-Consenting Lender" means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders.
"Non-Defaulting Lender" means, at any time, each Lender that is not a Defaulting Lender at such time.
"Non-LIBOR Quoted Currency" means any currency other than a LIBOR Quoted Currency.
"Note" means a Term A-1 Note, a Term A-2 Note, a Term B Note or a Revolving Credit Note, as the context may require.
"Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Bilateral L/C Obligation, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that the Obligations shall exclude any Excluded Swap Obligations.
"OFAC" means the Office of Foreign Assets Control of the United States Department of the Treasury.
"Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, Joint Venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Documents).
"Other Taxes" means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).
"Outstanding Amount" means (a) with respect to Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.
"Overnight Rate" means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the applicable L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.
"Participant" has the meaning specified in Section 10.06(d).
"Participant Register" has the meaning specified in Section 10.06(d).
"Participating Member State" means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
"PBGC" means the Pension Benefit Guaranty Corporation.
"Pension Funding Rules" means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
"Pension Plan" means any employee pension benefit plan (including a Multiple Employer Plan but excluding a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
"Performance Contingent Obligations" means any bid, performance or similar project related bonds, parent company performance guarantees, bank performance guaranties or surety bonds or Performance Letters of Credit.

"Performance Letter of Credit" means a standby letter of credit used directly or indirectly to cover bid, performance, advance and retention obligations and qualifying as a "performance based standby letter of credit" under 12 C.F.R. Part 3, Appendix A, Section 3(b)(2)(i) or any successor U.S. Comptroller of the Currency regulation, including, without limitation, letters of credit issued in favor of sureties who in connection therewith cover bid, performance, advance and retention obligations.

"Performance Letter of Credit Commitment" means, as to each Performance Letter of Credit Lender, its obligation to purchase participations in L/C Obligations under the Performance Letter of Credit Facility in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Performance Letter of Credit Lender's name on Schedule 2.01 under the caption "Performance Letter of Credit Commitment" or opposite such caption in the Assignment and Assumption pursuant to which such Performance Letter of Credit Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
"Performance Letter of Credit Exposure" means, as to any Performance Letter of Credit Lender at any time, the aggregate Outstanding Amount at such time of its participation in L/C Obligations under the Performance Letter of Credit Facility at such time.
"Performance Letter of Credit Facility" means, at any time, the aggregate amount of the Performance Letter of Credit Lenders' Performance Letter of Credit Commitments at such time.
"Performance Letter of Credit Increase" has the meaning assigned to such term in Section 2.14(a).

"Performance Letter of Credit Increase Lender" has the meaning assigned to such term in Section 2.14(d).

"Performance Letter of Credit Lender" means, at any time, any Lender that has a Performance Letter of Credit Commitment at such time.
"Permitted Acquisition" means the non-hostile purchase or other acquisition of one or more related businesses so long as:
(a) the Person to be acquired becomes, or the assets to be acquired are acquired by, the Borrower or a Subsidiary of the Borrower (other than a Project Finance Subsidiary);
(b) (A) immediately before and immediately after giving pro forma effect to any such acquisition, no Event of Default shall have occurred and be continuing and (B) without limitation of clause (c) below, immediately after giving effect to such acquisition and all related transactions (including any incurrence and repayment of Indebtedness), the Borrower and its Subsidiaries shall be in pro forma compliance with all of the other covenants set forth in Section 7.11, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such acquisition and all related transactions had been consummated as of the first day of the fiscal period covered thereby; provided that if such acquisition is a Limited Condition Transaction, the conditions in (A) and (B) above may be satisfied as of the date of the entering into of the definitive agreement for such Limited Condition Transaction so long as no Specified Default shall have occurred and be continuing at the time of, or would result from, the consummation thereof;
(c) after giving effect to such acquisition, the Consolidated Leverage Ratio (determined as of the most recently completed relevant period after giving pro forma effect to such acquisition, any adjustments to adjusted Consolidated EBITDA made in connection therewith and any Indebtedness (including any Credit Extensions) incurred in connection therewith) shall be at least 0.25 less than the then-applicable Consolidated Leverage Ratio required pursuant to Section 7.11(b); provided that if such acquisition is a Limited Condition Transaction, this condition may be satisfied as of the date of the entering into of the definitive agreement for such Limited Condition Transaction;
(d) the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be substantially the same lines of business as one or more of the businesses of the Borrower and its Subsidiaries in the ordinary course or reasonably related thereto, except that the Borrower or applicable Subsidiary may also acquire some unrelated lines of business that such Borrower or applicable Subsidiary may dispose of following the acquisition; and
(e) the Administrative Agent shall have received a certificate certifying that all the requirements set forth in this definition have been satisfied with respect to such purchase or other acquisition, together with reasonably detailed calculations demonstrating satisfaction of the requirements set forth in clauses (b) and (c) above.
"Permitted Credit Agreement Refinancing Indebtedness" has the meaning assigned to such term in Section 7.02(o).
"Permitted First Priority Refinancing Indebtedness" has the meaning assigned to such term in Section 7.02(o).
"Permitted Ichthys Charges" means, as to any test period, charges incurred by the Borrower directly attributable to the Ichthys Project, in an aggregate amount during the term of this Agreement not to exceed $50 million.
"Permitted L/C Party" means the Borrower, any Subsidiary of the Borrower and any Joint Venture.
"Permitted Liens" means the Liens permitted by Section 7.01.
"Permitted Non-Recourse Indebtedness" means Indebtedness of a Project Finance Subsidiary incurred in connection with the acquisition, construction, repair, improvement or operation by such Project Finance Subsidiary of any property which, to the extent secured by a Lien on any asset of the Borrower or any Subsidiary, is secured pursuant to a Lien permitted by Section 7.01(i); provided that (a) recourse, whether contractual or as a matter of law, for non-payment of such Indebtedness is limited to (i) such property, (ii) such Project Finance Subsidiary and Equity Interests issued by such Project Finance Subsidiary, and (iii) Persons other than the Borrower or any other Subsidiary (other than another Project Finance Subsidiary); (b) except for Performance Contingent Obligations, neither the Borrower nor any Subsidiary (other than a Project Finance Subsidiary) (i) otherwise provides any direct or indirect credit support, including any undertaking, agreement or instrument that would constitute Indebtedness or (ii) is otherwise directly or indirectly liable for such Indebtedness, and (c) no default with respect to such Indebtedness would cause, or permit (after notice or passage of time or otherwise), according to the terms thereof, any holder (or any representative of any such holder) of any other Indebtedness (other than Project Financing) of the Borrower or such Subsidiary (other than a Project Finance Subsidiary and Subsidiaries thereof) in excess of $50,000,000, in the aggregate, to declare a default on such other Indebtedness or cause the payment, repurchase, redemption, defeasance or other acquisition or retirement for value thereof to be accelerated or payable prior to any scheduled principal payment, scheduled sinking fund or maturity, together with any refinancings, refundings, renewals or extensions of any such debt; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to an accrued and unpaid interest and premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension and (ii) such Indebtedness complies with items (a), (b) and (c) above.
"Permitted Refinancing Amendment" means an amendment to this Agreement executed by the Borrower, the Administrative Agent, each Permitted Refinancing Lender and Lender that agrees to provide any portion of the Permitted Credit Agreement Refinancing Indebtedness being incurred pursuant to Section 2.15, and, in the case of Permitted Refinancing Revolving Credit Commitments or Permitted Refinancing Revolving Loans, each L/C Issuer and the Swing Line Lender.
"Permitted Refinancing Commitments" means the Permitted Refinancing Revolving Credit Commitments and the Permitted Refinancing Term Loan Commitments.
"Permitted Refinancing Lender" means, at any time, any bank, other financial institution or institutional investor that agrees to provide any portion of any Permitted Credit Agreement Refinancing Indebtedness pursuant to a Permitted Refinancing Amendment in accordance with Section 2.15; provided, each Permitted Refinancing Lender shall be subject to the Administrative Agent's reasonable consent (solely to the extent such consent would be required for an assignment to any such Lender pursuant to Section 10.06) and, in the case of Permitted Refinancing Revolving Credit Commitments or Permitted Refinancing Revolving Loans, each L/C Issuer and the Swing Line Lender, in each case, to the extent any such consent would be required under Section 10.06 for an assignment of Loans or Commitments to such Permitted Refinancing Lender.
"Permitted Refinancing Loans" means the Permitted Refinancing Revolving Loans and the Permitted Refinancing Term Loans.
"Permitted Refinancing Revolving Credit Commitments" means one or more classes of revolving credit commitments hereunder or extended Revolving Credit Commitments that result from a Permitted Refinancing Amendment.
"Permitted Refinancing Revolving Loans" means the Revolving Credit Loans made pursuant to any Permitted Refinancing Revolving Credit Commitment.
"Permitted Refinancing Term Loan Commitments" means one or more classes of term loan commitments hereunder that result from a Permitted Refinancing Amendment.
"Permitted Refinancing Term Loans" means one or more classes of Term Loans that result from a Permitted Refinancing Amendment.
"Person" means any natural person, corporation, limited liability company, trust, Joint Venture, association, company, partnership, Governmental Authority or other entity.
"Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of the Borrower or any such Plan to which the Borrower is required to contribute on behalf of any of its employees, and with respect to a Pension Plan or Multiemployer Plan, any such Plan maintained or contributed to by an ERISA Affiliate of the Borrower.
"Platform" has the meaning specified in Section 6.02.
"Prepayment Amount" has the meaning specified in Section 2.05(d).
"Prepayment Date" has the meaning specified in Section 2.05(d).
"Project Finance Subsidiary" means (a) a Subsidiary of the Borrower designated as a "Project Finance Subsidiary" by the Borrower as set forth on Schedule 1.01(b) and (b) any Person which is not a Subsidiary of the Borrower in which the Borrower or any of its Subsidiaries holds a minority interest with respect to which the Borrower's share of the earnings of such Person are included in the consolidated financial statements of the Borrower and its consolidated Subsidiaries; provided that in the case of clauses (a) and (b) of this definition, (i) such Subsidiary or other Person (A) is a special-purpose entity created solely to construct, acquire, own and/or operate an asset or project, or to provide services thereto, that will be or is financed solely with Project Financing for such asset or project and related equity investments in, loans to, or capital contributions in, such Person that are not prohibited hereby, or (B) a Subsidiary or other Person whose principal purpose is to own Equity Interests in such special purpose entity and substantially all of the assets of such Subsidiary or other Person consists of such Equity Interests and (ii) such Subsidiary has no Indebtedness for borrowed money other than Project Financing.
"Project Financing" means Indebtedness and other obligations that (a) are incurred by a Project Finance Subsidiary, (b) to the extent secured on any assets of the Borrower or any Subsidiary, are secured by a Lien of the type permitted under Section 7.01(i), and (c) constitute Permitted Non-Recourse Indebtedness.
 "PTE" means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
"Public Lender" has the meaning specified in Section 6.02.
"Qualified ECP Guarantor" shall mean, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an "eligible contract participant" under the Commodity Exchange Act and can cause another person to qualify as an "eligible contract participant" at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.
"Rate Determination Date" means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent).
"Recipient" means the Administrative Agent, any Lender, the L/C Issuers or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.
"Register" has the meaning specified in Section 10.06(c).
"Registered Equivalent Notes" means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees and collateral) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.
"Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person's Affiliates.
"Release" means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment, or into, from or through any building, structure or facility.
"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA.
"Repricing Event" means (a) any voluntary prepayment or repayment of Term B Loans with the proceeds of, or any conversion of Term B Loans into, any new or replacement loans or similar bank indebtedness (including any Permitted Credit Agreement Refinancing Indebtedness) the primary purpose of which is to reduce the "effective yield" (taking into account upfront fees, interest rate spreads, interest rate benchmark floors and original issue discount but excluding any arrangement fees, structuring fees, commitment fees or similar fees payable in connection with the syndication of such loans) below the "effective yield" applicable to the Term B Loans subject to such event (as such comparative yields are determined by the Administrative Agent) and (b) any amendment to this Agreement the primary purpose of which is to reduce the "effective yield" (other than as a result of no longer applying the Default Rate) applicable to all or a portion of the Term B Loans (it being understood that any amount required to be paid pursuant to Section 2.05(c) with respect to a Repricing Event shall apply to any required assignment by a Non-Consenting Lender in connection with any such amendment pursuant to Section 10.13).
"Request for Credit Extension" means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
"Required Lenders" means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders.  The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required lenders at any time; provided that, the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that any Defaulting Lender which is a Revolving Credit Lender or a Performance Letter of Credit Lender has failed to fund that have not been reallocated to and funded by another Revolving Credit Lender shall be deemed to be held by the Lender that is the Swing Line Lender or the affected L/C Issuer, as the case may be, in making such determination.
"Required Performance Letter of Credit Lenders" means, at any time, Performance Letter of Credit Lenders having Total Performance Letter of Credit Exposures representing more than 50% of the Total Performance Letter of Credit Exposures of all Performance Letter of Credit Lenders.  The Total Performance Letter of Credit Exposure of any Defaulting Lender which is a Performance Letter of Credit Lender shall be disregarded in determining Required Performance Letter of Credit Lenders at any time; provided that, any outstanding Unreimbursed Amounts under the Performance Letter of Credit Facility that such Defaulting Lender has failed to fund and that have not otherwise been Cash Collateralized and/or reallocated to and funded by another Performance Letter of Credit Lender shall be deemed to be held by the affected L/C Issuer in making such determination.
"Required Revolving Lenders" means, at any time, Revolving Credit Lenders having Total Revolving Credit Exposures representing more than 50% of the Total Revolving Credit Exposures of all Revolving Credit Lenders.  The Total Revolving Credit Exposure of any Defaulting Lender which is a Revolving Credit Lender shall be disregarded in determining Required Revolving Lenders at any time; provided that, the amount of any participation in any outstanding Swing Line Loan and any outstanding Unreimbursed Amounts under the Revolving Credit Facility that such Defaulting Lender has failed to fund and that have not otherwise been Cash Collateralized and/or reallocated to and funded by another Revolving Credit Lender shall be deemed to be held by the Lender that is the Swing Line Lender or the affected L/C Issuer, as the case may be, in making such determination.
"Required Term A-1 Lenders" means, as of any date of determination, Term A-1 Lenders having Total Term A-1 Loan Exposure representing more than 50% of the Total Term A-1 Loan Exposure of all Term A-1 Lenders on such date; provided that the portion of the Term A-1 Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term A-1 Lenders.
"Required Term A-2 Lenders" means, as of any date of determination, Term A-2 Lenders having Total Term A-2 Loan Exposure representing more than 50% of the Total Term A-2 Loan Exposure of all Term A-2 Lenders on such date; provided that the portion of the Term A-2 Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term A-2 Lenders.
"Required Term B Lenders" means, as of any date of determination, Term B Lenders having Total Term B Loan Exposure representing more than 50% of the Total Term B Loan Exposure of all Term B Lenders on such date; provided that the portion of the Term B Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term B Lenders.
"Responsible Officer" means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
"Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person's stockholders, partners or members (or the equivalent of any thereof), or the exercise of any option, warrant or other right to acquire any such dividend or other distribution or payment; provided, that for the avoidance of doubt, any payments of accrued interest pursuant to the terms of any debt security convertible into Equity Interests shall not constitute a Restricted Payment.
 "Revaluation Date" means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require (including, without limitation, in connection with any payment or repayment of Loans); and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the applicable L/C Issuer under any Letter of Credit denominated in an Alternative Currency, (iv) in the case of all Existing Letters of Credit denominated in Alternative Currencies, the Closing Date, and (v) such additional dates as the Administrative Agent or the applicable L/C Issuer shall determine or the Required Lenders shall require.
"Revolving Credit Borrowing" means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(c).
"Revolving Credit Commitment" means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(c), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 2.01 under the caption "Revolving Credit Commitment" or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  Unless the context shall otherwise require, the term "Revolving Credit Commitment" shall include any amount by which the Revolving Credit Commitments are increased pursuant to a Revolving Credit Increase.
"Revolving Credit Exposure" means, as to any Lender at any time, the aggregate Outstanding Amount at such time of its outstanding Loans (other than Swing Line Loans made by such Lender in its capacity as Swing Line Lender) and the aggregate Outstanding Amount of such Lender's participation in L/C Obligations and Swing Line Loans at such time under the Revolving Credit Facility.
"Revolving Credit Facility" means, at any time, the aggregate amount of the Revolving Credit Lenders' Revolving Credit Commitments at such time.
"Revolving Credit Increase" has the meaning specified in Section 2.14(a).
"Revolving Credit Increase Lender" has the meaning specified in Section 2.14(a).
"Revolving Credit Lender" means, at any time, (a) so long as any Revolving Credit Commitment is in effect, any Lender that has a Revolving Credit Commitment at such time or (b) if the Revolving Credit Commitments have terminated or expired, any Lender that has a Revolving Credit Loan or a participation in L/C Obligations under the Revolving Credit Facility or Swing Line Loans at such time.
"Revolving Credit Loan" has the meaning specified in Section 2.01(c).
"Revolving Credit Note" means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Revolving Credit Lender, substantially in the form of Exhibit C-1.
"S&P" means Standard & Poor's Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.
"Sale and Leaseback Transaction" means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.
"Same Day Funds" means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
 "Sanction(s)" means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty's Treasury ("HMT") or other relevant sanctions authority.
 "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
"Secured Bilateral L/C Obligations" means, as at any date of determination, the sum of (a) the Dollar Equivalent of the maximum amount then available to be drawn under all outstanding letters of credit, acceptances and bank guarantees (other than Letters of Credit) provided by a Bilateral L/C Provider at the request of the Borrower or any Subsidiary (other than any Project Finance Subsidiary) and designated by the Borrower as "Secured Bilateral L/C Obligations" by written notice to the Administrative Agent at any time plus (b) the Dollar Equivalent of the aggregate unreimbursed amounts owing to any Bilateral L/C Provider by the Borrower or any Subsidiary (other than any Project Finance Subsidiary) at such time in respect of drawings under letters of credit, acceptances and bank guarantees (other than Letters of Credit) issued by such Bilateral L/C Provider at the request of the Borrower or any Subsidiary (other than any Project Finance Subsidiary) and designated by the Borrower as "Secured Bilateral L/C Obligations" by written notice to the Administrative Agent at any time.
"Secured Cash Management Agreement" means any Cash Management Agreement that is entered into by and between the Borrower or any Subsidiary (other than any Project Finance Subsidiary) and any Cash Management Bank.
"Secured Hedge Agreement" means any Swap Contract permitted under Article VI or VII that is entered into by and between the Borrower or any Subsidiary (other than any Project Finance Subsidiary) and any Hedge Bank.
"Secured Parties" means, collectively, the Administrative Agent, the Lenders, the L/C Issuers, the Hedge Banks, the Cash Management Banks, the Bilateral L/C Providers, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.
"Security and Pledge Agreement" means that certain Security and Pledge Agreement dated as of the Closing Date by the Borrower and the Guarantors to the Administrative Agent for the benefit of the Secured Parties, as supplemented or joined from time to time by the execution and delivery of supplements and joinders as provided therein or as otherwise reasonably acceptable to the Administrative Agent.
"Significant Subsidiary" means, as at any date of determination, (a) KBR Holdings, LLC and (b) each other Subsidiary, excluding any Project Finance Subsidiary, now existing or hereafter acquired or formed if the revenues of such other Subsidiary plus the revenues of its Subsidiaries equal more than 5% of total revenues of the Borrower and its Subsidiaries for the most recently ended Measurement Period; provided that for purposes of calculating total revenues in determining Significant Subsidiaries, the revenues attributable to interests in Subsidiaries which interests are not owned (directly or indirectly) by the Borrower shall be excluded.
"Solvent" and "Solvency" means, on any date of determination, that on such date (a) the sum of the liabilities (including contingent liabilities) of the Borrower and its Subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Borrower and its Subsidiaries, on a consolidated basis, (b) the fair value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities (including contingent liabilities) of the Borrower and its Subsidiaries, on a consolidated basis, (c) the capital of the Borrower and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof; (d) the Borrower and its Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they become due (whether at maturity or otherwise).  The amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that would reasonably be expected to become an actual or matured liability.
"Special Notice Currency" means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.
"Specified Default" means an Event of Default arising under either or both of Sections 8.01(a) or 8.01(f).
"Specified Loan Party" means any Loan Party that is not an "eligible contract participant" under the Commodity Exchange Act (determined prior to giving effect to any "keepwell, support or other agreement").
"Specified Purchase Agreement Representations" means the representations made by the Target and/or its Subsidiaries with respect to the Target and/or its Subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or any applicable Affiliate of the Borrower, including any other applicable Subsidiary of the Borrower) has the right to terminate its obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement, as a result of a breach of such representation in the Acquisition Agreement, determined without regard to any cure period or whether any notice is required to be delivered by the Borrower, the Target or any of the Borrower's or the Target's Affiliates party to the Acquisition Agreement.
"Specified Representations" means the representations and warranties of the Borrower and the Guarantors set forth in Sections 5.01(a) (but only with respect to due organization and valid existence), 5.01(b)(ii) (but solely to the extent related to power and authority to execute, deliver and perform the Loan Documents), 5.02 (other than part (b) or (c) thereof and limited to the entry into the Loan Documents, the Borrowings hereunder, and the granting of Guarantees and Liens in the Collateral to secure the Obligations), 5.04, 5.07 (but only to the extent a Default of Event of Default would result from a breach of Section 7.16 or 7.17), 5.14, 5.18 and 5.23 (but only to the extent related to the creation, validity and (solely with respect to Liens in assets with respect to which a Lien may be perfected by filing of a UCC financing statement under the Uniform Commercial Code or filing of a security agreement with the United States Copyright Office or the United States Patent and Trademark Office) perfection of Liens) of this Agreement.
"Specified Transaction" means (a) any Investment that results in a Person becoming a Subsidiary, (b) any Permitted Acquisition, (c) any Disposition that results in a Subsidiary ceasing to be a Subsidiary of the Borrower, (d) any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or (e) any Disposition of a business unit, line of business or division of the Borrower or a Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise, and in each case, involving the payment of at least $20,000,000 per transaction (or series of related transactions), or any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility without any adjustment to the commitments thereunder), Restricted Payment or other event that by the terms of this Agreement requires a test to be calculated for "pro forma compliance" or on a "pro forma basis" or after giving "pro forma effect" ; provided that the Borrower may, in its sole discretion, treat a transaction or series of related transactions that involve the payment of less than $20,000,000, as a Specified Transaction.
"Spot Rate" for a currency means the rate determined by the Administrative Agent or the applicable L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the applicable L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or such L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that such L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.
"Sterling" and "£" mean the lawful currency of the United Kingdom.
"Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled (as determined in accordance with GAAP), directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Borrower.
"Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.
"Swap Obligations" means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of Section 1a(47) of the Commodity Exchange Act.
"Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
"Swing Line Borrowing" means a borrowing of a Swing Line Loan pursuant to Section 2.04.
"Swing Line Lender" means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
"Swing Line Loan" has the meaning specified in Section 2.04(a).
"Swing Line Loan Notice" means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit B or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
"Swing Line Sublimit" means an amount equal to the lesser of (a) $25,000,000 and (b) the Revolving Credit Facility.  The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.
"Synthetic Lease Obligation" means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
"Target" means SGT, Inc., a Maryland corporation.
"TARGET Day" means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system, which utilizes a single shared platform and which was launched on November 19, 2007 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
"Target Material Adverse Effect" means any change, effect, event, circumstance, development, condition, matter, state of facts or occurrence, individually or together with any other of the foregoing, that has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, liabilities, operations, results of operations or financial condition of the Acquired Companies, taken as a whole; provided that none of the following (either alone or in combination) nor any changes, effects, events, circumstances, developments, conditions, matters, state of facts or occurrence, arising or resulting from the following, shall constitute or shall be taken into account in determining whether there has been or would reasonably be expected to be a Target Material Adverse Effect: (i) any change or development in financial or securities markets generally, or general economic, regulatory or business conditions; (ii) any act of terrorism or any outbreak or escalation of hostilities or war (whether or not declared) or any natural disaster; (iii) any change or development that generally affects the industry in which the Acquired Companies operate; (iv) any change in Law or GAAP or the interpretation or enforcement of either; (v) the public announcement of the Acquisition Agreement or that Buyer is the Person acquiring the Target (including any loss of customer or employee relationships including the departure of any employees, but excluding the breach by any Acquired Company of any Contract with any customer or employee to the extent resulting from the execution of this Agreement or the consummation of the Transactions); (vi) any action taken or not taken by Seller or any Acquired Company at the request of Buyer other than actions taken in accordance with the terms of this Agreement; or (vii) any failure of the Acquired Companies to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues or other financial, strategic or business plans (provided that the underlying facts or basis for such failure to meet projections, forecasts, estimates of earnings or revenues or financial, strategic or business plans which are not otherwise excluded by clauses (i) through (vii) may be taken into account in determining whether there has been or would reasonably be expected to be a Target Material Adverse Effect); except, in the case of clauses (i) through (iv), to the extent such changes, effects, events, circumstances, developments, conditions, matters, states of facts or occurrences have a disproportionate adverse effect on the Acquired Companies, taken as a whole, relative to other participants engaged in the industry in which the Acquired Companies operate or (b) the ability of the Selling Parties to consummate the transactions contemplated by, and discharge their obligations under, this Agreement and the other Transaction Documents (each capitalized term used in the definition of Target Material Adverse Effect (other than the defined terms Acquisition Agreement, Target and Target Material Adverse Effect) has the meaning given to such term in the Acquisition Agreement as in effect as of February 22, 2018).
"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
"Term A Facility" means the Term A-1 Facility and the Term A-2 Facility, together.
"Term A Loan Increase" has the meaning assigned to such term in Section 2.14(a).
"Term A-1 Borrowing" means a borrowing consisting of simultaneous Term A-1 Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term A-1 Lenders pursuant to Section 2.01(a)(i).
"Term A-1 Commitment" means, as to each Term A-1 Lender, its obligation to make Term A-1 Loans to the Borrower pursuant to Section 2.01(a)(i) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term A-1 Lender's name on Schedule 2.01 under the caption "Term A-1 Commitment" or opposite such caption in the Assignment and Assumption pursuant to which such Term A-1 Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
"Term A-1 Facility" means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term A-1 Commitments at such time, and (b) thereafter, the aggregate principal amount of the Term A-1 Loans of all Term A-1 Lenders outstanding at such time.  The Term A-1 Facility shall be a Dollar denominated facility available, as otherwise provided herein, in Dollars.
"Term A-1 Lender" means, at any time, any Lender that has a Term A-1 Commitment or that holds Term A-1 Loans at such time.
"Term A-1 Loan" means an advance made by any Term A-1 Lender under the Term A-1 Facility.
"Term A-1 Note" means a promissory note made by the Borrower in favor of a Term A-1 Lender evidencing Term A-1 Loans made by such Term A-1 Lender, substantially in the form of Exhibit C‑2.
 "Term A-2 Borrowing" means a borrowing consisting of simultaneous Term A-2 Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term A-2 Lenders pursuant to Section 2.01(a)(ii).
"Term A-2 Commitment" means, as to each Term A-2 Lender, its obligation to make Term A-2 Loans to the Borrower pursuant to Section 2.01(a)(ii) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term A-2 Lender's name on Schedule 2.01 under the caption "Term A-2 Commitment" or opposite such caption in the Assignment and Assumption pursuant to which such Term A-2 Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
"Term A-2 Facility" means, (a) at any time during the Availability Period in respect of such Facility, the sum of (i) the aggregate amount of the unused Term A-2 Commitments at such time and (ii) the aggregate principal amount of the Term A-2 Loans of all Term A-2 Lenders outstanding at such time and (b) thereafter, the aggregate principal amount of the Term A-2 Loans of all Term A-2 Lenders outstanding at such time.  The Term A-2 Facility shall be a Dollar denominated facility available, as otherwise provided herein, in Dollars.
"Term A-2 Lender" means, at any time, any Lender that has a Term A-2 Commitment or that holds Term A-2 Loans at such time.
"Term A-2 Loan" means an advance made by any Term A-2 Lender under the Term A-2 Facility.
"Term A-2 Note" means a promissory note made by the Borrower in favor of a Term A-2 Lender evidencing Term A-2 Loans made by such Term A-2 Lender, substantially in the form of Exhibit C‑3.
"Term B Borrowing" means a borrowing consisting of simultaneous Term B Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term B Lenders pursuant to Section 2.01(b).
"Term B Commitment" means, as to each Term B Lender, its obligation to make Term B Loans to the Borrower pursuant to Section 2.01(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 2.01 under the caption "Term B Commitment" or opposite such caption in the Assignment and Assumption pursuant to which such Term B Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
"Term B Facility" means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term B Commitments at such time, and (b) thereafter, the aggregate principal amount of the Term B Loans of all Term B Lenders outstanding at such time.
"Term B Lender" means at any time, (a) on or prior to the Closing Date, any Lender that has a Term B Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term B Loans at such time.
"Term B Loan" means an advance made by any Term B Lender under the Term B Facility.
"Term B Loan Increase" has the meaning assigned to such term in Section 2.14(a).
"Term B Note" means a promissory note made by the Borrower in favor of a Term B Lender, evidencing Term B Loans made by such Term B Lender, substantially in the form of Exhibit C‑4.
"Term Borrowing" means a Term A-1 Borrowing, a Term A-2 Borrowing or a Term B Borrowing.
"Term Commitment" means a Term A-1 Commitment, a Term A-2 Commitment or a Term B Commitment.
"Term Facilities" means, at any time, the Term A Facility and the Term B Facility.
"Term Lender" means, at any time, a Term A-1 Lender, a Term A-2 Lender or a Term B Lender.
"Term Loan" means a Term A-1 Loan, a Term A-2 Loan or a Term B Loan.
"Threshold Amount" means $100,000,000.
"Total Credit Exposure" means, as to any Lender at any time, the aggregate amount of Total Revolving Credit Exposure, Total Term A-1 Loan Exposure, Total Term A-2 Loan Exposure, Total Term B Loan Exposure and Total Performance Letter of Credit Exposure of such Lender.
"Total Performance Letter of Credit Exposure" means, as to any Performance Letter of Credit Lender at any time, the unused Performance Letter of Credit Commitments and the Performance Letter of Credit Exposure of such Performance Letter of Credit Lender at such time.
"Total Revolving Credit Exposure" means, as to any Revolving Credit Lender at any time, the unused Revolving Credit Commitments and the Revolving Credit Exposure of such Revolving Credit Lender at such time.
"Total Revolving Credit Outstandings" means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations under the Revolving Credit Facility.
"Total Term A-1 Loan Exposure" means, as to any Term A-1 Lender at any time, the unused Term A-1 Commitments (if any) and the Outstanding Amount of all Term A-1 Loans of such Term A-1 Lender at such time.
 "Total Term A-2 Loan Exposure" means, as to any Term A-2 Lender at any time, the unused Term A-2 Commitments (if any) and the Outstanding Amount of all Term A-2 Loans of such Term A-2 Lender at such time.
"Total Term B Loan Exposure" means, as to any Term B Lender at any time, the unused Term B Commitments (if any) and the Outstanding Amount of all Term B Loans of such Term B Lender at such time.
"Transactions" means the following transactions to occur on or prior to the Closing Date: (a) the consummation of the Acquisition, (b) the entering into and making of the initial Credit Extensions under the Loan Documents, (c) the refinancing of existing Indebtedness of the Target and its Subsidiaries and of the Borrower and its Subsidiaries (including Indebtedness under the Existing Credit Agreements), and (d) the payment of fees and expenses in connection with the foregoing.
"Type" means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.
"UCC" means the Uniform Commercial Code as in effect in the State of New York provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, "UCC" means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
"UCP" means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).
"United States" and "U.S." mean the United States of America.
"Unreimbursed Amount" has the meaning specified in Section 2.03(c)(i).
"U.S. Person" means any Person that is a "United States Person" as defined in Section 7701(a)(30) of the Code.
"U.S. Tax Compliance Certificate" has the meaning specified in Section 3.01(e)(ii)(B)(III).
"Write-Down and Conversion Powers" means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
"Yen" and "¥" mean the lawful currency of Japan.
1.02 Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation."  The word "will" shall be construed to have the same meaning and effect as the word "shall."  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, (iii) the words "hereto," "herein," "hereof" and "hereunder," and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."
(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03 Accounting Terms.  (a) Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (i) Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded and (ii) the Borrower and its Subsidiaries shall not be required to report on their consolidated balance sheet or otherwise include as Indebtedness hereunder at any date any lease of the Borrower or any Subsidiary that as of the date of this Agreement is (or if such lease were in effect on the date of this Agreement, would be) an operating lease, irrespective of any change in lease accounting standards under GAAP occurring after the date of this Agreement.
(b) Changes in GAAP.  If at any time any change in GAAP (including the adoption of International Financial Reporting Standards) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
(c) Pro Forma Calculations.
(i)
For purposes of calculating the Consolidated Interest Coverage Ratio, the Consolidated Leverage Ratio and the Consolidated Senior Secured Leverage Ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (A) during the period in respect of which such calculations are required to be made or (B) subsequent to such period and prior to or simultaneously with the event for which the calculation of any such ratio is made on a pro forma basis (in the case of this clause (B), solely with respect to determining pro forma compliance for such event, and not for other purposes (including pricing or the applicable percentage for Excess Cash Flow prepayments)) shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used in either of the foregoing attributable to any Specified Transaction) had occurred on the first day of the period in respect of which such calculations are required to be made.  If since the beginning of any applicable period any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Subsidiaries since the beginning of such period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.03(c), then the Consolidated Interest Coverage Ratio, the Consolidated Leverage Ratio and the Consolidated Senior Secured Leverage Ratio, shall be calculated to give pro forma effect thereto in accordance with this Section 1.03(c).

(ii)
Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer and in a manner reasonably acceptable to the Administrative Agent.

(iii)
If at any time the Borrower has made an election with respect to any Limited Condition Transaction to test a financial ratio test or condition at the time of the execution and delivery of the purchase agreement or other agreement related to such Limited Condition Transaction, then in connection with any subsequent calculation of any financial covenant for any purpose under this Agreement (including any basket, measurement, or for purposes of Section 7.11) following the relevant date of execution of the definitive agreement with respect to such Limited Condition Transaction and prior to the earlier of (A) the date on which such Limited Condition Transaction is consummated or (B) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such financial covenant shall be required to be satisfied both (1) on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have been consummated and (2) assuming such Limited Condition Transaction and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have not been consummated.

(iv)
For purposes of (i) determining compliance with any provision of the Loan Documents that requires the calculation of the Consolidated Leverage Ratio, the Consolidated Senior Secured Leverage Ratio, the Consolidated Interest Coverage Ratio or other financial test, (ii) determining compliance with representations, warranties, defaults or events of default or (iii) testing availability under provisions set forth in the Loan Documents (including provisions measured as a percentage of total assets of the Borrower and its Subsidiaries or Consolidated EBITDA), in each case, in connection with a Limited Condition Transaction, at the option of the Borrower (the Borrower's election to exercise such option in connection with any Limited Condition Transaction, an "LCT Election"), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into or irrevocable notice is given (the "LCT Test Date"), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent test period ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio or provision, such ratio or provision shall be deemed to have been complied with.

1.04 Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05 Exchange Rates; Currency Equivalents.
(a) The Administrative Agent or the applicable L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the applicable L/C Issuer, as applicable.
(b) Wherever in this Agreement in connection with a Revolving Credit Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Revolving Credit Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be.
(c) The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of "Eurocurrency Rate" or with respect to any comparable or successor rate thereto.
1.06 Additional Alternative Currencies.
(a) The Borrower may from time to time request that Eurocurrency Rate Loans be made and/or Letters of Credit be issued under the Revolving Credit Facility and/or the Performance Letter of Credit Facility, in a currency other than those specifically listed in the definition of "Alternative Currency;" provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars.  In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and, in the case of the Revolving Credit Facility, the Revolving Credit Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and each applicable L/C Issuer.
(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 15 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable L/C Issuer, in its or their sole discretion).  In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify each applicable L/C Issuer thereof.  Each Revolving Credit Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) or the applicable L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.
(c) Any failure by a Revolving Credit Lender or an L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Revolving Credit Lender or such L/C Issuer, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency.  If the Administrative Agent and all the Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Revolving Credit Borrowings of Eurocurrency Rate Loans; and if the Administrative Agent and the applicable L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances.  If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Borrower.  Any specified currency of an Existing Letter of Credit that is neither Dollars nor one of the Alternative Currencies specifically listed in the definition of "Alternative Currency" shall be deemed an Alternative Currency with respect to such Existing Letter of Credit only.
1.07 Change of Currency.
(a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption.  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Revolving Credit Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Revolving Credit Borrowing, at the end of the then current Interest Period.
(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
1.08 Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.09 Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
ARTICLE II
 THE COMMITMENTS AND CREDIT EXTENSIONS
2.01 The Loans.  (a) The Term A Borrowings.
(i)
The Term A-1 Borrowing.  Subject to the terms and conditions set forth herein, each Term A-1 Lender severally agrees to make a single loan in Dollars to the Borrower on the Closing Date in an aggregate amount not to exceed such Term A-1 Lender's Term A-1 Commitment.  The Term A-1 Borrowing shall consist of Term A-1 Loans made simultaneously by the Term A-1 Lenders in accordance with their respective Term A-1 Commitments.  Amounts borrowed under this Section 2.01(a)(i) and repaid or prepaid may not be reborrowed.  Term A-1 Loans may be Base Rate Loans (if in Dollars only) or Eurocurrency Rate Loans as further provided herein.

(ii)
The Term A-2 Borrowings.  Subject to the terms and conditions set forth herein, each Term A-2 Lender severally agrees to make loans in Dollars to the Borrower from time to time, on any Business Day during the Availability Period for the Term A-2 Facility, in an aggregate amount not to exceed such Term A-2 Lender's Applicable Percentage of the Term A-2 Facility; provided that (w) in no event shall there be more than one Term A-2 Borrowing in any month, (x) each Term A-2 Borrowing shall be in a minimum amount of $10,000,000, (y) no Term A-2 Borrowing shall be made in a principal amount in excess of the unused Term A-2 Commitments of all Lenders at such time, and (z) the aggregate amount of Term A-2 Loans made pursuant to all Term A-2 Borrowings shall not exceed the aggregate amount of the Term A-2 Facility then in effect.  Each Term A-2 Borrowing shall consist of Term A-2 Loans made simultaneously by the Term A-2 Lenders in accordance with their respective Applicable Percentage of the Term A-2 Facility.  Amounts borrowed under this Section 2.01(a)(ii) and repaid or prepaid may not be reborrowed.  Term A-2 Loans made pursuant to the Term A-2 Borrowings under this Section 2.01(a)(ii) shall constitute a single Term A-2 Facility.  Term A-2 Loans may be Base Rate Loans (if in Dollars only) or Eurocurrency Rate Loans, as further provided herein.

(b) The Term B Borrowing.  Subject to the terms and conditions set forth herein, each Term B Lender severally agrees to make a single loan in Dollars to the Borrower on the Closing Date in an amount not to exceed such Term B Lender's Term B Commitment.  The Term B Borrowing shall consist of Term B Loans made simultaneously by the Term B Lenders in accordance with their respective Term B Commitments.  Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed.  Term B Loans may be Base Rate Loans or Eurocurrency Rate Loans as further provided herein.
(c) The Revolving Credit Borrowings.  Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a "Revolving Credit Loan") to the Borrower in Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the Availability Period for the Revolving Credit Facility, in an aggregate amount not to exceed at any time outstanding the amount of such Lender's Revolving Credit Commitment; provided that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility and (ii) the Revolving Credit Exposure of any Revolving Credit Lender shall not exceed such Revolving Credit Lender's Revolving Credit Commitment.  Within the limits of each Revolving Credit Lender's Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(c), prepay under Section 2.05, and reborrow under this Section 2.01(c).  Revolving Credit Loans may be Base Rate Loans (if in Dollars only) or Eurocurrency Rate Loans, as further provided herein.
A Funding Indemnity Letter shall be required with respect to any Loans to be advanced as Eurocurrency Rate Loans on the Closing Date.
2.02 Borrowings, Conversions and Continuations of Loans.  (a) Each Term A-1 Borrowing, each Term A-2 Borrowing, each Term B Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower's irrevocable notice to the Administrative Agent, which may be given by (i) telephone, or (ii) a Committed Loan Notice; provided that any telephone notice must be confirmed immediately by delivery to the Administrative Agent of a Committed Loan Notice.  Each such Committed Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans, (B) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, and (C) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurocurrency Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of "Interest Period," the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. (i) four Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (ii) five Business Days (or six Business Days in the case of a Special Notice Currency) prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 11:00 a.m., (i) three Business Days before the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders.  Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Loan Notice shall specify (1) whether the Borrower is requesting a Term A-1 Borrowing, a Term A-2 Borrowing, a Term B Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (2) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (3) the principal amount of Loans to be borrowed, converted or continued, (4) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, (5) if applicable, the duration of the Interest Period with respect thereto, and (6) the currency of the Loans to be borrowed.  If the Borrower fails to specify a currency in a Committed Loan Notice requesting a Borrowing, then the Loans so requested shall be made in Dollars.  If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans; provided that in the case of a failure to timely request a continuation of Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurocurrency Rate Loan.  No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.
(b) Following receipt of a Committed Loan Notice for a Facility, the Administrative Agent shall promptly notify each Appropriate Lender of the amount (and currency) of its Applicable Percentage under the applicable Facility of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection.  In the case of a Term A-1 Borrowing, a Term A-2 Borrowing, a Term B Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent's Office for the applicable currency not later than 1:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing denominated in Dollars is given by the Borrower, there are L/C Borrowings outstanding under the Revolving Credit Facility, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.
(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.
(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate.
(e) After giving effect to all Term A-1 Borrowings and Term A-2 Borrowings, all conversions of Term A-1 Loans and Term A-2 Loans from one Type to the other, and all continuations of Term A-1 Loans and Term A-2 Loans as the same Type, there shall not be more than 5 Interest Periods in effect in respect of the Term A Facility.  After giving effect to all Term B Borrowings, all conversions of Term B Loans from one Type to the other, and all continuations of Term B Loans as the same Type, there shall not be more than 5 Interest Periods in effect in respect of the Term B Facility.  After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than 10 Interest Periods in effect in respect of the Revolving Credit Facility.
(f) Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.
2.03 Letters of Credit.
(a) The Letter of Credit Commitment.
(i)
Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders and the Performance Letter of Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of any Permitted L/C Party, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders and the Performance Letter of Credit Lenders, as applicable, severally agree to participate in Letters of Credit issued under the applicable Facility for the account of any Permitted L/C Party and any drawings thereunder; provided that (i) after giving effect to any L/C Credit Extension with respect to any Letter of Credit under the Revolving Credit Facility, (w) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (x) the Revolving Credit Exposure of any Revolving Credit Lender shall not exceed such Lender's Revolving Credit Commitment and (y) the Outstanding Amount of L/C Obligations with respect to Financial Letters of Credit and Commercial Letters of Credit in the aggregate shall not exceed the Financial/Commercial Letter of Credit Sublimit, (ii) after giving effect to any L/C Credit Extension with respect to any Letter of Credit under the Performance Letter of Credit Facility, (x) the Total Performance Letter of Credit Exposure shall not exceed the Performance Letter of Credit Facility and (y) the Performance Letter of Credit Exposure of any Performance Letter of Credit Lender shall not exceed such Lender's Performance Letter of Credit Commitment, and (iii) after giving effect to any L/C Credit Extension, the aggregate amount available to be drawn under all Letters of Credit issued by the applicable L/C Issuer issuing such Letter of Credit shall not exceed such L/C Issuer's Letter of Credit Commitment (provided, that any L/C Issuer may, following a request from the Borrower, in its sole discretion issue Letters of Credit in an aggregate available amount in excess of such L/C Issuer's Letter of Credit Commitment so long as the other conditions thereto are satisfied).  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower's ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to have been issued pursuant to the Revolving Credit Facility hereunder, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)	No L/C Issuer shall issue any Letter of Credit if:
(A)
subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders or the Required Performance Letter of Credit Lenders, as applicable, and the applicable L/C Issuer have approved such expiry date; or

(B)
the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless (x) all the Revolving Credit Lenders or all of the Performance Letter of Credit Lenders, as applicable, and the applicable L/C Issuer have approved such expiry date or (y) on the date 95 days prior to the Letter of Credit Expiration Date, the Borrower shall have provided Cash Collateral for such Letter of Credit in an amount of at least 102% of the face amount thereof.

(iii)	No L/C Issuer shall be under any obligation to issue any Letter of Credit if:
(A)
any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing the Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B)	the issuance of the Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;
(C)
except as otherwise agreed by the Borrower and the applicable L/C Issuer, the Letter of Credit is in an initial stated amount less than $100,000, in the case of a Commercial Letter of Credit, or $500,000, in the case of a Financial Letter of Credit or a Performance Letter of Credit;

(D)	except as otherwise agreed by the Administrative Agent and the applicable L/C Issuer, the Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;
(E)
any Revolving Credit Lender or Performance Letter of Credit Lender, as applicable, is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate such L/C Issuer's actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(F)	the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.
(iv)	No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.
(v)
No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi)
Each L/C Issuer shall act on behalf of the Revolving Credit Lenders or the Performance Letter of Credit Lenders, as applicable, with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuers shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuers in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term "Administrative Agent" as used in Article IX included the L/C Issuers with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuers.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
(i)
Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer chosen by the Borrower to issue such Letter of Credit (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the applicable L/C Issuer, by personal delivery or by any other means acceptable to such L/C Issuer.  Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; (H) whether the requested Letter of Credit is to be issued under the Revolving Credit Facility or the Performance Letter of Credit Facility; (I) if such requested Letter of Credit is to be issued under the Revolving Credit Facility, whether such requested Letter of Credit will be a Financial Letter of Credit or a Performance Letter of Credit; (J) the Permitted L/C Party for whom such Letter of Credit is to be issued; and (K) such other matters as such L/C Issuer may require to issue such Letter of Credit.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as such L/C Issuer may require to amend such Letter of Credit.  Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may reasonably require.

(ii)
Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the applicable L/C Issuer has received written notice from any Revolving Credit Lender or Performance Letter of Credit Lender, as applicable, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Permitted L/C Party) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer's usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender or Performance Letter of Credit Lender, as applicable, shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender's Applicable Revolving Credit Percentage or such Performance Letter of Credit Lender's Applicable Performance Letter of Credit Percentage, as applicable, times the amount of such Letter of Credit.

(iii)
If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an "Auto-Extension Letter of Credit"); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the "Non-Extension Notice Date") in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders or the Performance Letter of Credit Lenders, as applicable, shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders or the Required Performance Letter of Credit Lenders, as applicable, have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender, Performance Letter of Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

(iv)
Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements under the Revolving Credit Facility; Funding of Participations under the Revolving Credit Facility.
(i)
Upon receipt from the beneficiary of any Letter of Credit issued under the Revolving Credit Facility of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the applicable L/C Issuer in such Alternative Currency, unless (A) such L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified such L/C Issuer promptly following receipt of the notice of drawing that the Borrower will reimburse such L/C Issuer in Dollars.  In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the applicable L/C Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.  Not later than 1:00 p.m. on the date of any payment by the applicable L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by such L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date of payment by an L/C Issuer, an "Honor Date"), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency; provided that if the Borrower receives notice of such payment after 1:00 p.m. on such Honor Date, the Borrower shall make such payment not later than 1:00 p.m. on the following Business Day.  In the event that (A) a drawing denominated in an Alternative Currency is to be reimbursed in Dollars pursuant to the second sentence in this Section 2.03(c)(i) and (B) the Dollar amount paid by the Borrower, whether on or after the Honor Date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the drawing, the Borrower agrees, as a separate and independent obligation, to indemnify such L/C Issuer for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the drawing.  If the Borrower fails or elects not to reimburse the applicable L/C Issuer on such applicable payment date and at the applicable time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the "Unreimbursed Amount"), and the amount of such Revolving Credit Lender's Applicable Revolving Credit Percentage thereof.  In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on such applicable payment date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).  For the avoidance of doubt, no Default shall be deemed to occur solely as a result of an unreimbursed drawing being refinanced with a Revolving Credit Borrowing pursuant to this clause (i).  Any notice given by the applicable L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)
Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer, in Dollars, at the Administrative Agent's Office for Dollar-denominated payments in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the applicable L/C Issuer in Dollars.

(iii)
With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Credit Lender's payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)
Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit issued under the Revolving Credit Facility, interest in respect of such Lender's Applicable Revolving Credit Percentage of such amount shall be solely for the account of such L/C Issuer.

(v)
Each Revolving Credit Lender's obligation to make Revolving Credit Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit issued under the Revolving Credit Facility, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against such L/C Issuer, the Borrower, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender's obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice ).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)
If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing.  If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender's Loan included in the relevant Revolving Credit Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the applicable L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Drawings and Reimbursements under the Performance Letter of Credit Facility; Funding of Participations under the Performance Letter of Credit Facility.
(i)
Upon receipt from the beneficiary of any Letter of Credit issued under the Performance Letter of Credit Facility of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  In the case of a Letter of Credit denominated in an Alternative Currency and issued under the Performance Letter of Credit Facility, the Borrower shall reimburse the applicable L/C Issuer in such Alternative Currency, unless (A) such L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified such L/C Issuer promptly following receipt of the notice of drawing that the Borrower will reimburse such L/C Issuer in Dollars.  In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency and issued under the Performance Letter of Credit Facility, the applicable L/C Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.  Not later than 1:00 p.m. on the Honor Date, the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency; provided that if the Borrower receives notice of such payment after 1:00 p.m. on such Honor Date, the Borrower shall make such payment not later than 1:00 p.m. on the following Business Day.  In the event that (A) a drawing denominated in an Alternative Currency is to be reimbursed in Dollars pursuant to the second sentence in this Section 2.03(d)(i) and (B) the Dollar amount paid by the Borrower, whether on or after the Honor Date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the drawing, the Borrower agrees, as a separate and independent obligation, to indemnify such L/C Issuer for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the drawing.  If the Borrower fails or elects not to timely reimburse the applicable L/C Issuer on the applicable Honor Date in respect of any Letter of Credit Issued under the Performance Letter of Credit Facility, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency), which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate; provided that the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on such applicable payment date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).  For the avoidance of doubt, no Default shall be deemed to occur solely as a result of an unreimbursed drawing resulting in an L/C Borrowing and/or being refinanced with a Revolving Credit Borrowing pursuant to this clause (i).

(ii)
In the event the Borrower fails to so reimburse the applicable L/C Issuer in an amount, and in the currency, equal to the L/C Borrowing for any reason, the Administrative Agent shall promptly notify each Performance Letter of Credit Lender of the Honor Date, the Unreimbursed Amount, and the amount of such Performance Letter of Credit Lender's Applicable Performance Letter of Credit Percentage thereof.  Each Performance Letter of Credit Lender shall upon any such notice make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer at the Administrative Agent's Office for Dollar-denominated payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent.  Subject to Section 2.17, whenever, at any time after the applicable L/C Issuer has received from any such Performance Letter of Credit Lender the funds for its participation in an L/C Borrowing, such L/C Issuer (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or such L/C Issuer, as the case may be, will promptly distribute to such Performance Letter of Credit Lender its Applicable Percentage of such payment; provided, that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Performance Letter of Credit Lender will return to the Administrative Agent or such L/C Issuer any portion thereof previously distributed by the Administrative Agent or such L/C Issuer to it.

(iii)
Until each Performance Letter of Credit Lender funds its L/C Advance pursuant to this Section 2.03(d) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender's Applicable Percentage of such amount shall be solely for the account of such L/C Issuer.

(iv)
Each Performance Letter of Credit Lender's obligation to make L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit issued under the Performance Letter of Credit Facility, as contemplated by this Section 2.03(d), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Performance Letter of Credit Lender may have against such L/C Issuer, the Borrower, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing.  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(v)
If any Performance Letter of Credit Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Performance Letter of Credit Lender pursuant to the foregoing provisions of this Section 2.03(d) by the time specified in Section 2.03(d)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Performance Letter of Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing.  If such Performance Letter of Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender's L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the applicable L/C Issuer submitted to any Performance Letter of Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(d)(v) shall be conclusive absent manifest error.

(e) Repayment of Participations.
(i)
At any time after the applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender or Performance Letter of Credit Lender, as applicable, such Lender's L/C Advance in respect of such payment in accordance with Section 2.03(c) or (d), respectively, if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage or Applicable Performance Letter of Credit Percentage thereof in Dollars, as applicable, in the same funds as those received by the Administrative Agent.

(ii)
If any payment received by the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(i) or (d)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender or Performance Letter of Credit Lender, as applicable, shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Revolving Credit Percentage or Applicable Performance Letter of Credit Percentage thereof, as applicable, on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(f) Obligations Absolute.  The obligation of the Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)	any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
(ii)
the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)
any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)
waiver by such L/C Issuer of any requirement that exists for such L/C Issuer's protection and not the protection of the Borrower or any waiver by such L/C Issuer which does not in fact materially prejudice the Borrower;

(v)	honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;
(vi)
any payment made by such L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii)
any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii)	any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; or
(ix)
any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower's instructions or other irregularity, the Borrower will immediately notify the applicable L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.
(g) Role of L/C Issuers.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuers shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders, the Required Revolving Lenders, the Performance Letter of Credit Lenders or the Required Performance Letter of Credit Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuers shall be liable or responsible for any of the matters described in clauses (i) through (ix) of Section 2.03(f); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer's willful misconduct or gross negligence or such L/C Issuer's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuers may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuers shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  The L/C Issuers may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication ("SWIFT") message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
(h) Applicability of ISP and UCP.  Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each Financial Letter of Credit and Performance Letter of Credit, and (ii) the rules of the UCP shall apply to each Commercial Letter of Credit.  Notwithstanding the foregoing, no L/C Issuer shall be responsible to the Borrower or any other Permitted L/C Party for, and no L/C Issuer's rights and remedies against the Borrower or any other Permitted L/C Party shall be impaired by, any action or inaction of such L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where such L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
(i) Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each (A) Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage a Letter of Credit fee in Dollars for each Letter of Credit issued under the Revolving Credit Facility and (B) Performance Letter of Credit Lender in accordance with its Applicable Performance Letter of Credit Percentage a Letter of Credit fee in Dollars for each Letter of Credit issued under the Performance Letter of Credit Facility (the fee payable under each Facility, the "Letter of Credit Fees"), in each case, equal to the Applicable Rate for such Letter of Credit times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09.  Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, (x) upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees owing on Letters of Credit under the Revolving Credit Facility shall accrue at the Default Rate, and (y) upon the request of the Required Performance Letter of Credit Lenders, while any Event of Default exists, all Letter of Credit Fees owing on Letters of Credit under the Performance Letter of Credit Facility shall accrue at the Default Rate.
(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers.  The Borrower shall pay directly to each L/C Issuer for its own account a fronting fee in Dollars (i) with respect to each Commercial Letter of Credit issued by such L/C Issuer, at a rate from time to time agreed in writing with the Borrower, computed on the Dollar Equivalent amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a Commercial Letter of Credit issued by such L/C Issuer increasing the amount of such Letter of Credit, at a rate from time to time agreed in writing between the Borrower and the applicable L/C Issuer, computed on the Dollar Equivalent amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each Financial Letter of Credit and Performance Letter of Credit issued by such L/C Issuer, at a rate per annum from time to time agreed in writing with the Borrower, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09.  In addition, the Borrower shall pay directly to each L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of each L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(k) Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
(l) Letters of Credit Issued for Permitted L/C Parties.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Permitted L/C Party other than the Borrower, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower's business derives substantial benefits from the businesses of such Subsidiaries.
(m) Additional L/C Issuers.  In addition to Bank of America, BBVA Compass, Citibank, N.A., BNP Paribas, The Bank of Nova Scotia and MUFG Bank, Ltd., the Borrower may from time to time, with notice to the Revolving Credit Lenders or Performance Letter of Credit Lenders, as applicable, and the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) and the applicable Revolving Credit Lender or the Performance Letter of Credit Lender being so appointed, appoint additional Revolving Credit Lenders or Performance Letter of Credit Lenders to be L/C Issuers under the applicable Facility; provided that the total number of L/C Issuers under the Revolving Credit Facility at any time shall not exceed six Revolving Credit Lenders.  Upon the appointment of a Lender as an L/C Issuer hereunder such Person shall become vested with all of the rights, powers, privileges and duties of an L/C Issuer hereunder.  In connection with any such appointment, Schedule 1.01(c) shall be updated, and such update shall be provided to the Administrative Agent, to reflect the Letter of Credit Commitment of such additional L/C Issuer as agreed by such L/C Issuer and the Borrower; provided that in no event shall any L/C Issuer's Letter of Credit Commitment be increased without its consent.
(n) Removal of L/C Issuers.  The Borrower may at any time remove any Lender from its role as an L/C Issuer hereunder upon not less than 30 days prior notice to such L/C Issuer (or such shorter period of time as may be acceptable to such L/C Issuer); provided that such removed L/C Issuer shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its removal as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Revolving Credit Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c) and to require the Performance Letter of Credit Lenders to fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(d)).  Without limiting the foregoing, upon the removal of a Revolving Credit Lender as an L/C Issuer hereunder, the Borrower may, or at the request of such removed L/C Issuer the Borrower shall use commercially reasonable efforts to, arrange for one or more of the other L/C Issuers to issue Letters of Credit hereunder in substitution for the Letters of Credit, if any, issued by such removed L/C Issuer and outstanding at the time of such removal, or make other arrangements reasonably satisfactory to the removed L/C Issuer to effectively cause another L/C Issuer to assume the obligations of the removed L/C Issuer with respect to any such Letters of Credit.  In connection with any such removal, Schedule 1.01(c) shall be updated, and such update shall be provided to the Administrative Agent, to reflect the Letter of Credit Commitments of the L/C Issuers after giving effect to such removal; provided that in no event shall any L/C Issuer's Letter of Credit Commitment be increased without its consent.
(o) Reporting of Letter of Credit Information.  At any time that any Lender other than the Person serving as the Administrative Agent is an L/C Issuer, then (i) on the last Business Day of each calendar month, (ii) on each date that a Letter of Credit is amended, terminated or otherwise expires, (iii) on each date that an L/C Credit Extension occurs with respect to any Letter of Credit, and (iv) upon the request of the Administrative Agent, each L/C Issuer (or, in the case of clause (ii), (iii) or (iv), the applicable L/C Issuer) shall deliver to the Administrative Agent a report setting forth in form and detail reasonably satisfactory to the Administrative Agent information (including, without limitation, any reimbursement, Cash Collateral, or termination in respect of Letters of Credit issued by such L/C Issuer) with respect to each Letter of Credit issued by such L/C Issuer that is outstanding hereunder.  No failure on the part of any L/C Issuer to provide such information pursuant to this Section 2.03(o) shall limit the obligation of the Borrower or any applicable Lender hereunder with respect to its reimbursement and participation obligations, respectively, pursuant to this Section 2.03.  In addition, the Borrower and the relevant L/C Issuer shall notify the Administrative Agent if at any time the Letter of Credit Commitment of any L/C Issuer is changed (whether pursuant to Section 2.03(m) or (n), by agreement between the Borrower and such L/C Issuer, or otherwise), and such change shall be reflected in a revised Schedule 1.01(c).
2.04 Swing Line Loans.
(a) The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may in its sole discretion make loans in Dollars (each such loan, a "Swing Line Loan") to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Credit Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender's Revolving Credit Commitment; provided, however, that (x) after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility at such time, and (ii) the Revolving Credit Exposure of any Revolving Credit Lender shall not exceed such Lender's Revolving Credit Commitment, (y) the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and (z) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall bear interest only at a rate based on the Base Rate.  Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender's Applicable Revolving Credit Percentage times the amount of such Swing Line Loan.
(b) Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Borrower's irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by (A) telephone or (B) by a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice.  Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.
(c) Refinancing of Swing Line Loans.
(i)
The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender's Applicable Revolving Credit Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02.  The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Revolving Credit Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent's Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)
If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender's payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)
If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender's Revolving Credit Loan included in the relevant Revolving Credit Borrowing or funded participation in the relevant Swing Line Loan, as the case may be.  A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)
Each Revolving Credit Lender's obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender's obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.
(i)
At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii)
If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans.  Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender's Applicable Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the Swing Line Lender.
(f) Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
2.05 Prepayments.
(a) Optional.
(i)
Subject to the last sentence of this Section 2.05(a)(i), the Borrower may, upon notice from the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans and/or Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice shall be in a form acceptable to the Administrative Agent and be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (2) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies, and (3) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurocurrency Rate Loans denominated in Dollars shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; (C) any prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies shall be in a minimum principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (D) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment, the Facility with respect to which Loans are being prepaid, the principal repayment installments to which such prepayment is to be applied and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender's ratable portion of such prepayment (based on such Lender's Applicable Percentage in respect of the relevant Facility).  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall be applied to the principal repayment installments thereof as the Borrower may direct (and in the absence of any direction, ratably to the Term A-1 Facility, the Term A-2 Facility and the Term B Facility and in direct order of maturity to the remaining quarterly principal installments thereof).  Subject to Section 2.17, each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.  Notwithstanding anything to the contrary contained herein, the Borrower shall not be permitted to prepay the Term B Facility pursuant to this Section 2.05(a)(i) during the period from the Closing Date through the date thirty days thereafter.  Notwithstanding the foregoing, if such notice of prepayment indicates that such prepayment is conditioned upon the consummation of a new debt or equity financing or other transaction specified therein, such notice of prepayment may be revoked or delayed if such condition is not specified on the date specified in such notice; provided that Section 3.05 shall apply to any such revocation or delay.

(ii)
The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory.
(i)
Excess Cash Flow.  Following the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2019, the Borrower shall prepay Loans in an aggregate amount equal to (A) the applicable ECF Prepayment Percentage of Excess Cash Flow for such fiscal year less (B) (x) the aggregate principal amount of Term Loans and/or Incremental Term Loans (in each case, to the extent applied to amortization payments due more than ninety (90) days after the date of such voluntary prepayment) and/or (to the extent accompanied by a permanent reduction of the Aggregate Revolving Credit Commitments in the same amount) Revolving Credit Loans prepaid pursuant to Section 2.05(a)(i) and (y) purchases of Loans pursuant to Section 10.06(h) (determined by the actual cash purchase price paid by such Person for any such purchase and not the par value of the Loans purchased by such Person), in each case during such fiscal year or, without duplication, after the end of such fiscal year but prior to the date on which the prepayment described in this clause (i) is required (such prepayments to be applied as set forth in clause (vi) below).  Each prepayment pursuant to this clause (i) shall be made no later than the date that is five Business Days after the date on which financial statements are required to be delivered pursuant to Section 6.01(a) with respect to the fiscal year for which Excess Cash Flow is being calculated.

(ii)
Asset Dispositions.  If the Borrower or any of its Subsidiaries (excluding any Project Finance Subsidiaries) Disposes of any property (other than sales of inventory in the ordinary course of business) pursuant to any of Sections 7.05(e), (j) or (q) which, in any such case, results in the realization by such Person of Net Cash Proceeds, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of the Net Cash Proceeds received therefrom in excess of $50,000,000 ((less any exclusion of prepayments from Net Cash Proceeds of Extraordinary Receipts applied to the $50,000,000 threshold set forth in clause (iii) below) in the aggregate for the Net Cash Proceeds received from all such Dispositions during the immediately preceding twelve month period on the next Business Day following receipt thereof by such Person (such prepayments to be applied as set forth in clause (vi) below); provided that, with respect to any Net Cash Proceeds realized under a Disposition described in this Section 2.05(b)(ii), at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of such Disposition), and so long as no Event of Default shall have occurred and be continuing, the Borrower or any Subsidiary (other than a Project Finance Subsidiary) may reinvest all or any portion of such Net Cash Proceeds in operating assets, toward any Investment or other acquisitions permitted hereunder or toward capital expenditures so long as (A) within 12 months after receipt of such Net Cash Proceeds, such reinvestment shall have been consummated (or a definitive agreement to so reinvest shall have been executed), and (B) if a definitive agreement to so reinvest has been executed within such 12-month period, then such reinvestment shall have been consummated within 6 months after such 12-month period (in each case, as certified by the Borrower in writing to the Administrative Agent); and provided further, that any Net Cash Proceeds not subject to such definitive agreement or so reinvested shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.05(b)(ii).

(iii)
Extraordinary Receipts.  Upon the occurrence of any Extraordinary Receipt with respect to the Borrower or any of its Subsidiaries (excluding any Project Finance Subsidiaries) which, in any such case, results in the realization by such Person of Net Cash Proceeds, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of the Net Cash Proceeds received therefrom in excess of $50,000,000 (less any exclusion of prepayments from Net Cash Proceeds of Dispositions applied to the $50,000,000 threshold set forth in clause (ii) above) in the aggregate for the Net Cash Proceeds received from all such Extraordinary Receipts during the immediately preceding twelve month period on the next Business Day following receipt thereof by such Person (such prepayments to be applied as set forth in clause (vi) below); provided that, with respect to any Net Cash Proceeds realized under an Extraordinary Receipt described in this Section 2.05(b)(iii), at the election of the Borrower (as notified by the Borrower to the Administrative Agent within 45 days following the date of such Extraordinary Receipt), and so long as no Event of Default shall have occurred and be continuing, the Borrower or any Subsidiary (other than a Project Finance Subsidiary) may reinvest all or any portion of such Net Cash Proceeds in the replacement or restoration of any properties or assets in respect of which such Net Cash Proceeds were paid or operating assets, toward any Investment or other acquisitions permitted hereunder or toward capital expenditures so long as (A) within 12 months after receipt of such Net Cash Proceeds, such reinvestment shall have been consummated (or a definitive agreement to so reinvest shall have been executed) and (B) if a definitive agreement to so reinvest has been executed within such 12-month period, then such reinvestment shall have been consummated within 6 months after such 12-month period (in each case, as certified by the Borrower in writing to the Administrative Agent); and provided further, that any Net Cash Proceeds not subject to such definitive agreement or so reinvested shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.05(b)(iii).

(iv)
Ichthys Recovery Events.  Upon the occurrence of an Ichthys Recovery Event with respect to the Borrower, any of its Subsidiaries and/or any Joint Venture (including, without limitation, any Ichthys Project Joint Venture but limited to the share of such joint venture allocable to the Borrower and its Subsidiaries) which, in any such case, results in the realization by such Person of Net Cash Proceeds, the Borrower shall (x) use commercially reasonable efforts to cause such amounts to be distributed to the Joint Venture partners and (y) prepay an aggregate principal amount of Loans equal to 100% of the Net Cash Proceeds received therefrom within three Business Days following receipt thereof by the Borrower or any Subsidiary (such prepayments to be applied as set forth in clause (vii) below).

(v)
Debt Issuances.  Upon the incurrence or issuance by the Borrower or any of its Subsidiaries of (A) any Permitted Credit Agreement Refinancing Indebtedness or (B) any other Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.02 (other than Section 7.02(o))), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom on the next Business Day following receipt thereof by the Borrower or such Subsidiary (such prepayments to be applied as set forth in clause (vi) below or, with respect to Permitted Credit Agreement Refinancing Indebtedness, clause (xi) below).

(vi)
Certain Applications.  Each prepayment of Loans pursuant to clauses (i), (ii), (iii) and (other than with respect to Permitted Credit Agreement Refinancing Indebtedness) (v) of the foregoing provisions of this Section 2.05(b) shall be applied ratably to each of the Term A-1 Facility, the Term A-2 Facility and the Term B Facility and to the principal repayment installments thereof in direct order of maturity to the next four principal repayment installments of the applicable Term Facility (and, to the extent provided in the definitive loan documentation therefor in accordance with Section 2.14, of any Incremental Term Loans) and, thereafter, to the remaining principal repayment installments of the applicable Term Facility, including the payment on the applicable Maturity Date (and, to the extent provided in the definitive loan documentation therefor in accordance with Section 2.14, of any Incremental Term Loans) on a pro rata basis.  Subject to Section 2.17, such prepayments shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of the relevant Facilities.

(vii)
Ichthys Recovery Event Applications.   Each prepayment of Loans pursuant to Section 2.05(b)(iv) shall be applied first, to the principal repayment installments of the Term A-1 Facility and the Term A-2 Facility (ratably between them) and to the remaining principal repayment installments thereof, including the payment on the applicable Maturity Date, on a pro rata basis and, second, during the Availability Period for the Term A-2 Facility, to the reduction of Term A-2 Commitment at such time.

(viii)
If the Administrative Agent notifies the Borrower at any time that the Total Revolving Credit Outstandings (that are not Cash Collateralized by the Borrower) at such time exceed an amount equal to 105% of the Aggregate Revolving Credit Commitments then in effect, then, within five Business Days after receipt of such notice, the Borrower shall prepay Revolving Credit Loans and/or Swing Line Loans and/or the Borrower shall Cash Collateralize the L/C Obligations under the Revolving Credit Facility in an aggregate amount sufficient to reduce the Total Revolving Credit Outstandings (that are not Cash Collateralized by the Borrower) as of such date of payment to an amount not to exceed 100% of the Aggregate Revolving Credit Commitments then in effect; provided, however, that, subject to the provisions of Section 2.16(a), the Borrower shall not be required to Cash Collateralize the L/C Obligations under the Revolving Credit Facility pursuant to this Section 2.05(b)(viii) unless after the prepayment in full of the Revolving Credit Loans and Swing Line Loans the Total Revolving Credit Outstandings exceed the Aggregate Revolving Credit Commitments then in effect.  The Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.

(ix)
If for any reason the Total Performance Letter of Credit Exposure of all Performance Letter of Credit Lenders (that are not Cash Collateralized by the Borrower) at any time exceed an amount equal to 105% of the Performance Letter of Credit Facility at such time, the Borrower shall immediately prepay L/C Borrowings under the Performance Letter of Credit Facility and/or Cash Collateralize the L/C Obligations under the Performance Letter of Credit Facility (other than the L/C Borrowings) in an aggregate amount equal to such excess.

(x)
Notwithstanding anything to the contrary contained in Section 2.05(b)(i), (ii), or (iii), to the extent attributable to a Disposition or Extraordinary Receipt by a Subsidiary that is a Foreign Subsidiary (or a Subsidiary of a Foreign Subsidiary), or arising from Excess Cash Flow attributable to a Foreign Subsidiary (or is a Subsidiary of a Foreign Subsidiary), no prepayment (or a portion thereof) required under Section 2.05(b)(i), (ii) or (iii) shall be made if such prepayment (or portion thereof), at the time it is required to be made, is subject to material permissibility restrictions under applicable Law (including by reason of financial assistance, corporate benefit, restrictions on upstreaming or transfer of cash intra group and the fiduciary and statutory duties of the directors of relevant Subsidiaries), provided that the Borrower and its Subsidiaries shall make commercially reasonable efforts with respect to such Laws to make such prepayment (or portion thereof) in accordance therewith (it being understood that such efforts shall not require (x) any expenditure in excess of a nominal amount of funds or (y) modifications to the organizational or tax structure of the Borrower and its Subsidiaries to permit such prepayment (or portion thereof)).  Notwithstanding anything to the contrary contained in this Section 2.05, to the extent a Restricted Payment or other distribution to the Borrower is required (notwithstanding the Loan Parties' commercially reasonable efforts to make such mandatory prepayment without making such Restricted Payment or other payment) in connection with such prepayment (or portion thereof), no prepayment (or a portion thereof) required under this Section 2.05 shall be made if either of the Borrower or any Subsidiary determines in good faith that it would incur liability in respect of Taxes (including any withholding tax) in connection with making such Restricted Payment or other distribution which the Borrower, in its reasonable judgment, deems to be material; provided that to the extent the provisions hereof relating to Excess Cash Flow of Foreign Subsidiaries apply, but the amount of the total Excess Cash Flow attributable to the Borrower and its Domestic Subsidiaries then exceeds the prepayment then required to be made under Section 2.05(b)(i) (solely for this purpose, determined without regard to this Section 2.05(b)(x)), then (subject to the first sentence of this Section 2.05(b)(x)), the entire prepayment then required under such Section 2.05(b)(i) shall be required to be made, without reduction pursuant to this sentence.  Notwithstanding anything in the preceding two sentences to the contrary, in the event the limitations or restrictions described therein cease to apply to any prepayment (or portion thereof) required under Section 2.05(b), the Borrower shall make such prepayment in an amount equal to the lesser of (1) the amount of such prepayment previously required to have been made without having given effect to such limitations or restrictions and (2) the amount of cash and Cash Equivalents on hand at such time, in each case, less the amount by which the Net Cash Proceeds from the applicable Disposition were previously used for the permanent repayment of Indebtedness.

(xi)
Notwithstanding the foregoing, in the case of prepayments made pursuant to Section 2.05(b)(v) in respect of any Permitted Credit Agreement Refinancing Indebtedness, such prepayment shall be applied solely to those applicable Class of Term Loans or Revolving Credit Loans (or unused Revolving Credit Commitments) with respect to which such Permitted Credit Agreement Refinancing Indebtedness is being incurred.

(c) Call Protection.  In the event that, on or prior to the date that is six months after the Closing Date, a Repricing Event (other than any Repricing Event made in connection with (i) a Change of Control, (ii) a sale of all or substantially all of the Borrower's assets or (iii) a material acquisition that (A) is not a Permitted Acquisition, (B) is financed using proceeds of Indebtedness not permitted under this Agreement or (C) the consummation of which would cause the Loan Documents to not provide the Borrower and its Subsidiaries with adequate flexibility for the continuation or expansion of their operations following such consummation as determined by the Borrower acting in good faith) occurs, the Borrower shall pay to the Administrative Agent, (i) in the case of a Repricing Event described in clause (a) of the definition thereof, for the ratable account of each of the applicable Term B Lenders, a prepayment premium of 1.00% of the aggregate principal amount of the Term B Loans so prepaid, refinanced, substituted or replaced, and (ii) in the case of a Repricing Event described in clause (b) of the definition thereof, for the ratable account of each of the non-consenting Term B Lenders to the amendment, a fee equal to 1.00% of the aggregate principal amount of the applicable Term B Loans of such non-consenting Term B Lender outstanding immediately prior to such amendment.  Such amounts shall be due and payable on the date of effectiveness of such Repricing Event.
(d) Term Loan Opt-Out.  With respect to any prepayment of Term Loans pursuant to Section 2.05(b), other than a mandatory prepayment with the proceeds of Permitted Credit Agreement Refinancing Indebtedness incurred pursuant to Section 7.02(o), any Term Lender, at its option, may elect not to accept such prepayment.  Upon receipt by the Administrative Agent of any such prepayment of Term Loans, the amount of the prepayment that is available to prepay the Term Loans (the "Prepayment Amount") shall be deposited in a cash collateral account on terms reasonably satisfactory to the Administrative Agent and the Borrower, pending application of such amount on the Prepayment Date as set forth below and promptly after the date of such receipt, the Administrative Agent shall notify the applicable Term Lenders of the amount available to prepay the Term Loans and the date on which such prepayment shall be made (the "Prepayment Date").  Any Lender declining such prepayment (a "Declining Lender") shall give written notice to the Administrative Agent before 11:00 a.m. on the Business Day immediately preceding the Prepayment Date.  On the Prepayment Date, an amount equal to that portion of the Prepayment Amount accepted by the applicable Term Lenders other than the Declining Lenders (such Lenders being the "Accepting Lenders") to prepay Term Loans owing to such Accepting Lenders shall be withdrawn from the applicable cash collateral account and applied ratably to prepay Term Loans owing to such Accepting Lenders in the manner described in Section 2.05(b) for such prepayment.  Any amounts that would otherwise have been applied to prepay Term Loans owing to Declining Lenders ("Declined Amounts") shall be applied as directed by the Borrower.
(e) Other Applicable Debt.  If at the time that any prepayment pursuant to Section 2.05(b) would be required, the Borrower is also required to offer to repurchase Permitted First Priority Refinancing Indebtedness or Indebtedness incurred pursuant to Section 7.02(o) (in each case, to the extent secured by Liens on the assets giving rise to such prepayment on a pari passu basis with the Obligations), in each case pursuant to the terms of the documentation governing such Indebtedness with Net Cash Proceeds with respect to any property or assets constituting Collateral (such Indebtedness required to be offered to be so repurchased, "Other Applicable Debt"), then the Borrower may apply such net proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Debt at such time; provided, the portion of such net proceeds allocated to the Other Applicable Debt shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Debt pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Debt, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.05(e) shall be reduced accordingly.
2.06 Termination or Reduction of Commitments.  (a) Optional.  The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility, the Financial/Commercial Letter of Credit Sublimit, the Swing Line Sublimit or the Performance Letter of Credit Facility, or from time to time permanently reduce the Revolving Credit Facility, the Financial/Commercial Letter of Credit Sublimit, the Swing Line Sublimit or the Performance Letter of Credit Facility; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments and Cash Collateralization of L/C Obligations hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (B) the Financial/Commercial Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations with respect to all Financial Letters of Credit and Commercial Letters of Credit not fully Cash Collateralized hereunder would exceed the Financial/Commercial Letter of Credit Sublimit, (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit, or (D) the Performance Letter of Credit Facility if, after giving effect thereto, the Outstanding Amount of L/C Obligations with respect to the Performance Letter of Credit Facility not fully Cash Collateralized hereunder would exceed the Performance Letter of Credit Facility, (iv) if, after giving effect to any reduction or termination of the Aggregate Revolving Credit Commitments, the Financial/Commercial Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Credit Commitments, such sublimit shall be automatically reduced by the amount of such excess and (v) any notice of termination or reduction of the Commitments, the Financial/Commercial Letter of Credit Sublimit or the Swing Line Sublimit delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  In addition, during the Availability Period in respect of the Term A-2 Facility, the Borrower may, upon notice to the Administrative Agent as set forth above, from time to time terminate (in whole or in part) the unused portion of the aggregate Term A-2 Commitments.  The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction provided in this Section.    Any reduction of any Commitments hereunder shall be applied to the applicable Commitment of each applicable Lender according to its Applicable Percentage.  To the extent practicable, each partial reduction in the Financial/Commercial Letter of Credit Sublimit shall be allocated ratably among the L/C Issuers in accordance with their respective Letter of Credit Commitments with respect to Financial Letters of Credit and Commercial Letters of Credit (or as otherwise agreed among the Borrower and the L/C Issuers).  All fees accrued until the effective date of any termination of any applicable Facility or Commitments shall be paid on the effective date of such termination.  Notwithstanding the foregoing, if any such notice of complete termination indicates that such termination is to be funded with the proceeds of a New Financing, such notice of complete termination may be revoked or delayed if such New Financing is not consummated on the date specified in such notice.
(b) Mandatory.  The Term A-1 Commitments shall automatically terminate upon the extension of the Term A-1 Loans on the Closing Date and the unused Term A-2 Commitments shall automatically terminate on the termination of the Availability Period for the Term A-2 Facility.
2.07 Repayment of Loans.  (a) Term A-1 Loans and Term A-2 Loans.  The Borrower shall repay to (i) the Term A-1 Lenders the aggregate principal amount of all Term A-1 Loans in quarterly principal installments equal to 2.50% of the initial aggregate principal amount of the Term A-1 Loans made on the Closing Date pursuant to Section 2.01(a)(i) (which principal amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05) on the last Business Day of each March, June, September and December (commencing on the last Business Day of the fiscal quarter in which the Availability Period for the Term A-2 Facility terminates) and (ii) the Term A-2 Lenders the aggregate principal amount of all Term A-2 Loans in quarterly principal installments equal to 2.50% of the aggregate principal amount of the Term A-2 Loans actually made (including Term A-2 Loans made on the Closing Date (if any) and Term A-2 Loans made after the Closing Date, and subject to adjustment for any applicable Incremental Term Loan) pursuant to Section 2.01(a)(ii) (which principal amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05) on the last Business Day of each March, June, September and December (commencing on the last Business Day of the fiscal quarter in which the Availability Period for the Term A-2 Facility terminates); provided, however, that the final principal repayment installment of the Term A-1 Loans and the Term A-2 Loans shall be repaid on the Maturity Date for the Term A-1 Loan Facility and the Term A-2 Facility, as applicable, and in any event shall be in an amount equal to the aggregate principal amount of all Term A-1 Loans or Term A-2 Loans, as applicable, outstanding on such date.
(b) Term B Loans.  The Borrower shall repay to the Term B Lenders the aggregate principal amount of all Term B Loans in quarterly principal installments equal to 0.25% of the initial aggregate principal amount of the Term B Loans on the Closing Date, subject to adjustment for any applicable Incremental Term Loan (which principal amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05), on the last Business Day of each March, June, September and December (commencing on the last Business Day of the first full fiscal quarter ending after the Closing Date); provided, however, that the final principal repayment installment of the Term B Loans shall be repaid on the Maturity Date for the Term B Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term B Loans outstanding on such date.
(c) Revolving Credit Loans.  The Borrower shall repay to the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.
(d) Swing Line Loans.  The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.
2.08 Interest.  (a) Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate for such Facility; (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for the Revolving Credit Facility.
(b)
(i)
If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)
If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, or while any Event of Default exists (other than as set forth in clause (b)(i) above), then upon the request of the Required Term A-1 Lenders (in the case of the Term A-1 Facility), the Required Term A-2 Lenders (in the case of the Term A-2 Facility), the Required Term B Lenders (in the case of the Term B Facility) and/or the Required Revolving Lenders (in the case of the Revolving Credit Facility), such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)	Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.09 Fees.  In addition to certain fees described in Sections 2.03(i) and (j):
(a) Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of (i) each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee in Dollars equal to the Applicable Rate with respect to the Commitment Fee times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (A) the Outstanding Amount of Revolving Credit Loans and (B) the Outstanding Amount of L/C Obligations under the Revolving Credit Facility, subject to adjustment as provided in Section 2.17 (for the avoidance of doubt, the Outstanding Amount of Swing Line Loans shall not be counted towards or considered usage of the Aggregate Revolving Credit Commitments for purposes of determining the "Commitment Fee"), (ii) each Performance Letter of Credit Lender in accordance with its Applicable Performance Letter of Credit Percentage, a Commitment Fee in Dollars equal to the Applicable Rate with respect to the Commitment Fee times the actual daily amount by which the Performance Letter of Credit Facility exceeds the sum of the Outstanding Amount of L/C Obligations under the Performance Letter of Credit Facility, subject to adjustment as provided in Section 2.17, and (iii) each Term A-2 Lender in accordance with its Applicable Percentage of the Term A-2 Facility, a commitment fee in Dollars equal to the Applicable Rate with respect to the Commitment Fee times the actual daily amount by which the aggregate Term A-2 Commitments exceed the Outstanding Amount of Term A-2 Loans (collectively and as the context requires, the "Commitment Fee").  The Commitment Fee with respect to each applicable Facility shall accrue at all times during the relevant Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and, in the case of the Commitment Fee with respect to (A) the Revolving Credit Facility, on the last day of the Availability Period for the Revolving Credit Facility, (B) the Performance Letter of Credit Facility, on the last day of the Availability Period for the Performance Letter of Credit Facility, or (C) the Term A-2 Facility, on the last day of the Availability Period for the Term A-2 Facility.  The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
(b) Other Fees.  The Borrower shall pay:
(i)
to the Arrangers and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letters, which such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever;

(ii)	to the Administrative Agent, an annual administrative agency fee in an amount from time to time agreed in writing with the Borrower; and
(iii)
to the Lenders and the L/C Issuers, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.
(a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.  With respect to all Non-LIBOR Quoted Currencies, the calculation of the applicable interest rate shall be determined in accordance with market practice.
(b) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article VIII.  The Borrower's obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.
2.11 Evidence of Debt.  (a) The Credit Extensions made by each Lender and each L/C Issuer shall be evidenced by one or more accounts or records maintained by such Lender or L/C Issuer and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender or L/C Issuer shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders and/or the L/C Issuers to or for the account of the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender's Loans to the Borrower in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.
(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
2.12 Payments Generally; Administrative Agent's Clawback.
(a) General.  All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent's Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent's Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein.  Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States.  If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender's Lending Office.  All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(i)
Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender's Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)
Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or such L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(b) Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.
(c) Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).
(d) Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(e) Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.
2.13 Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and sub-participations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:
(i)
if any such participations or sub-participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or sub-participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)
the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender, a Disqualified Institution and amounts paid in connection with or after giving effect to the final paragraph of Section 10.01), (B) the application of Cash Collateral provided for in Section 2.16, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or sub-participations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower and Loan Parties rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower and Loan Parties in the amount of such participation.
2.14 Increase in Commitments.
(a) Request for Increase.  The Borrower may, from time to time, request by notice to the Administrative Agent (x) on or after January 1, 2019, (A) an increase in the Revolving Credit Facility (each, a "Revolving Credit Increase"), (B) an increase in either Term A Facility (each, a "Term A Loan Increase"), (C) an increase in the Term B Facility (each, a "Term B Loan Increase"; each Term A Loan Increase and Term B Loan Increase, collectively, referred to as the "Term Loan Increases"), (D) one or more term A loan tranches to be made available to the Borrower (each, an "Incremental Term A Loan") or (E) one or more term B loan tranches to be made available to the Borrower (each, an "Incremental Term B Loan"; each Incremental Term A Loan and Incremental Term B Loan, collectively, referred to as the "Incremental Term Loans"), or (y) on or after the Closing Date, an increase in the Performance Letter of Credit Facility (each, a "Performance Letter of Credit Increase"; each Incremental Term Loan, each Revolving Credit Increase, each Performance Letter of Credit Increase and each Term Loan Increase, collectively, referred to as the "Incremental Increases"); provided that (i) the principal amount for all such Performance Letter of Credit Increases shall not exceed $250,000,000; (ii) the principal amount for all such Incremental Increases other than Performance Letter of Credit Increases (which shall be governed by clause (i)) shall not exceed $250,000,000; (iii) any such request for an Incremental Increase shall be in a minimum amount of $25,000,000 (or a lesser amount in the event such amount represents all remaining availability under this Section); (iv) no Revolving Credit Increase shall (A) increase the Financial/Commercial Letter of Credit Sublimit or the Aggregate Revolving Credit Commitments without the consent of each L/C Issuer under the Revolving Credit Facility (or, if such increase applies only to certain L/C Issuers pursuant to their agreement, such L/C Issuers), (B) increase the Letter of Credit Commitment of any L/C Issuer without the consent of such L/C Issuer or (C) increase the Swing Line Sublimit without the consent of the Swing Line Lender; (v) no Performance Letter of Credit Increase shall be effectuated without the consent of each L/C Issuer under the Performance Letter of Credit Facility (or, if such increase applies only to certain L/C Issuers pursuant to their agreement, such L/C Issuers); (vi) no Incremental Term A Loan shall mature earlier than the latest Maturity Date for either Term A Facility then in effect or have a shorter weighted average life to maturity than the longest remaining weighted average life to maturity of each Term A Facility (or, if applicable, and longer, any prior Incremental Term A Loan); (vii) no Incremental Term B Loan shall mature earlier than the Maturity Date for the Term B Facility then in effect or have a shorter weighted average life to maturity than the remaining weighted average life to maturity of the Term B Facility (or, if applicable, and longer, any prior Incremental Term B Loan); (viii) each Incremental Term Loan shall (A) rank pari passu or junior in right of payment, prepayment, voting and/or security with the Term Loans, including sharing in mandatory prepayments under Section 2.05(b) pro rata with the Term Loans (unless agreed to be paid after the Term Loans by the Lenders providing such Incremental Term Loan) (and any Incremental Term Loans that are junior in right of payment and/or security shall have customary second lien, prepayment, standstill and other provisions reasonably acceptable to the Administrative Agent and the Borrower) and (B) shall have an Applicable Rate or pricing grid as determined by the Lenders providing such Incremental Term Loans and the Borrower; provided that, in the case of any Incremental Term B Loan or Term B Loan Increase, if the Applicable Rate in respect of such Incremental Term B Loan or Term B Loan Increase exceeds the Applicable Rate then in effect for the Term B Facility (or, if applicable, any prior Incremental Term B Loan) by more than 0.50% for each Type of Loan, then the Applicable Rate for the Term B Facility (including any prior Incremental Term B Loan) shall be increased so that the Applicable Rate in respect of the Term B Facility (and any prior Incremental Term B Loan) for each Type of Loan is equal to the Applicable Rate for the Incremental Term B Loan or Term B Loan Increase for each Type of Loan minus 0.50%; provided, further, solely for the purposes of this Section 2.14(a), in determining the Applicable Rate(s) applicable to each Incremental Term B Loans or Term B Loan Increase and the Applicable Rate(s) for the applicable Term B Facility (and any prior Incremental Term B Loan), (1) original issue discount ("OID") or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders under such Incremental Term B Loan, Term B Loan Increase or the Term B Facility (and any prior Incremental Term B Loan) in the initial primary syndication thereof shall be included (with OID being equated to interest based on assumed four-year life to maturity), (2) the effects of any and all interest rate floors shall be included and (3) customary arrangement or commitment fees payable to the Arrangers (or their respective affiliates) in connection with the Term B Facility (and any prior Incremental Term B Loan) or to one or more arrangers (or their affiliates) of any Incremental Term B Loan or Term B Loan Increase shall be excluded; (ix) except as provided above, all other terms and conditions applicable to any Incremental Term Loan, to the extent not consistent with the terms and conditions applicable to the applicable Term Facility, shall be reasonably satisfactory to the Administrative Agent, the applicable Lenders providing such Incremental Term Loans and the Borrower; and (x) each Incremental Increase shall constitute Obligations hereunder and, except as provided above with respect to any Incremental Term Loan that is junior in right of payment, prepayment, voting and/or security, shall be guaranteed and secured pursuant to the Guaranty and the Collateral Documents on a pari passu basis with the other Obligations hereunder.
(b) Process for Increase.  Incremental Increases may be (but shall not be required to be) provided by any existing Lender, in each case on terms permitted in this Section 2.14 and otherwise on terms reasonably acceptable to the Borrower and the Administrative Agent, or by any Additional Lender pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent; provided that (i) the Administrative Agent shall have consented (in each case, such consent not to be unreasonably withheld, delayed or conditioned) to each proposed Additional Lender providing such Incremental Increase to the extent the Administrative Agent would be required to consent to an assignment to such Additional Lender pursuant to Section 10.06(b)(iii), (ii) in the case of any Revolving Credit Increase, each L/C Issuer under the Revolving Credit Facility and the Swing Line Lender shall have consented (in each case, such consent not to be unreasonably withheld, delayed or conditioned) to each such Lender or proposed Additional Lender providing such Revolving Credit Increase if such consent by the L/C Issuers or the Swing Line Lender, as the case may be, would be required under Section 10.06(b) for an assignment of Revolving Credit Loans or Revolving Credit Commitments to such Lender or proposed Additional Lender, and (iii) in the case of any Performance Letter of Credit Increase, each L/C Issuer under the Performance Letter of Credit Facility shall have consented (such consent not to be unreasonably withheld, delayed or conditioned) to each such Lender or proposed Additional Lender providing such Performance Letter of Credit Increase if such consent by such L/C Issuers would be required under Section 10.06(b) for an assignment of Performance Letter of Credit Commitments to such Lender or proposed Additional Lender; provided further that the Borrower shall not be required to offer or accept commitments from existing Lenders for any Incremental Increase.  No Lender shall have any obligation to increase its Revolving Credit Commitment, increase its Performance Letter of Credit Commitment, increase its Term A-1 Commitment or Term A-2 Commitment, Term A-1 Loans, Term A-2 Loans, Term B Commitment or Term B Loans, or participate in any Incremental Term Loan, as the case may be (and any existing Lender that fails to respond to any request for an increase or an incremental loan within the requested time shall be deemed to have declined to provide any such increase or incremental loan), and no consent of any Lender, other than the Lenders agreeing to provide any portion of an Incremental Increase, shall be required to effectuate such Incremental Increase.
(c) Effective Date and Allocations.  The Administrative Agent and the Borrower shall determine the effective date of any Incremental Increase (the "Increase Effective Date").  The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such Incremental Increase and the Increase Effective Date.
(d) Conditions to Effectiveness of Increase.
(i)
As a condition precedent to each Incremental Increase, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower and, if reasonably determined by the Administrative Agent to be necessary or desirable under applicable Law with respect to the Guaranty of a Guarantor, of each such Guarantor, dated as of the Increase Effective Date, signed by a Responsible Officer of the Borrower or Guarantor and (i) certifying and attaching the resolutions adopted by the Borrower or Guarantor approving or consenting to such Incremental Increase (which, with respect to any such Loan Party, may, if applicable, be the resolutions entered into by such Loan Party in connection with the incurrence of the Obligations on the Closing Date) and (ii) certifying that, before and after giving effect to such increase (and assuming that the commitments of such Incremental Increase are fully drawn),

(A)
the representations and warranties contained in Article V and the other Loan Documents shall be true and correct in all material respects (or, with respect to representations and warranties modified by a materiality or Material Adverse Effect standard, in all respects) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, with respect to representations and warranties modified by a materiality or Material Adverse Effect standard, in all respects) as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01; provided that in the case of any Incremental Term Loan or Term Loan Increase the proceeds of which are to be used to finance a Limited Condition Transaction permitted hereunder, to the extent agreed by the Lenders providing such Incremental Term Loan or Term Loan Increase, the representations and warranties the accuracy of which are a condition to the funding of such Incremental Term Loan or Term Loan Increase may be limited to (1) the Specified Representations (or such other formulation thereof as may be agreed by the lenders providing such Incremental Term Loan or Term Loan Increase), and (2) those representations of the acquired company in the applicable acquisition agreement that are material to the interests of the lenders under the Incremental Term Loan or Term Loan Increase and if breached would give the Borrower the right to terminate or refuse to close under the applicable acquisition agreement;

(B)
no Default or Event of Default shall exist and be continuing; provided that in the case of any Incremental Term Loan or Term Loan Increase the proceeds of which are to be used to finance a Limited Condition Transaction permitted hereunder, to the extent agreed by the lenders providing such Incremental Term Loan or Term Loan Increase, (1) at the time of the execution and delivery of the purchase agreement or other definitive documentation related to such Limited Condition Transaction, no Event of Default shall have occurred and be continuing or shall occur as a result thereof and (2) on the date of the effectiveness and the making of any such Incremental Term Loan or Term Loan Increase, no Specified Default shall have occurred and be continuing or shall occur as a result thereof;

(C)
the Borrower and its Subsidiaries shall be in pro forma compliance with each of the financial covenants contained in Section 7.11; provided that in the case of any Incremental Term Loan or Term Loan Increase the proceeds of which are to be used to finance a Limited Condition Transaction, if the Borrower so requests, to the extent agreed by the lenders providing such Incremental Term Loans or Term Loan Increase, such compliance may be measured at the time of the execution and delivery of the purchase agreement or other definitive documentation related to such Limited Condition Transaction (and Section 1.03(c)(iii) shall then apply); and

(D)
in the case of any Incremental Increase other than a Performance Letter of Credit Increase, after giving pro forma effect thereto, the Consolidated Senior Secured Leverage Ratio of the Borrower and its Subsidiaries shall not exceed 2.75 to 1.00; provided that in the case of any Incremental Term Loan or Term Loan Increase the proceeds of which are to be used to finance a Limited Condition Transaction, if the Borrower so requests, to the extent agreed by the lenders providing such Incremental Term Loans or Term Loan Increase, such compliance may be measured at the time of the execution and delivery of the purchase agreement or other definitive documentation related to such Limited Condition Transaction (and Section 1.03(c)(iii) shall then apply).

(ii)
To the extent that any Incremental Increase shall take the form of an Incremental Term Loan, this Agreement shall be amended (without the need to obtain the consent of any Lender or any L/C Issuer other than the Lenders providing such Incremental Term Loans), in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, to include such terms as are customary for a term loan commitment, including mandatory prepayments, assignments and voting provisions; provided that the covenants, defaults and similar non-economic provisions applicable to any Incremental Term Loan, taken as a whole, (i) shall be no more restrictive than the corresponding terms set forth in the then existing Loan Documents without the express written consent of the Administrative Agent, except to the extent (x) necessary to provide for additional or different covenants or other terms applicable only during the period after the latest Maturity Date of each other then existing Facility, (y) such terms are added in the Loan Documents for the benefit of the Lenders under each Facility pursuant to an amendment hereto or thereto subject solely to the reasonable satisfaction of the Administrative Agent or (z) otherwise reasonably acceptable to the Administrative Agent and (ii) shall not contravene any of the terms of the then existing Loan Documents.

(iii)
Each Revolving Credit Increase shall have the same terms as the outstanding Revolving Credit Loans and be part of the existing revolving credit facilities hereunder.  Upon each Revolving Credit Increase (x) each Lender having a Revolving Credit Commitment immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Credit Increase (each, a "Revolving Credit Increase Lender") in respect of such increase, and each such Revolving Credit Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender's participations hereunder in outstanding Letters of Credit under the Revolving Credit Facility and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in such Letters of Credit and (ii) participations hereunder in Swing Line Loans, will, in each case, equal each Revolving Credit Lender's Applicable Revolving Credit Percentage (after giving effect to such increase in the Revolving Credit Facility) and (y) if, on the date of such increase there are any Revolving Credit Loans outstanding, the Lenders shall make such payments among themselves as the Administrative Agent may reasonably request to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Applicable Revolving Credit Percentages arising from such Revolving Credit Increase, and the Borrower shall pay to the applicable Lenders any amounts required to be paid pursuant to Section 3.05 in connection with such payments among the Lenders as if such payments were effected by prepayments of Revolving Credit Loans.

(iv)
Each Performance Letter of Credit Increase shall have the same terms and be part of the Performance Letter of Credit Facility.  Upon each Performance Letter of Credit Increase each Lender having a Performance Letter of Credit Commitment immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Performance Letter of Credit Increase (each, a "Performance Letter of Credit Increase Lender") in respect of such increase, and each such Performance Letter of Credit Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Performance Letter of Credit Lender's participations hereunder in outstanding Letters of Credit under the Performance Letter of Credit Facility such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit will equal each Performance Letter of Credit Lender's Applicable Performance Letter of Credit Percentage (after giving effect to such increase in the Performance Letter of Credit Facility).

(v)
Each Term Loan Increase may be part of either existing Term A Facility or the existing Term B Facility, as applicable, and shall have the same terms (except for pricing, including interest rate margins, upfront fees and original issue discount, which in the event of a Term B Loan Increase shall be subject to the pricing limitations set forth in Section 2.14(a)) as the outstanding Term A-1 Loans, Term A-2 Loans or Term B Loans, as applicable; provided that, as of the Increase Effective Date with respect to any Term Loan Increase, the amortization schedule set forth in Section 2.07(a) or (b), as applicable, shall be amended to increase the then-remaining unpaid installments of principal by an aggregate amount equal to the additional Term Loans being made on such date, such aggregate amount to be applied to increase such installments ratably in accordance with the amounts in effect immediately prior to the Increase Effective Date.  Such amendment may be signed by the Administrative Agent on behalf of the Lenders.

(e) Conflicting Provisions.  This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.
2.15 Permitted Refinancing Amendment.
(a) Permitted Refinancing Amendment.  At any time after the Closing Date, the Borrower may obtain, from any Lender or any Permitted Refinancing Lender, Permitted Credit Agreement Refinancing Indebtedness permitted by Section 7.02(o) in respect of all or any portion of the Loans or Commitments (other than under the Performance Letter of Credit Facility) then outstanding under this Agreement, in the form of Permitted Refinancing Loans or Permitted Refinancing Commitments, in each case pursuant to a Permitted Refinancing Amendment; provided, notwithstanding anything to the contrary in this Section 2.15 or otherwise, (i) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Permitted Refinancing Revolving Credit Commitments (and related outstandings), (B) repayments required upon the maturity date of the Permitted Refinancing Revolving Credit Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (iii) below)) of Loans with respect to Permitted Refinancing Revolving Credit Commitments after the date of obtaining any Permitted Refinancing Revolving Credit Commitments shall be made on a pro rata basis with all Revolving Credit Commitments outstanding at such time, (ii) all Swing Line Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Credit Commitments, (iii) assignments and participations of Permitted Refinancing Revolving Credit Commitments and Permitted Refinancing Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans and (iv) the Permitted Refinancing Term Loans may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments of Term Loans hereunder, as specified in the applicable Permitted Refinancing Amendment.
(b) Terms, Etc.  The terms, provisions and documentation of any Permitted Refinancing Loans and Permitted Refinancing Commitments shall be subject to the limitations set forth in the definition of "Permitted Credit Agreement Refinancing Indebtedness".
(c) Minimum Amounts.  Each issuance of Permitted Credit Agreement Refinancing Indebtedness under Section 2.15(a) shall be in an aggregate principal amount that is not less than $10,000,000, and an integral multiple of $1,000,000 in excess thereof.
(d) Conditions Precedent.  The effectiveness of any Permitted Refinancing Amendment shall be subject to the satisfaction or waiver on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) board resolutions, officers' certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.01, (ii) customary legal opinions reasonably acceptable to the Administrative Agent and (iii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Permitted Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents.
(e) Effectiveness.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Permitted Refinancing Amendment.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Permitted Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Permitted Refinancing Loans and/or Permitted Refinancing Commitments).
(f) Necessary Amendments.  Any Permitted Refinancing Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.15 and each of the parties hereto hereby consents to the transactions contemplated by this Section 2.15 (including, for the avoidance of doubt, payment of interest, fees or premium in respect of any Permitted Credit Agreement Refinancing Indebtedness on such terms as may be set forth in the relevant Permitted Refinancing Amendment in accordance with this Section 2.15).
(g) Conflicting Provisions.  This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.
2.16 Cash Collateral.
(a) Certain Credit Support Events.  If (i) an L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 8.02(c), or (iv) there shall exist a Defaulting Lender, the Borrower shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases), following any request by the Administrative Agent or such L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender).  Additionally, if the Administrative Agent notifies the Borrower at any time that (A) the Outstanding Amount of all L/C Obligations with respect to Financial Letters of Credit and Commercial Letters of Credit at such time (to the extent not fully Cash Collateralized) exceeds 105% of the Financial/Commercial Letter of Credit Sublimit then in effect, (B) the Outstanding Amount of all L/C Obligations with respect to Letters of Credit issued under the Revolving Credit Facility at such time (to the extent not fully Cash Collateralized) exceeds 105% of the Revolving Credit Facility then in effect or (C) the Outstanding Amount of all L/C Obligations issued under the Performance Letter of Credit Facility at such time (to the extent not fully Cash Collateralized) exceeds 105% of the Performance Letter of Credit Facility then in effect, then, in each case, within two Business Days after receipt of such notice, the Borrower shall provide Cash Collateral for the Outstanding Amount of the L/C Obligations in an amount not less than the amount by which the Outstanding Amount of all L/C Obligations with respect to Financial Letters of Credit and Commercial Letters of Credit (to the extent not fully Cash Collateralized) exceeds the Financial/Commercial Letter of Credit Sublimit, the amount by which the Outstanding Amount of all L/C Obligations with respect to Letters of Credit issued under the Revolving Credit Facility (to the extent not fully Cash Collateralized) exceeds the Revolving Credit Facility or the amount by which the Outstanding Amount of all L/C Obligations under the Performance Letter of Credit Facility (to the extent not fully Cash Collateralized) exceeds the Performance Letter of Credit Facility, as applicable.
(b) Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and agrees to maintain, a first priority security interest (subject to Permitted Liens in favor of the depositary institutions in which such Cash Collateral is held) in all such cash, deposit accounts and all balances therein, and all other property so provided as Cash Collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the applicable L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.  The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.
(c) Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.03, 2.04, 2.05, 2.17 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(d) Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the determination by the Administrative Agent and the applicable L/C Issuer that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and the applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
2.17 Defaulting Lenders.
(a) Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)
Waivers and Amendments.  Such Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01 and in the definition of "Required Lenders", "Required Revolving Lenders", "Required Term A-1 Lenders", "Required Term A-2 Lenders", "Required Term B Lenders" and "Required Performance Letter of Credit Lenders".

(ii)
Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, if such Defaulting Lender is a Revolving Credit Lender or a Performance Letter of Credit Lender, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuers or Swing Line Lender hereunder; third, if such Defaulting Lender is a Revolving Credit Lender or a Performance Letter of Credit Lender, to Cash Collateralize each L/C Issuer's Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.16; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender's potential future funding obligations with respect to Loans under this Agreement and (y) if such Defaulting Lender is a Revolving Credit Lender or a Performance Letter of Credit Lender, Cash Collateralize each L/C Issuer's future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.16; sixth, in the case of a Defaulting Lender under any Facility, to the payment of any amounts owing to the other Lenders under such Facility (in the case of the Revolving Credit Facility, including the L/C Issuers or Swing Line Lender and in the case of the Performance Letter of Credit Facility, including the L/C Issuers) as a result of any judgment of a court of competent jurisdiction obtained by any Lender under such Facility (in the case of the Revolving Credit Facility, including the L/C Issuers or Swing Line Lender and in the case of the Performance Letter of Credit Facility, including the L/C Issuers) against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders under the applicable Facility on a pro rata basis (and ratably among all applicable Facilities computed in accordance with the Defaulting Lenders' respective funding deficiencies) prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender under the applicable Facility until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.17(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)	Certain Fees.
(A)
No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)
Each Defaulting Lender that is a Revolving Credit Lender or a Performance Letter of Credit Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Revolving Credit Percentage or Applicable Performance Letter of Credit Percentage, as applicable, of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16.

(C)
With respect to any fee payable under Section 2.09(a) or (b) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender's participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer's or Swing Line Lender's Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)
Reallocation of Applicable Percentages to Reduce Fronting Exposure.  All or any part of such Defaulting Lender's participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders which are Revolving Credit Lenders or Performance Letter of Credit Lenders, as applicable, in accordance with their respective Applicable Revolving Credit Percentages or Applicable Performance Letter of Credit Percentages (calculated without regard to such Defaulting Lender's Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure or Performance Letter of Credit Exposure, as applicable, of any Non-Defaulting Lender to exceed such Non-Defaulting Lender's Revolving Credit Commitment or Performance Letter of Credit Commitment, as applicable.  Subject to Section 10.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender's increased exposure following such reallocation.

(v)
Cash Collateral, Repayment of Swing Line Loans.  If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender's Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers' Fronting Exposure in accordance with the procedures set forth in Section 2.16.

(b) Defaulting Lender Cure.  If the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuers agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.17(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.
ARTICLE III
 TAXES, YIELD PROTECTION AND ILLEGALITY
3.01 Taxes.  (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i)
Any and all payments by or on account of any obligation of any Loan Party hereunder or under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Laws (as determined in the good faith discretion of the Administrative Agent or any Loan Party) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)
If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)
If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Loan Parties.  Without limiting the provisions of, or duplication of amounts payable under, subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c) Tax Indemnifications.  Without limiting the provisions of, or duplication of amounts payable under, subsections (a) or (b) above, (i) each of the Loan Parties shall, and does hereby, jointly and severally, indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error.  Each of the Loan Parties shall, and does hereby, jointly and severally, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or an L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.
(ii)
Each Lender and each L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or such L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender's failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or such L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or the Borrower shall be conclusive absent manifest error.  Each Lender and each L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments.  Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.
(e) Status of Lenders; Tax Documentation.
(i)
Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or the taxing authorities of a jurisdiction pursuant to such applicable law reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation either (A) set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below or (B) required by applicable law other than the Code or the taxing authorities of the jurisdiction pursuant to such applicable law to comply with the requirement for exemption or reduction of withholding tax in that jurisdiction) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)	Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)
any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)
any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)
in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

(2)	executed copies of IRS Form W-8ECI;
(3)
in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(4)
to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)
any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)
if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

(iii)
Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an L/C Issuer, or have any obligation to pay to any Lender or any L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such L/C Issuer, as the case may be.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to such Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such tax had never been paid.  This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.
(g) Survival.  Each party's obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or an L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
3.02 Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Rate (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
3.03 Inability to Determine Rates.
(a) Generally.
(i)
Except in the case of circumstances described in Section 3.03(b), if in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof, (A)  the Administrative Agent determines that (1) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, or (2) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency) or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (a)(i) above, "Impacted Loans"), or (B) the Administrative Agent or the Required Lenders determine that for any reason the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent upon the instruction of the Required Lenders revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Revolving Credit Borrowing of Base Rate Loans in the amount specified therein.

(ii)
Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a)(i)(A) of this section, the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (A) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a)(i)(A) of the first sentence of this Section, (B) the Administrative Agent or the Required Lenders (or, if fewer, the affected Lenders) notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (C) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

(b) Non-Temporary Situations with Respect to LIBOR.  Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:
(i)
adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)
the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the "Scheduled Unavailability Date"), or

(iii)
syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a "LIBOR Successor Rate"), together with any proposed LIBOR Successor Rate Conforming Changes (as defined below) and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment.
If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended, (to the extent of the affected Eurocurrency Rate Loans or Interest Periods), and (y) the Eurocurrency Rate component shall no longer be utilized in determining the Base Rate.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in a LIBOR Quoted Currency (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.  Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.
3.04 Increased Costs; Reserves on Eurocurrency Rate Loans.  (a) Increased Costs Generally.  If any Change in Law shall:
(i)
impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e), other than as set forth below) or an L/C Issuer;

(ii)
subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)
impose on any Lender or an L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or, in the case of clause (ii) above, any Loan), or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or an L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered; provided that the Borrower shall not be treated less favorably with respect to such amounts than how other similarly situated borrowers of such Lender or L/C Issuer are generally treated (it being understood that this provision shall not be construed to obligate any Lender or L/C Issuer to make available any information that, in its sole discretion, it deems confidential).
(b) Capital Requirements.  If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender's or such L/C Issuer's holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender's or such L/C Issuer's capital or on the capital of such Lender's or such L/C Issuer's holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender's or such L/C Issuer's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or such L/C Issuer's policies and the policies of such Lender's or such L/C Issuer's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender's or such L/C Issuer's holding company for any such reduction suffered; provided that the Borrower shall not be treated less favorably with respect to such amounts than how other similarly situated borrowers of such Lender or L/C Issuer are generally treated (it being understood that this provision shall not be construed to obligate any Lender or L/C Issuer to make available any information that, in its sole discretion, it deems confidential).
(c) Certificates for Reimbursement.  A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d) Delay in Requests.  Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender's or such L/C Issuer's right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or such L/C Issuer's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e) Additional Reserve Requirements.  The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days' prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender; provided further that the Borrower shall not be treated less favorably with respect to such amounts than how other similarly situated borrowers of such Lender or L/C Issuer are generally treated (it being understood that this provision shall not be construed to obligate any Lender or L/C Issuer to make available any information that, in its sole discretion, it deems confidential).  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.
3.05 Compensation for Losses.  Within ten (10) days of receipt of demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;
(c) any failure by the Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or
(d) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;
excluding any loss of anticipated profits but including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.
3.06 Mitigation Obligations; Replacement of Lenders.  (a) Designation of a Different Lending Office.  Each Lender may make any Credit Extension to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Credit Extension in accordance with the terms of this Agreement.  If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.
(b) Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 10.13.
3.07 Survival.  All obligations of the Loan Parties under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.
ARTICLE IV
 CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01 Conditions of Initial Credit Extension.  The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
(a) The Administrative Agent's receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:
(i)	counterparts of this Agreement, the Guaranty, and the Security and Pledge Agreement executed by each Person a party thereto;
(ii)
a Note executed by the Borrower in favor of each Lender that shall have requested a Note with respect to the applicable Facility at least two Business Days prior to the Closing Date; provided that this shall not prevent a Lender from requesting a Note to be delivered after the Closing Date;

(iii)
such customary certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower and each Guarantor as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Borrower or Guarantor is a party or is to be a party;

(iv)
such documents and customary good standing certificates as the Administrative Agent may reasonably require to evidence that the Borrower and each Guarantor is duly organized or formed, validly existing and (to the extent applicable) in good standing in the jurisdiction where it is organized;

(v)	customary opinions of Mayer Brown LLP and certain local counsel, in each case counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the Closing Date;
(vi)
a certificate signed by a Responsible Officer of the Borrower certifying that (A) the conditions specified in Section 4.01(c) and 4.01(d) have been satisfied and (B) each of the Specified Representations and the Specified Purchase Agreement Representations are true and correct in all material respects (or, with respect to representations and warranties modified by materiality standards, in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, with respect to representations and warranties modified by materiality standards, in all respects) as of such earlier date;

(vii)	a solvency certificate substantially in the form of Exhibit G signed by the chief financial officer of the Borrower;
(viii)
evidence that the Existing Credit Agreements and all other third-party Indebtedness for borrowed money of Borrower and its Subsidiaries (after giving effect to the Acquisition), other than Indebtedness permitted under the Loan Documents, have been or substantially concurrently with the Closing Date are being repaid (and, with respect, to the Existing Credit Agreements, terminated), and all Liens, if any, securing any such repaid and terminated Indebtedness have been or substantially concurrently with the Closing Date are being released;

(ix)
(A) audited consolidated balance sheets and related consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the last three fiscal years ended at least 60 days prior to the Closing Date, (B) audited consolidated balance sheets and related consolidated statements of income and cash flows of the Target and its Subsidiaries for the last three fiscal years ended at least 60 days prior to the Closing Date, (C) unaudited consolidated balance sheets and related consolidated statements of income and cash flows of the Borrower and its Subsidiaries for each fiscal quarter of the Borrower (other than the fourth fiscal quarter) ended after December 31, 2017 and at least 45 days prior to the Closing Date, and (D) unaudited consolidated balance sheets and related consolidated statements of income and cash flows of the Target and its Subsidiaries for each fiscal quarter of the Target (other than the fourth fiscal quarter) ended after September 30, 2017 and at least 45 days prior to the Closing Date;

(x)
a pro forma consolidated balance sheet as of the end of the most recently ended fiscal quarter ended at least 45 days prior to the Closing Date, or 90 days prior to the Closing Date in case such four fiscal quarter period is the end of the Borrower's fiscal year, and related consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the prior twelve month period ending on the relevant fiscal quarter or year-end, after giving effect to all elements of the Transaction to be effected on or before the Closing Date;

(xi)
consolidated forecasts for the fiscal years ending December 31, 2018 through December 31, 2022 of the Borrower and its Subsidiaries of balance sheets, income statements and cash flow statements on a quarterly basis through December 31, 2018 and on an annual fiscal year basis for the remainder of such period;

(xii)
a Request for Credit Extension in accordance with the requirements hereof (with a copy to the applicable L/C Issuer or the Swing Line Lender, if applicable), along with a customary flow of funds statement executed by the Borrower with respect to all Loans to be advanced and other transactions to occur on the Closing Date; and

(xiii)	to the extent applicable, a Funding Indemnity Letter.
(b) The Collateral and Guarantee Requirement (other than in accordance with Section 6.18 and Schedule 6.18) shall have been satisfied and (after giving effect to any Liens to be released prior to or contemporaneously with the initial Credit Extension on the Closing Date) the Collateral shall be subject to no Liens other than Permitted Liens; provided that if, notwithstanding the use by the Borrower of commercially reasonable efforts to provide and perfect on the Closing Date security interest in assets intended to constitute Collateral such provision and/or perfection of a security interest (other than the (i) execution and delivery of the Security and Pledge Agreement by each Loan Party and (ii) the delivery of UCC financing statements with respect to each Loan Party (or an authorization permitting the Administrative Agent to file UCC financing statements with respect to each Loan Party)) is not accomplished as of the Closing Date, such provision and/or perfection of a security interest in such Collateral shall not be a condition to the availability of the initial Credit Extension on the Closing Date (but shall be required to be satisfied after the Closing Date within the period specified therefor in Schedule 6.18 or such later date as the Administrative Agent may reasonably agree).
(c) Since February 22, 2018 there shall not have occurred a Target Material Adverse Effect.
(d) (i) Bank of America shall have received a final, executed copy of the Acquisition Agreement and any amendment, modification or waiver thereof since the execution thereof on February 22, 2018, and (ii) the Acquisition shall be consummated simultaneously or substantially concurrently with the closing under the Facilities in accordance with the terms of the Acquisition Agreement (without giving effect to any amendment, modification (including, without limitation, any updates to the exhibits, annexes and schedules thereto) or any consent or waiver thereto by the Borrower, in each case, that is material and adverse to the interests of the Lenders (in their capacities as such), either individually or in the aggregate, without the prior written consent of the Arrangers, such consent not to be unreasonably withheld, delayed or conditioned).
(e) At least one Business Day prior to the Closing Date, the Borrower and each of the other Loan Parties shall have provided to the Administrative Agent and the Lenders all documentation and other information required by regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, that has been requested in writing not less than five Business Days prior to the Closing Date; provided that such information shall, to the extent requested at least ten Business Days prior to the Closing Date, have been provided at least five Business Days prior to the Closing Date).
(f) Any fees required to be paid pursuant to this Agreement or the Fee Letters shall have been paid.
(g) Unless waived by the Administrative Agent, all reasonable and documented out-of-pocket expenses required to be paid on or before the Closing Date shall have been paid (to the extent invoiced at least three Business Days (or such shorter period as the Borrower may agree) prior to the Closing Date (provided that any such invoice shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent)).
(h) The Revolving Credit Facility and Performance Letter of Credit Facility shall be unutilized, other than (i) with respect to the issuance of Letters of Credit (including the continuation or replacement of Existing Letters of Credit), and (ii) up to $100,000,000 of Revolving Credit Loans, which may be drawn on the Closing Date.
Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
4.02 Conditions to All Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans and other than the initial Credit Extension on the Closing Date, which shall be subject solely to the conditions in Section 4.01) is subject to the following conditions precedent:
(a) The representations and warranties of the Borrower contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or, with respect to representations and warranties modified by materiality standards, in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, with respect to representations and warranties modified by materiality standards, in all respects) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively;
(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof;
(c) The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof;
(d) In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) or the applicable L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency; and
(e) Solely with respect to any Request for Credit Extension under the Term A-1 Facility and/or Term A-2 Facility, the Administrative Agent shall have received a certification from the Borrower that the proceeds thereof are being utilized solely to make payments (or to reimburse the Borrower for payments made by it prior to the Closing Date) with respect to the Ichthys Project via the Ichthys Project Joint Ventures.
Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V
 REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Administrative Agent and the Lenders that:
5.01 Existence, Qualification and Power.  Each Loan Party (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the Transactions, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except, solely with respect to clauses (b)(i) and (c) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
5.02 Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person's Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any applicable Law, except in the cases of clause (b) and (c) as could not reasonably be expected to have a Material Adverse Effect.
5.03 Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or otherwise in connection with the Transactions, other than (a) filings and delivery of certificates and promissory notes representing Collateral necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (b) such approvals, consents, exemptions, authorizations, actions, notices and filings that either have been duly obtained, taken, given or made and are in full force and effect or the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect, and (c) such approvals, consents, exemptions, authorizations or other actions, notices or filings (i) in connection with the enforcement of the Loan Documents or (ii) the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.
5.04 Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
5.05 Financial Statements; No Material Adverse Effect.  (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material Indebtedness of the Borrower and its Subsidiaries as of the date thereof to the extent required to be reflected on the Audited Financial Statements in accordance with GAAP or identified in the footnotes thereto.
(b) The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated September 30, 2017, and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholders' equity for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
(d) The pro forma financial statements delivered pursuant to Section 4.01(a)(x) accurately present the pro forma financial position of the Borrower and its Subsidiaries on a consolidated basis as of the date thereof and giving effect to the consummation of the Transactions to be effected on or before the Closing Date; provided that (i) such pro forma financial statements shall include adjustments applied in accordance with Regulation S-X of the Securities Act of 1933, and (ii) any other pro forma financial statements delivered pursuant to Section 4.01(a)(x) shall include adjustments customary for confidential information memoranda prepared in connection with financings of the type of the Facilities, and shall not be required to comply with Regulation S-X of the Securities Act of 1933; provided further that any purchase accounting adjustments set forth in the financial statements delivered pursuant to Section 4.01(a)(x) may be preliminary in nature and be based only on estimates and allocations determined by the Borrower.
(e) The consolidated forecasted balance sheet, statements of income and cash flows of the Borrower and its Subsidiaries delivered pursuant to Section 4.01 or Section 6.01(c) were prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made and at the time delivered hereunder (it being understood by the Lenders that the such forecasts are subject to significant uncertainties and contingencies, many of which are beyond the Borrower's control; that such forecasts, by their nature, are inherently uncertain and no assurances are being given that the results reflected in such forecasts will be achieved; and that actual results may differ from such forecasts, and such differences may be material).
5.06 Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the actual knowledge of the Borrower after due and diligent investigation, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect the validity or enforceability of this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except any Disclosed Litigation, either individually or in the aggregate that could reasonably be expected to have a Material Adverse Effect.
5.07 No Default.  Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
5.08 Ownership of Property; Liens.  (a) Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b) The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Permitted Liens.
5.09 Environmental Compliance.  Except as specifically disclosed in Schedule 5.09, there is no known violation of existing Environmental Laws by the Borrower or any of its Subsidiaries or any of their respective owned or leased real properties, or any known existing claims in writing alleging such potential liability or alleged violations thereof, that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Notwithstanding any other representation and warranty herein, this is the only representation and warranty with respect to Environmental Laws.
5.10 Insurance.  The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates; provided that the foregoing provisions of this Section 5.10 shall not restrict the ability of the Borrower or its Subsidiaries to use either commercially reasonable self-insurance or insurance through "captive" insurance Subsidiaries.
5.11 Taxes.  The Borrower and each of its Subsidiaries have filed all federal, state and other material tax returns required to be filed, and have paid all federal, state and other material Taxes levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or equivalent accounting standards in its country of organization and except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  There is no tax assessment proposed in writing against the Borrower or any Subsidiary that is not being actively contested by the Borrower or such Subsidiary in good faith that would, if made, have a Material Adverse Effect.    Neither any Loan Party nor any of its Subsidiaries is party to any tax sharing agreement other than that certain Tax Sharing Agreement dated as of January 1, 2006 by and between Halliburton Company, KBR Holdings, LLC and the Borrower.
5.12 ERISA Compliance.  (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws.  Each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service.  To the best knowledge of the Borrower, nothing has occurred that would reasonably be expected to prevent or cause the loss of such tax-qualified status.
(b) There are no pending or, to the actual knowledge of the Borrower after due and diligent investigation, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c) Except as could not reasonably be expected, whether individually or taken in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iii) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan or Multiemployer Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan or Multiemployer Plan.
(d) The Borrower is not and will not be using "plan assets" (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.
5.13 Subsidiaries; Equity Interests; Loan Parties.  As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable (to the extent applicable) and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except Permitted Liens.  As of the Closing Date, no Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13.  All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable.  Set forth on Part (c) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number.  The copy of the charter of each Loan Party and each amendment thereto provided to the Administrative Agent on the Closing Date is, as of the Closing Date, a true and correct copy of each such document, each of which is valid and in full force and effect as of the date hereof.
5.14 Margin Regulations; Investment Company Act.  (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  The execution, delivery and performance of the Loan Documents by the Borrower and its Subsidiaries will not violate the Regulations U or X of the FRB.  After applying the proceeds of any Loan, margin stock does not exceed 25% of the value of the assets subject to this Agreement or any other Loan Document.
(b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an "investment company" under the Investment Company Act of 1940.
5.15 Disclosure.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document, at the Closing Date (in the case of the Confidential Information Memorandum dated "March 2018" and provided to potential Lenders on March 17, 2018) or at the time furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent or any Lender (in the case of all other reports, financial statements, certificates or other information), together with filings by the Borrower with the SEC, contains any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they were made, not misleading; provided that, with respect to estimates, pro forma, projected or forecasted financial information, the Borrower's representations are limited to those set forth in Section 5.05(d) and (e).
5.16 Compliance with Laws.  Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
5.17 Intellectual Property; Licenses, Etc.  The Borrower and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, "IP Rights") that are material to the operation of their respective businesses, without conflict with the rights of any other Person, except as could not reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any of its Subsidiaries has been charged or, to the knowledge of the Borrower, threatened to be charged with any infringement of, nor has any of them infringed on, any unexpired trademark, patent, patent registration, copyright, copyright registration or other proprietary right of any person, except where the effect thereof individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
5.18 Solvency.  The Borrower is, on a consolidated basis with its Subsidiaries, Solvent.
5.19 Casualty, Etc.  Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), condemnation or eminent domain proceeding that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
5.20 Labor Matters.  Other than as could not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts, or other material labor disputes or grievances against the Borrower or any of its Subsidiaries, or to the Borrower's knowledge, threatened against or affecting the Borrower or any of its Subsidiaries and (b) no significant unfair labor practice charges or grievances are pending against the Borrower or any of its Subsidiaries, or the Borrower's knowledge, threatened against any of them before any Governmental Authority. All payments due from the Borrower or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or such Subsidiaries, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
5.21 OFAC.  Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (a) currently the subject or target of any Sanctions, (b) included on OFAC's List of Specially Designated Nationals, HMT's Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (c) located, organized or resident in a Designated Jurisdiction.
5.22 Anti-Corruption Laws.  Other than in connection with conduct occurring prior to 2010 which have been resolved with applicable Governmental Authorities and have been publicly reported, (i) the Borrower and its Subsidiaries have conducted their businesses in compliance with applicable Anti-Corruption Laws and have instituted and maintained policies and procedures designed to promote and achieve compliance by the Borrower and its Subsidiaries with such laws and (ii) neither the Borrower, any of its Subsidiaries nor (to the knowledge of the Borrower and its Subsidiaries) any director, officer, agent or employee thereof, has engaged in any activity or conduct which would violate any applicable Anti-Corruption Laws.
5.23 Collateral Documents.  The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien on all right, title and interest of the respective Loan Parties in the Collateral described therein.  In the case of the Pledged Collateral described in the Security and Pledge Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral and required to be delivered under the applicable Collateral Document are delivered to the Administrative Agent, and in the case of the other Collateral described in the Security and Pledge Agreement when financing statements are filed in the applicable filing offices, the Administrative Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien (subject to all Permitted Liens) on, and security interest in, all right, title and interest of the Loan Parties in such Collateral to the extent a security interest in such Collateral can be perfected by filing Uniform Commercial Code financing statements or possession, in each case prior and superior in right to the Lien of any other Person (subject to all Permitted Liens).
5.24 EEA Financial Institutions.  No Loan Party is an EEA Financial Institution.
ARTICLE VI
 AFFIRMATIVE COVENANTS
Until the Facility Termination Date, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:
6.01 Financial Statements.  Make available to the Administrative Agent (for distribution to each Lender):
(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2018), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders' equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders (with the understanding that any of the so-called "Big Four" accounting firms shall be deemed to be acceptable to the Required Lenders), which report shall state that such consolidated financial statements fairly present in all material respects the financial position of the Borrower and its Subsidiaries as at the date indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP (except as otherwise stated therein) and shall not be subject to any "going concern" or like qualification or exception (other than such a qualification or exception that is (x) solely with respect to, or resulting solely from, the upcoming maturity date of any of the Loans hereunder being scheduled to occur within twelve months from the time such report is delivered or (y) with respect to, or resulting from, any potential inability to satisfy the covenants set forth in Section 7.11 hereof on a future date or in a future period) or qualified with respect to scope limitations imposed by the Borrower or with respect to accounting principles followed by the Borrower not being in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with GAAP;
(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ending March 31, 2018), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders' equity, and cash flows for such fiscal quarter and for the portion of the Borrower's fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the Borrower's chief financial officer, treasurer, senior vice president, corporate finance, or controller as fairly presenting in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at the dates indicated and the consolidated results of their operations for the period indicated in accordance with GAAP, subject only to normal year-end audit adjustments and audit changes; and
(c) as soon as available, but in any event no later than 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2018), an annual business plan and budget of the Borrower and its Subsidiaries on a consolidated basis, including forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on an annual basis for the immediately following fiscal year (including the fiscal year in which the Maturity Date for the Term B Facility occurs).
As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.
6.02 Certificates; Other Information.  Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:
(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ended June 30, 2018), a duly completed Compliance Certificate signed by the chief financial officer, treasurer, senior vice president, corporate finance, or controller of the Borrower (i) containing a calculation of the Cumulative Available Amount and the amount thereof being utilized at such time pursuant to Section 7.03(j); (ii) stating that the Borrower was in compliance with the Collateral and Guarantee Requirement and Section 6.12 as of such date; (iii) stating that such officer has reviewed the terms of the Loan Documents and has made, or has caused to be made under his supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence of any Default or Event of Default during or at the end of such accounting period and that such officer does not have knowledge of the existence, as at the date of such certificate, of any Default or Event of Default, or, if he does have knowledge that a Default or an Event of Default existed or exists, specifying the nature and period of existence thereof and what action the Borrower has taken, is taking, or proposes to take with respect thereto; (iv) identifying each Subsidiary of the Borrower that, as of the date of such financial statements, constitutes (or is required to constitute pursuant to the aggregation test set forth in the definition thereof) a Material Domestic Subsidiary; (v) identifying each Subsidiary of the Borrower that constitutes a Project Finance Subsidiary and prior to the date of such financial statements, has not been included on Schedule 1.01(b); and (vi) setting forth calculations required to establish whether the Borrower was in compliance with each of the financial covenants set forth in Section 7.11 on the date of such financial statements and reconciling in reasonable detail the effect of Project Finance Subsidiaries, in each case in form and detail reasonably satisfactory to the Administrative Agent;
(b) upon the occurrence and during the continuance of an Event of Default, if requested by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them;
(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(d) promptly after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to the Acquisition Agreement; and
(e) promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent (or any Lender through the Administrative Agent) may from time to time reasonably request.
Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower's website on the Internet at the website address listed on Schedule 10.02; (ii) on which such documents are posted on the Borrower's behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) on which such report is filed electronically with the SEC's EDGAR system; provided that: (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent promptly upon the request therefor by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger may, but shall not be obligated to, make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, "Borrower Materials") by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the "Platform") and (b) certain of the Lenders (each, a "Public Lender") may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons' securities.  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof; (x) by marking Borrower Materials "PUBLIC," the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated "Public Side Information;" and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform not designated "Public Side Information."
6.03 Notices.  Promptly notify the Administrative Agent:
(a) of the occurrence of any Default or Event of Default;
(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including, in each case to the extent that such has resulted in or could reasonably be expected to result in a Material Adverse Effect, (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws; or (iv) any portion of the Collateral is damaged or destroyed.
(c) of the occurrence of any ERISA Event which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $20,000,000;
(d) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof, including any determination by the Borrower referred to in Section 2.10(b);
(e) of the (i) occurrence of any Disposition of property or assets or Extraordinary Receipt for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(ii) or (iii), (ii) occurrence of any Ichthys Recovery Event for which the Borrower is required to use commercially reasonable efforts to cause the Ichthys Joint Venture to make distributions to the Joint Venture partners (and the estimated amount thereof) and, upon such distribution, to make a mandatory prepayment pursuant to Section 2.05(b)(iv), (iii) making of any such distribution to the Joint Venture partners described in clause (ii), and (iv) incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(v); and
(f) of any announcement by Moody's or S&P of any change of any rating thereby of the Borrower or the Facilities.
Each notice pursuant to Section 6.03 (other than Section 6.03(e) or (f)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
6.04 Payment of Obligations.  Pay and discharge prior to delinquency all obligations and liabilities, including all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets the failure of which to pay could reasonably be expected to result in a Material Adverse Effect, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP or equivalent accounting standards in its country of organization are being maintained by the Borrower or such Subsidiary.
6.05 Preservation of Existence, Etc.  (a)  Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect; provided, however, that the existence (corporate or otherwise) of any Subsidiary may be terminated if such termination is determined by the Borrower to be in its best interest and is not materially disadvantageous to the Lenders.
6.06 Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof, except in each of clauses (a) and (b), where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.07 Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business (with regard to real property, in the geographic location where such real property is located), of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and all such insurance (except that of any Project Finance Subsidiary) shall (i) provide for not less than 30 days' prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance for reasons other than non-payment of premiums (and, to the extent commercially available, 10 days' notice in the case of cancellation resulting from the non-payment of premiums), and (ii) name the Administrative Agent as additional insured on behalf of the Secured Parties (in the case of liability insurance (other than workers' compensation insurance and employer's liability insurance)) and lender's loss payee with respect to the Collateral (in the case of property insurance), as applicable; provided that the foregoing provisions of this Section 6.07 shall not restrict the applicable Loan Party's ability to (i) self-insure in commercially reasonable amounts or (ii) use commercially reasonable self-insurance through "captive" insurance Subsidiaries.
6.08 Compliance with Laws and Material Contracts.  (a) Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect, and (b) perform and observe all the terms and provisions of each contract or agreement that is material to the business and/or operations of the Borrower and its Subsidiaries (each a "Material Contract") to be performed or observed by it, maintain each Material Contract in full force and effect, enforce each Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to any Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
6.09 Books and Records.  Maintain adequate books, records and account as may be required or necessary to permit the preparation of consolidated financial statements in accordance with sound business practices and GAAP or the equivalent international standards.
6.10 Inspection Rights.  Permit any representative designated by the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers and independent public accountants, all at such reasonable times during normal business hours and, subject to the limitation below, as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections when an Event of Default exists, only the Administrative Agent on behalf of the Lenders may exercise visitation and inspection rights of the Administrative Agent and the Lenders under this Section 6.10 (and representatives of any Lender may accompany the Administrative Agent on any such visit at their own expense) and the Administrative Agent shall not exercise such rights more often than two times during any calendar year absent the existence of an Event of Default and only one such time shall be at the Borrower's expense; provided further that (a) when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice and (b) so long as no Event of Default exists, advance notice of any discussion with such independent public accountant shall be given to the Borrower and the Borrower shall have the opportunity to be present at any such discussion.  Notwithstanding anything to the contrary in this Agreement, none of the Borrower or the Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (a) that constitutes non-financial trade secrets or non-financial proprietary information that is not reasonably related to the actual or projected financial results or results of operations of the Borrower and its Subsidiaries, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding, arm's-length agreement with a third party or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.
6.11 Use of Proceeds.  Use the proceeds of the Loans on or after the Closing Date, (a) with respect to proceeds of the Term B Facility, solely to fund a portion of the Transactions (including the Acquisition) on the Closing Date, (b) with respect to proceeds of each Term A Facility, solely to fund completion payments required to be funded in connection with the completion of the Ichthys Project through the Ichthys Project Joint Ventures and/or for reimbursements for any such completion payments funded prior to the Closing Date, (c) with respect to proceeds of the Performance Letter of Credit Facility, to issue Performance Letters of Credit (including in replacement or continuation of, or to backstop, letters of credit outstanding on the Closing Date) and (d) with respect to the Revolving Credit Facility, to finance a portion of the Transactions and otherwise to provide ongoing working capital and for other general corporate purposes (including Permitted Acquisitions) not in contravention of any Law or of any Loan Document.
6.12 Collateral and Guarantee Requirement; Collateral Information.
(a) If any Material Domestic Subsidiary is formed or acquired after the Closing Date, with all calculations required to determine whether a Subsidiary is a Material Domestic Subsidiary to be computed on a pro forma basis at such time, then within 60 days after such occurrence cause the Collateral and Guarantee Requirement to be satisfied.
(b) If any wholly-owned Domestic Subsidiary of the Borrower (other than an Excluded Subsidiary) (i) meets the financial test set forth in the definition of "Material Domestic Subsidiary" or (ii) is required to become a Guarantor based on the 95% aggregate test set forth in the proviso to the definition of "Material Domestic Subsidiary", in each case as of the end of a fiscal quarter or fiscal year, as applicable, then within 60 days from the date financial statements are delivered pursuant to Section 6.01 with respect to the applicable fiscal quarter or fiscal year cause the Collateral and Guarantee Requirement to be satisfied.
(c) If, after the Closing Date, any material assets are acquired by the Borrower or any other Loan Party or are held by any Subsidiary on or after the time it becomes a Loan Party pursuant to this Section 6.12 or the Collateral and Guarantee Requirement (other than (x) assets constituting Collateral under a Collateral Document that become subject to the Lien created by such Collateral Document upon acquisition thereof or (y) assets constituting Excluded Assets), notify the Administrative Agent thereof, and (upon request of the Administrative Agent for those assets and actions subject to such request being pursuant to the Collateral and Guarantee Requirement), cause such assets to be subjected to a Lien securing the Obligations and take and cause the other Loan Parties to take, such actions to perfect such Liens (other than Excluded Perfection Actions) as are required pursuant to the Collateral and Guarantee Requirement or the Collateral Documents; provided that in no event shall compliance with this Section 6.12(c) be required until 90 days following such acquisition (or designation of such Person as a Loan Party, as the case may be).
(d) Furnish (or cause to be furnished) to the Administrative Agent promptly (and in any event not less than 10 days prior thereto, or such other period as reasonably agreed to by the Administrative Agent) written notice of any change (i) in any Loan Party's legal name (as set forth in its certificate of organization or like document), (ii) in the jurisdiction of organization or formation of any Loan Party or in the form of its organization, or (iii) in any Loan Party's organizational identification number or Federal taxpayer identification number.
The time periods required by any of the foregoing clauses (a) through (d) of this Section 6.12 may be extended by the Administrative Agent, acting alone, as it shall agree in its reasonable discretion.
6.13 Compliance with Environmental Laws.  (a) Comply, and to the extent it may legally do so, exercise commercially reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; and (c) conduct any investigation, study, sampling and testing, and undertake any cleanup, response or other corrective action necessary to address all Hazardous Materials at, on, under or emanating from any of properties owned, leased or operated by it in accordance with the requirements of all Environmental Laws; except, in each case referred to in clauses (a), (b) and (c) above, as would not reasonably be expected to have a Material Adverse Effect; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
6.14 Further Assurances.  Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party's or any of its Subsidiaries' (other than Excluded Subsidiaries) properties, assets, rights or interests (other than Excluded Assets) to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so (provided that the foregoing shall not require the Borrower or any Subsidiary to take any Excluded Perfection Actions).
6.15 Designation as Senior Debt.  Designate all Obligations as "Designated Senior Indebtedness" under, and defined in, any document evidencing or governing subordinated Indebtedness of a Loan Party incurred after the Closing Date (excluding intercompany subordinated Indebtedness).
6.16 Approvals and Authorizations.  Maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which each Loan Party is organized and existing, and all approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Loan Documents, except as could not reasonably be expected to have a Material Adverse Effect.
6.17 Anti-Corruption Laws.  Conduct its businesses in compliance with all applicable Anti-Corruption Laws and maintain policies and procedures designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with such laws.
6.18 Post-Closing Requirements.  As promptly as practicable, and in any event within the time periods after the Closing Date specified in Schedule 6.18 or such later date as the Administrative Agent agrees to in writing, including to reasonably accommodate circumstances unforeseen on the Closing Date, deliver the documents or take the actions specified on Schedule 6.18, in each case except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of the term "Collateral and Guarantee Requirement".
ARTICLE VII
 NEGATIVE COVENANTS
Until the Facility Termination Date, the Borrower shall not, nor shall the Borrower permit any Subsidiary to, directly or indirectly:
7.01 Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrower or any of its Subsidiaries as debtor, or assign any accounts or other right to receive income, other than the following:
(a) Liens pursuant to any Loan Document;
(b) Liens existing on the date hereof (after giving effect to the Acquisition) and, to the extent securing Indebtedness in an aggregate principal amount in excess of $5,000,000, listed on Schedule 7.01, and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed (except to remove any property from coverage of the Lien), (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(b), (iii) no Loan Party that was not an obligor with respect thereto shall become an obligor in connection with such renewal or extension, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(b);
(c) Customary Permitted Liens;
(d) any attachment or judgment Lien not otherwise constituting an Event of Default under Section 8.01(h) in existence less than sixty (60) days after the entry thereof or with respect to which (i) execution has been stayed, (ii) payment is covered in full by insurance, or (iii) the Borrower or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and shall have set aside on its books such reserves as may be required by GAAP with respect to such judgment or award;
(e) Liens securing Indebtedness permitted under Section 7.02(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness (and any unimproved portion of a partially improved property where such financed asset shall be located) and the products and proceeds thereof and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired, constructed, repaired or improved on the date of acquisition or completion of such construction, repair or improvement; provided, that individual financings of equipment provided by one lender otherwise permitted by this clause (e) may be cross-collateralized to other financings of equipment provided by such lender permitted hereby;
(f) Liens (i) on assets of any Subsidiary which are in existence at the time that such Subsidiary is acquired after the Closing Date pursuant to a Permitted Acquisition or other Investment permitted hereafter, or is merged or consolidated into the Borrower or a Subsidiary after the Closing Date, and (ii) on assets of any Loan Party or any Subsidiary which are in existence at the time that such assets are acquired after the Closing Date; provided that such Liens (A) are not incurred or created in anticipation of such transaction; (B) only secure Indebtedness permitted under Section 7.02(g) and in an aggregate principal amount at any time outstanding not to exceed the greater of (1) $35,000,000 and (2) 10.00% of Consolidated EBITDA for the most recently completed Measurement Period; and (C) attach only to the acquired assets or the assets of such acquired Subsidiary and the proceeds and products of such assets (and the proceeds and products thereof);
(g) Liens on or transfers of accounts receivable and contracts and instruments related thereto arising solely in connection with the sale of such accounts receivable pursuant to Section 7.05(h) and, to the extent constituting Indebtedness of the Borrower or any Subsidiary, so long as such Indebtedness is permitted by Section 7.02(f);
(h) Liens (other than Liens under the Loan Documents securing Secured Bilateral L/C Obligations) securing bilateral letter of credit, acceptances and bank guarantee facilities permitted by Section 7.02(j) in an aggregate amount for all such obligations (other than Secured Bilateral L/C Obligations secured under the Loan Documents) not to exceed under this clause (h) the greater of $50,000,000 and 12.50% of Consolidated EBITDA for the most recently completed Measurement Period;
(i) Liens on Equity Interests in, and assets of, any Project Finance Subsidiary, so long as such Liens secure only Project Financing or other obligations (excluding Indebtedness) of such Project Finance Subsidiary otherwise permitted hereunder;
(j) Liens on Equity Interests in and assets of a Foreign Subsidiary (to the extent such Equity Interests are owned by a Subsidiary who is not a Loan Party) securing Indebtedness or other obligations of such Foreign Subsidiary otherwise permitted hereunder;
(k) Liens on project-related assets securing surety, performance and completion bonds in the ordinary course of business of such projects;
(l) Liens on the Equity Interests in any Joint Venture, and Liens on assets of a JV Subsidiary, in each case to secure Joint Venture Debt of such Joint Venture or other obligations (excluding Indebtedness) of such Joint Venture otherwise permitted hereunder;
(m) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Borrower or any Subsidiary in the ordinary course of business;
(n) Liens securing Indebtedness permitted by Section 7.02(h);
(o) Liens to secure any extension, renewal, refunding or replacement (or successive extensions, renewals, refinancing, refundings or replacements), in whole or in part, of any Indebtedness secured by any Lien referred to in Section 7.01(e) or (f); provided that (A) the principal amount of the Indebtedness secured thereby is no greater than the outstanding principal amount of such Indebtedness, or, if greater, the existing commitment amount of such Indebtedness (provided that such commitment amount has not been increased in contemplation of such event), immediately before such extension, renewal, refinancing, refunding or replacement, plus any amount necessary to pay any accrued interest, fees or expenses, premiums and original issue discount related thereto and (B) such Lien shall only extend to (x) such assets as are already subject to a Lien in respect of such Indebtedness (y) after-acquired property that is affixed or incorporated into the property covered by such Lien and (z) proceeds and products thereof;
(p) Liens securing Indebtedness permitted by Section 7.02(o), subject to the limitations set forth therein; and
(q) (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (ii) Liens on specific items of equipment, inventory or other goods and proceeds thereof of any Person securing such Person's obligations in respect of bankers' acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such equipment, inventory or other goods in the ordinary course of business.
In each case set forth above, notwithstanding any stated limitation on the assets or property that may be subject to such Lien, a permitted Lien on a specified asset or property or group or type of assets or property may include Liens on all improvements, additions, repairs, attachments and accessions thereto, assets and property affixed or appurtenant thereto, parts, replacements and substitutions therefor, contract rights and other general intangibles relating primarily thereto, and all products and proceeds thereof, including dividends, distributions, interest and increases in respect thereof.
7.02 Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:
(a) Indebtedness under the Loan Documents;
(b) Indebtedness outstanding on the date hereof (after giving effect to the Acquisition) and with respect to any individual item in excess of $5,000,000 listed on Schedule 7.02, and any refinancings, refundings, renewals or extensions of any such debt; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to all accrued and unpaid interest and premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are not materially less favorable to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;
(c) obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates;
(d) Guarantees of the Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Subsidiary; provided that (i) any Guarantee of Indebtedness permitted under Section 7.02(g) shall be required to be in compliance with clause (B) thereof; (ii) no Loan Party may Guarantee Indebtedness of a non-Loan Party permitted by Section 7.02(k)(ii) pursuant to this clause (d); and (iii) any Guarantee by a Loan Party of Indebtedness of another Loan Party permitted pursuant to Section 7.02(k)(iv) shall be required to be subordinated to the same extent as the guaranteed Indebtedness;
(e) Attributable Indebtedness and purchase money obligations and other Indebtedness incurred in connection with the acquisition, construction, repair or improvement of fixed or capital assets within the limitations set forth in Section 7.01(e); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding pursuant to this clause (e) shall not exceed, as of the time of incurrence thereof, the greater of (i) $200,000,000 and (ii) 50.00% of Consolidated EBITDA for the most recently completed Measurement Period, and any modification, replacement, renewal, refinancing or extension thereof (which such modification, replacement, renewal, refinancing or extension shall not increase the principal amount thereof except by an amount equal to all accrued and unpaid interest and premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing);
(f) Indebtedness in the nature of receivables securitizations and/or factoring arrangements entered into on customary terms, including limited recourse of the obligee thereof to relevant securitization or factoring entity and the receivables being securitized and/or factored (and customary replacements or substitutions thereof), in an aggregate amount not to exceed $50,000,000 at any time outstanding under this clause (f);
(g) Indebtedness of any Person that becomes a direct or indirect Subsidiary of the Borrower or is merged or consolidated into the Borrower or a Subsidiary after the Closing Date, or related to any asset acquired after the Closing Date pursuant to a Permitted Acquisition or any other acquisition permitted hereunder, and any modification, replacement, renewal, refinancing or extension thereof (which such modification, replacement, renewal, refinancing or extension shall not increase the principal amount thereof except by an amount equal to all accrued and unpaid interest and premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing); provided that (A) such Indebtedness was not incurred in anticipation of such acquisition, (B) neither the Borrower nor any Subsidiary (other than the acquired Subsidiaries or the Person into which such Person is merged or consolidated) is an obligor with respect to such Indebtedness and (C) such Indebtedness is either unsecured or secured solely by Liens on assets of the acquired Subsidiary, or on the acquired assets, permitted by, and within the limitations set forth in Section 7.01(f);
(h) Indebtedness secured by Liens permitted by Section 7.01(n) in an aggregate outstanding principal amount not to exceed under this clause (h) the greater of (i) $40,000,000 and (ii) 10.00% of Consolidated EBITDA for the most recently completed Measurement Period;
(i) Indebtedness of Foreign Subsidiaries in an aggregate outstanding principal amount not to exceed under this clause (i) the greater of (i) $40,000,000 and (ii) 10.00% of Consolidated EBITDA for the most recently completed Measurement Period;
(j) obligations (including in respect of letters of credit, bank guarantees, bankers' acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including Secured Bilateral L/C Obligations) in respect of bids, tenders, trade contracts, governmental contracts and leases, construction contracts, statutory obligations, surety, stay, customs, bid, and appeal bonds, performance and return of money bonds, performance and completion guarantees, agreements with utilities and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business and either (i) consistent with past practices or (ii) reasonably necessary for the operation of the business of the Borrower and its Subsidiaries as determined by the Borrower or such Subsidiary in good faith, in each case including, for the avoidance of doubt, any such obligations with respect to any Joint Venture; provided that the aggregate amount of Secured Bilateral L/C Obligations shall not exceed (excluding those back-stopped by a Letter of Credit), at any time outstanding, the greater of (i) $200,000,000 and (ii) 50% of Consolidated EBITDA for the most recently completed Measurement Period;
(k) intercompany Indebtedness owing:
(i)	by a Loan Party to a Loan Party;
(ii)	by a non-Loan Party (other than a Project Finance Subsidiary) to a non-Loan Party;
(iii)	by a non-Loan Party (other than a Project Finance Subsidiary) to a Loan Party (so long as the Investment by such Loan Party is permitted by Section 7.03);
(iv)
by a Loan Party to a non-Loan Party (other than a Project Finance Subsidiary) that is subordinated to the Obligations of such Loan Party under the Facilities and is in an aggregate outstanding principal amount at the time of incurrence thereof not to exceed under this clause (k)(iv) the greater of (A) $100,000,000 and (B) 25.00% of Consolidated EBITDA for the most recently completed Measurement Period;

(v)
by (A) a Project Finance Subsidiary to the Borrower or another Subsidiary (including another Project Finance Subsidiary) or (B) the Borrower or a Subsidiary (other than a Project Finance Subsidiary) to a Project Finance Subsidiary, in each case under clause (A) or (B) to the extent such loan constitutes an Investment permitted by Section 7.03, provided that in the case of clause (B), any such Indebtedness is subordinated to the Obligations of such Subsidiary (if any) under the Facilities and is in an aggregate outstanding principal amount at the time of incurrence thereof not to exceed under this clause (k)(v) the greater of (1) $75,000,000 and (2) 20.00% of Consolidated EBITDA for the most recently completed Measurement Period;

(l) Indebtedness constituting Project Financing;
(m) unsecured Indebtedness of the Borrower or any Subsidiary so long as (i) no Default has occurred and is continuing either immediately before or immediately after the issuance thereof, and (ii) immediately before and after giving pro forma effect to such Indebtedness, (A) the Consolidated Leverage Ratio is less than or equal to a level 0.25 to 1.00 less than the then applicable Consolidated Leverage Ratio required by Section 7.11(b) and (B) the Borrower and its Subsidiaries shall be in pro forma compliance with the financial covenant set forth in Section 7.11(a), and (iii) the final maturity date and weighted average life to maturity of such Indebtedness shall not be prior to or shorter than that applicable to the latest Maturity Date then in effect under any of the Facilities, and (iv) the terms and conditions of such Indebtedness (including any financial covenants) are not materially more restrictive, taken in the aggregate, than the terms of the Facilities, except to the extent (x) necessary to provide for additional or different covenants or other terms applicable only during the period after the latest Maturity Date of each other then existing Facility, (y) such terms are added in the Loan Documents for the benefit of the Lenders pursuant to an amendment hereto or thereto subject solely to the reasonable satisfaction of the Administrative Agent or (z) otherwise reasonably acceptable to the Administrative Agent;
(n) Indebtedness relating to insurance premium financings incurred in the ordinary course of business; and
(o) Indebtedness ("Permitted Credit Agreement Refinancing Indebtedness") issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, any class of existing Term Loans or any existing Revolving Credit Loans (or unused Revolving Credit Commitments), or any then-existing Permitted Credit Agreement Refinancing Indebtedness, and constituting any of the following: (A) secured Indebtedness ("Permitted First Priority Refinancing Indebtedness") in the form of one or more series of senior secured notes that is secured by the Collateral on a pari passu basis to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Indebtedness, including any Registered Equivalent Notes issued in exchange therefor; (B) secured Indebtedness in the form of one or more series of secured notes or secured loans that is secured by the Collateral on a junior priority basis to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Indebtedness, including any Registered Equivalent Notes issued in exchange therefor; (C) unsecured Indebtedness in the form of one or more series of senior unsecured notes or loans, including any Registered Equivalent Notes issued in exchange therefor; and (D) Permitted Refinancing Commitments and Permitted Refinancing Loans incurred pursuant to a Permitted Refinancing Amendment; provided:
(i)
such Indebtedness shall not have a greater principal amount than the principal amount (or accreted value, if applicable) of the Indebtedness being refinanced thereby plus accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees and expenses and original issue discount associated with the refinancing, plus an amount equal to any existing commitments unutilized thereunder;

(ii)
the Indebtedness being refinanced thereby shall be repaid, repurchased, retired, defeased or satisfied and discharged, and all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, on the date such Indebtedness is issued, incurred or obtained;

(iii)	such Indebtedness shall not at any time be incurred or guaranteed by any Person other than a Loan Party;
(iv)
if secured, such Indebtedness shall not be secured by property other than the Collateral, and, if applicable, any after-acquired property that is affixed or incorporated into such assets and the proceeds and products thereof, and a representative acting on behalf of the lenders or holders of such Indebtedness shall have entered into a customary intercreditor agreement reasonably satisfactory to the Administrative Agent, and any security documentation related to such Indebtedness shall not be more restrictive to the Loan Parties than the Loan Documents;

(v)
such Indebtedness (A) shall have a final scheduled maturity date no earlier than the then-final scheduled maturity date of the Indebtedness being refinanced thereby and (B) shall have a weighted average life to maturity that is equal to or greater than the weighted average life to maturity of the Indebtedness being refinanced thereby; provided, if such Indebtedness is junior in right of Collateral or payment to the Obligations, it will not mature (and no scheduled payment, redemption or sinking fund or similar payments or obligations will be permitted) prior to 91 days after the latest Maturity Date existing at the time of such incurrence; provided further that this clause (v) shall not apply to a customary bridge facility so long as the long-term Indebtedness into which such bridge facility is to be converted satisfies (or is reasonably expected to satisfy) this clause (v);

(vi)
except as otherwise expressly set forth herein, (x) the pricing (including interest, fees and premiums), optional prepayment and redemption terms with respect such Indebtedness shall be determined by the Borrower and the lenders or investors providing such Indebtedness, and (y) the other terms of such Indebtedness shall be, when taken as a whole, no more favorable (as certified by the chief financial officer of the Borrower in good faith) to the lenders or holders providing such series than those applicable to the remaining Loans and Commitments (except to the extent (A) such terms are added in the Loan Documents for the benefit of the Lenders pursuant to an amendment hereto or thereto subject solely to the reasonable satisfaction of the Administrative Agent, (B) applicable solely to periods after the latest Maturity Date existing at the time of such incurrence or (C) otherwise reasonably acceptable to the Administrative Agent); and

(vii)	with respect to any such Indebtedness that takes the form of Revolving Credit Loans, there shall be only one such additional revolving credit facility during the term of this Agreement;
(p) Indebtedness in respect of the Borrower's or any Subsidiary's cash management operations, netting services, cash pooling arrangements, automatic clearinghouse arrangements, daylight overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of its business or consistent with past practice or ordinary course industry norms; and
(q) unsecured Indebtedness incurred by the Borrower and its Subsidiaries (excluding Project Finance Subsidiaries); provided that the aggregate principal amount of Indebtedness outstanding in reliance on this clause (q) shall not exceed, the greater of (i) $50,000,000 and (ii) 12.50% of Consolidated EBITDA for the most recently completed Measurement Period.
For purposes of determining compliance with this Section 7.02, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness permitted to be incurred pursuant to clauses (a) through (q) above, the Borrower will be permitted to divide, classify and reclassify such item of Indebtedness on the date of its incurrence, or later re-divide or reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 7.02.
The accrual of interest or preferred stock or Disqualified Stock dividends or distributions, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness not secured by a Lien in the form of additional Indebtedness with the same terms, the reclassification of preferred stock or Disqualified Stock as Indebtedness due to a change in accounting principles, and the payment of dividends or distributions on preferred stock or Disqualified Stock in the form of additional shares or units of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this Section 7.02.
7.03 Investments.  Make or hold any Investments, except:
(a) Investments held by the Borrower and its Subsidiaries in the form of certain Cash Equivalents;
(b) advances to officers, directors and employees of the Borrower and Subsidiaries made in the ordinary course of business for travel, entertainment, relocation and analogous ordinary business purposes;
(c) Investments (i) by any Loan Party or any Subsidiary (other than a Project Finance Subsidiary) in any Loan Party (excluding any new Subsidiary that becomes a Loan Party pursuant to such Investment), so long as, in the case of an Investment made by a non-Loan Party in a Loan Party in the form of Indebtedness owing by such Loan Party, such Indebtedness is permitted to be incurred by the relevant Loan Party pursuant to Section 7.02(k)(iv), (ii) by any Subsidiary that is not a Loan Party (other than a Project Finance Subsidiary) in any other Subsidiary that is also not a Loan Party (other than a Project Finance Subsidiary), (iii) by any Loan Party in any Subsidiary that is not a Loan Party (other than a Project Finance Subsidiary) so long as the aggregate outstanding amount of such Investments made by Loan Parties after the Closing Date in reliance on this clause (c)(iii) shall not exceed the greater of (A) $100,000,000 and (B) 25.00% of Consolidated EBITDA for the most recently completed Measurement Period, and (iv) by any Project Finance Subsidiary in the Borrower or any Subsidiary (other than a Project Finance Subsidiary) in the form of Indebtedness owing by the Borrower or such Subsidiary, so long as such Indebtedness is permitted to be incurred by the Borrower or the relevant Subsidiary pursuant to Section 7.02(k)(v);
(d) Investments (i) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments (including Equity Interests) received in satisfaction or partial satisfaction thereof from financially troubled account debtors, and (ii) received in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to the Borrower or any Subsidiary, or as security for any such Indebtedness or claim;
(e) Guarantees permitted by Section 7.02, together with any payment thereunder;
(f) Investments existing on the date hereof (after giving effect to the Acquisition) and, with respect to each individual Investment outstanding in an amount in excess of $5,000,000, set forth on Schedule 7.03;
(g)  (i) the Acquisition and (ii) after the Closing Date, Investments constituting Permitted Acquisitions;
(h) Investments (i) by the Borrower directly, or through one or more of its Subsidiaries, in one or more Subsidiaries organized under the laws of Australia; provided that any such Investments in reliance on this clause (h) shall (A) not exceed an amount equal to the sum of (1) the amount of proceeds received from Term A-1 Loans and Term A-2 Loans plus (2) $50,000,000 and (B) be made solely for the purposes set forth in Section 6.11(b) and (ii) by such Australian Subsidiaries of such funds in JKC Australia LNG Pty Ltd.;
(i) Investments by the Borrower or any Subsidiary in Joint Ventures, Project Finance Subsidiaries and Minority Investments (including a new Joint Venture or Project Finance Subsidiary that becomes such pursuant to such Investment) in an aggregate amount outstanding in reliance on this clause (i) not to exceed (i) the aggregate amount of all such Investments existing on the Closing Date plus (ii) an additional amount after the Closing Date equal to the greater of (A) $100,000,000 and (B) 25.00% of Consolidated EBITDA for the most recently completed Measurement Period;
(j) other Investments by the Borrower and its Subsidiaries in an aggregate outstanding amount at any time not to exceed the Cumulative Available Amount in effect at such time; provided that Investments under this Section 7.03(j) shall be permitted on an unlimited basis so long as (i) no Default or Event of Default has occurred and is continuing at the time of, or would result from, such Investment and (ii) after giving pro forma effect thereto (including any incurrence and/or repayment of Indebtedness in connection therewith), the Consolidated Leverage Ratio is less than or equal to 2.75 to 1.00 at the time of such Investment;
(k) lease, utility and other similar deposits in the ordinary course of business;
(l) Investments acquired by the Borrower or a Subsidiary as a result of a foreclosure by, or other transfer of title to, the Borrower or a Subsidiary with respect to a secured Investment;
(m) Investments consisting of Performance Contingent Obligations, together with any payment thereunder;
(n) Swap Obligations permitted under Section 7.02(c);
(o) Investments the payment for which consists of Equity Interests of the Borrower, (exclusive of Disqualified Stock), or with the proceeds received from the substantially concurrent issue of new Equity Interests (other than Disqualified Stock), so long as no Default shall have occurred and be continuing at the time of any action described in this clause (o) or would result therefrom; provided, however, that such Equity Interests and such other proceeds will not increase the amount available for Restricted Payments or other Investments under the calculation set forth in the definition of "Cumulative Available Amount";
(p) Investments to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business by the Borrower or any Subsidiary;
(q) promissory notes and other non-cash consideration received by the Borrower and its Subsidiaries in connection with any Disposition permitted hereunder;
(r) Investments consisting of Guarantees in the ordinary course of business to support the obligations of any Subsidiary under its worker's compensation and general insurance agreements;
(s) other Investments made after the Closing Date, the amount of which at any time outstanding in reliance on this clause (s) shall not exceed the greater of (i) $75,000,000 and (ii) 20.00% of Consolidated EBITDA for the most recently completed Measurement Period;
(t) Investments held to meet obligations of the Borrower and its Subsidiaries to pay benefits under non-qualified retirement and deferred compensation plans maintained for the benefit of employees in the ordinary course of its business and consistent with past practice or ordinary course industry norms; and
(u) Investments made by Project Finance Subsidiaries (other than in the Borrower or any Subsidiary that is not a Project Finance Subsidiary);
provided that the amount of any Investment at any time outstanding shall be computed as provided in the definition of "Investments" herein.
For purposes of determining compliance with this Section 7.03, in the event that any Investment meets the criteria of more than one of the categories described in Section 7.03(a) through (u), the Borrower will be permitted to classify such Investment and later reclassify all or a portion of such Investment in any manner that complies with this Section 7.03.  In addition, an Investment need not be permitted solely by reference to one provision permitting such Investment but may be permitted in part by one such provision and in part by one or more other provisions of this Section 7.03 permitting such Investment.
7.04 Fundamental Changes.  Merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:
(a) any Subsidiary may consolidate, merge or amalgamate with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries (other than a Project Finance Subsidiary), provided that (A) when any Loan Party is merging, consolidating or amalgamating with another Subsidiary, such Loan Party shall be the continuing or surviving Person (or simultaneously with such merger, the continuing or surviving Person shall become a Loan Party) and (B) when any wholly-owned Subsidiary is consolidated, merged or amalgamated with any non-wholly owned Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person, except in the case of clause (B), a merger, amalgamation or consolidation utilized to consummate a Disposition permitted by Section 7.05 (other than Section 7.05(e));
(b) any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party;
(c) any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) (i) to the Borrower or any other Subsidiary (other than a Project Finance Subsidiary) and (ii) pursuant to an Investment in Project Finance Subsidiaries permitted by Section 7.03(i);
(d) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, each of the Borrower and any of its Subsidiaries may merge or amalgamate into or consolidate with any other Person or permit any other Person to merge or amalgamate into or consolidate with it; provided that in each case, immediately after giving effect thereto (i) in the case of any such merger, amalgamation or consolidation to which the Borrower is a party, the Borrower is the surviving Person, (ii) in the case of any such merger, amalgamation or consolidation to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving corporation (or simultaneously with such merger, the continuing or surviving Person shall become a Loan Party), and (iii) in the case of any wholly-owned Subsidiary merging, amalgamating or consolidating with a Person that is not a wholly-owned Subsidiary, the wholly-owned Subsidiary shall be the surviving Person, except in the case of (ii) and (iii) above, a merger, amalgamation or consolidation utilized to consummate a Disposition permitted by Section 7.05 (other than Section 7.05(e));
(e) the Borrower or any Subsidiary may merge, amalgamate or consolidate with any other Person solely to effect a change in the state or form of organization of the Borrower or such Subsidiary so long as the Borrower shall provide notice of any such change pursuant to Section 6.12(d); and
(f) any Project Finance Subsidiary may merge, amalgamate, dissolve, liquidate or consolidate with or into another Project Finance Subsidiary, or Dispose of all or substantially all of its assets to another Project Finance Subsidiary.
7.05 Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:
(a) Dispositions of used, surplus, obsolete, unproductive or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
(b) Dispositions of inventory in the ordinary course of business;
(c) Dispositions of equipment or property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
(d) Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary (other than a Project Finance Subsidiary); provided that if the transferor of such property is a Loan Party, the transferee thereof must be a Loan Party;
(e) Dispositions permitted by Section 7.04 and Permitted Liens;
(f) Dispositions by the Borrower and its Subsidiaries required to comply with relevant antitrust Laws in connection with the Acquisition or any Permitted Acquisition or other acquisition permitted hereunder;
(g) leases, subleases, licenses or sublicenses granted in the ordinary course of business, which could not reasonably be expected to have a Material Adverse Effect;
(h) the sale or other transfer of accounts receivable in connection with the securitization thereof and/or factoring arrangements, which sale is non-recourse to the extent customary in securitizations and/or factoring arrangements and consistent with past practice and, to the extent constituting Indebtedness of the Borrower or any Subsidiary, within the limits set forth in Section 7.02(f);
(i) Dispositions of cash and Cash Equivalents;
(j) Dispositions of assets within 365 days after the acquisition thereof if such assets are outside the principal business areas to which the assets acquired, taken as a whole, relate;
(k) in order to collect receivables in the ordinary course of business, resolve disputes that occur in the ordinary course of business or engage in transactions with government agencies in the ordinary course of business, Disposition of, discount or otherwise compromise of for less than the face value thereof, notes or accounts receivable, so long as no such Disposition, discount or other compromise gives rise to any Indebtedness, any Lien on any note or account receivable, or is made as part of any accounts receivable securitization program;
(l) Dispositions of shares of Equity Interests of any of its Subsidiaries in order to qualify members of the board of directors or equivalent governing body of any such Subsidiary if required by applicable Law;
(m) Dispositions of condemned property to the respective Governmental Authority that has condemned the same (whether by deed in lieu of condemnation or otherwise), and Dispositions of properties that have been subject to a casualty to the respective insurer of such property or its designee as part of an insurance settlement;
(n) Dispositions by the Borrower or any of its Subsidiaries of Equity Interests in (and assets of) Project Finance Subsidiaries held by the Borrower or any of its Subsidiaries;
(o) the surrender or waiver of obligations of trade creditors or customers or other contract rights that were incurred in the ordinary course of business of the Borrower or any Subsidiary pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or compromise, settlement, release or surrender of a contract, tort or other litigation claim, arbitration or other disputes;
(p) lapse, abandonment or other Disposition of intellectual property, that is in the reasonable business judgment of the Borrower, no longer used or useful in the conduct of its business or otherwise uneconomical to prosecute or maintain, in each case with respect to all of the foregoing in the ordinary course of business;
(q) Dispositions not otherwise permitted pursuant to this Section; provided that
(i)
at the time of such Disposition, no Default or Event of Default shall exist or would result from such Disposition except if such Disposition is made pursuant to an agreement entered into at a time when no Default or Event of Default exists,

(ii)	such Disposition is made for fair market value (as reasonably determined by the Borrower and measured as of the date a legally binding commitment for such Disposition was entered into),
(iii)
the consideration received shall be no less than 75% in cash, Cash Equivalents and/or Designated Non-Cash Consideration (with no more than 25% of the aggregate consideration being in the form of Designated Non-Cash Consideration), as such percentages are measured as of the date a legally binding commitment for such Disposition was entered into, and

(iv)	Net Cash Proceeds thereof are applied in accordance with Section 2.05(b);
(r) any Exempt Sale and Leaseback Transaction; and
(s) the unwinding of Swap Obligations permitted hereunder;
provided, however, that any Disposition pursuant to this Section 7.05 (other than pursuant to clauses (a), (d), (j), (l), (o) or (p)) shall be for no less than the fair market value of such property at the time of such Disposition (as reasonably determined by the Borrower).  For the purposes of Subsection 7.05(p), the following shall be deemed to be cash: (1) the assumption of Indebtedness of the Borrower (other than Disqualified Stock of the Borrower) or any Subsidiary and the release of the Borrower or such Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Disposition, and (2) Indebtedness of any Subsidiary that is no longer a Subsidiary as a result of such Disposition, to the extent that the Borrower and each other Subsidiary are released from any Guarantee of payment of the principal amount of such Indebtedness in connection with such Disposition.
7.06 Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests, except that:
(a) each Subsidiary may declare and make Restricted Payments to any Loan Party and any other Person that owns a direct Equity Interest in such Subsidiary, either (i) ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made or (ii) on a non-pro rata basis either (A) where required by Organization Documents or agreements existing as of the Closing Date or (B) where the aggregate amount of all distributions to Persons other than the Borrower or a Subsidiary that are in excess of the pro rata share of such Restricted Payments that would otherwise be owing to such Persons does not exceed $10,000,000 in the aggregate during the term of the Facilities, so long as no Default shall have occurred and be continuing at the time of any action described in this clause (a) or would result therefrom;
(b) the Borrower and each Subsidiary may declare and make any Restricted Payment payable solely in Equity Interests (other than Disqualified Stock) of such Person, so long as no Default shall have occurred and be continuing at the time of any action described in this clause (b) or would result therefrom;
(c) the Borrower and each Subsidiary may declare or make any Restricted Payment in exchange for, or with the proceeds received from the substantially concurrent issue of, new Equity Interests (other than Disqualified Stock), so long as no Default shall have occurred and be continuing at the time of any action described in this clause (c) or would result therefrom;
(d) each Subsidiary may declare and make Restricted Payments to the Borrower so that the Borrower may pay any Taxes which are due and payable by or with respect to the Subsidiaries;
(e) the Borrower and its Subsidiaries may declare and make other Restricted Payments so long as (i) the aggregate amount of any such Restricted Payment made pursuant to this clause (e) is not in excess of the Cumulative Available Amount in effect on such date and not being utilized for Investments pursuant to Section 7.03(j) (and such Restricted Payment shall then reduce the Cumulative Available Amount as provided therein on the earlier of the date of declaration or the date of payment thereof), (ii) after giving pro forma effect thereto (including any incurrence and/or repayment of Indebtedness in connection therewith), the Consolidated Leverage Ratio is at least 0.50 less than the then applicable Consolidated Leverage Ratio pursuant to Section 7.11(b) as of the last day of the most recent fiscal quarter or year for which financial statements have been delivered pursuant to Section 6.01 (or, prior to the first delivery thereof, the financial statements described in Section 5.05(a)), (iii) both immediately before and after giving pro forma effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom, and (iv) no later than three Business Days (or such shorter period as agreed upon by the Administrative Agent) prior to such Restricted Payment, the Borrower shall have delivered to the Administrative Agent a certificate setting forth the calculations demonstrating, in reasonable detail, compliance with the foregoing clause (ii);
(f) the Borrower may declare or make Restricted Payments in reliance on this clause (f) in an aggregate amount in any fiscal year not to exceed $15,000,000 plus the unused amount available for Restricted Payments under this clause (f) for the immediately preceding fiscal year (excluding any carry-forward available from any prior fiscal year); provided that (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (ii) the Borrower is in pro forma compliance with the financial covenants set forth in Section 7.11 based on the most recently completed fiscal quarter for which financial statements have been provided under Section 6.01 after giving pro forma effect thereto and any Indebtedness incurred in connection therewith;
(g) the Borrower may declare or make dividends in respect of the Borrower's common stock in amounts (on a per share basis, subject to adjustments for any issuances, splits, reverse splits or other reductions or increases in the number of outstanding shares of common stock) consistent with the dividend plan of the Borrower as of the Closing Date, which contemplates annual dividends equal to $0.32 per share of common stock;
(h) the Borrower and its Subsidiaries may declare and make other Restricted Payments so long as no Event of Default shall have occurred and be continuing at the time or would result therefrom and, after giving pro forma effect thereto (including any incurrence and/or repayment of Indebtedness in connection therewith), the Consolidated Leverage Ratio is less than or equal to 2.25 to 1.00 as of the last day of the most recent fiscal quarter or year for which financial statements have been delivered pursuant to Section 6.01 (or, prior to the first delivery thereof, the financial statements described in Section 5.05(a));
(i) a Subsidiary may issue or sell Equity Interests, and the Borrower may sell Equity Interests of its Subsidiaries, in each case, to the extent constituting a Disposition permitted by Section 7.05;
(j) the Borrower may purchase Equity Interests of the Borrower and any warrants or other rights with respect to Equity Interests of the Borrower from its employees, officers and directors by net exercise, pursuant to the terms of any employee stock option, restricted stock or incentive stock plan;
(k) the Borrower may issue and sell its Equity Interests (excluding Disqualified Stock) to the extent not constituting a Change of Control;
(l) the Borrower or any Subsidiary may declare and make dividends or distributions on account of redemption to holders of any class or series of Disqualified Stock of the Borrower or any Subsidiary issued or incurred in compliance with Section 7.02 to the extent such redemption is otherwise permitted hereunder;
(m) the Borrower may (i) purchase or pay cash in lieu of fractional shares of its Equity Interests arising out of stock dividends, splits, or business combinations or in connection with issuance of Equity Interests (excluding Disqualified Stock) of the Borrower pursuant to mergers, consolidations or other acquisitions permitted by this Agreement, (ii) pay cash in lieu of fractional shares upon the exercise of warrants, options or other securities convertible into or exercisable for Equity Interests (excluding Disqualified Stock) of the Borrower, and (iii) make payments in connection with the retention of Equity Interests (excluding Disqualified Stock) in payment of withholding taxes in connection with equity-based compensation plans to the extent that net share settlement arrangements are deemed to be repurchases;
(n) the Borrower or any Subsidiary may issue any Disqualified Stock to the extent permitted under Section 7.02;
(o) the Borrower and each Subsidiary may make the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement (so long as, during any interim period, any calculation or measurement hereunder is made assuming such amount has been declared and paid); and
(p) the Borrower or any Subsidiary may repurchase, redeem, defease or otherwise acquire Disqualified Stock of the Borrower or any Subsidiary with the net cash proceeds from a substantially concurrent issuance of Disqualified Stock pursuant to Section 7.02.
7.07 Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.
7.08 Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm's length transaction with a Person other than an Affiliate, as determined by the Borrower in good faith; provided that the foregoing restriction shall not apply to:
(a) transactions between or among the Loan Parties;
(b) Investments and Restricted Payments permitted hereby;
(c) customary fees paid to officers, directors or employees of the Borrower and its Subsidiaries and customary indemnities provided to officers, directors or employees of the Borrower and its Subsidiaries;
(d) any payments pursuant to any of the Borrower's employee benefit plans;
(e) (i) Guarantees and Performance Contingent Obligations by the Borrower and its Subsidiaries for the benefit of Joint Ventures, Project Finance Subsidiaries and variable interest entities, to the extent otherwise permitted by this Agreement and (ii) Liens of the type described in Section 7.01(i) or 7.01(l);
(f) so long as the Borrower is subject to the filing requirements of the SEC, any transaction that is otherwise permitted by any Borrower policy regarding such transactions to the extent such policy was approved by the Borrower's board of directors;
(g) any payments or other transaction pursuant to any tax sharing agreement between the Borrower and any other Person with which the Borrower files a consolidated tax return or with which the Borrower is part of a consolidated group for tax purposes;
(h) any payments to or from, and transactions with any Joint Venture or any variable interest entity in the ordinary course of business and consistent with past practice (including, without limitation, any cash management activities related thereto);
(i) guarantees, indemnities, bankers acceptances, surety bonds and letters of credit issued by, or for the account of, and Liens granted for the benefit of, the Borrower or a Subsidiary for the benefit of the Borrower or a Subsidiary, in each case otherwise permitted by this Agreement;
(j) the issuance of Equity Interest (other than Disqualified Stock) of the Borrower or any Subsidiary to any Person; and
(k) any transaction to the extent the consideration paid by the Borrower or Subsidiary is (i) Equity Interests of the Borrower (excluding Disqualified Stock) or (ii) proceeds from the issuance or sale of Equity Interests of the Borrower (excluding Disqualified Stock).
7.09 Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation ((x) other than this Agreement or any other Loan Document or (y) restrictions or conditions contained in any agreement or document governing or evidencing Permitted Credit Agreement Refinancing Indebtedness, provided that the restrictions contained in any such agreement or document referenced to in this clause (y) are not less than favorable in any material respects to the Lenders than the restrictions imposed by this Agreement) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Obligations of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property (other than Excluded Assets) of such Person in favor of the Administrative Agent, the Lenders, the L/C Issuers or the Swing Line Lender as security for the Obligations; provided, however, that this clause (iii) shall not prohibit (A) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under any of Section 7.02(e), 7.02(f), 7.02(g), 7.02(h), 7.02(i), 7.02(j), 7.02(l) or 7.02(n), in each case solely to the extent any such negative pledge relates to the property financed by, securing or otherwise the subject of such Indebtedness or (B) restrictions on the encumbrance of specific property encumbered to secure payment of particular permitted Indebtedness or to be sold pursuant to an executed agreement with respect to a sale of such assets; or (b) requires the grant of a Lien on property (other than a Permitted Lien or a Lien on an Excluded Asset) to secure an obligation of such Person if a Lien is granted to secure the Obligations.  The foregoing provision shall not apply to encumbrances or restrictions existing under or by reason of:
(a) applicable law, rule, regulation or order (including agreements with regulatory authorities);
(b) customary net worth, restrictions on cash or other deposits and non-assignment provisions of any lease, license or other contract;
(c) customary restrictions with respect to a Subsidiary or an asset pursuant to an agreement that has been entered into for the sale or disposition of such asset or Equity Interests of such Subsidiary;
(d) customary provisions in joint venture agreements, financing agreements related to Joint Ventures, and other similar agreements relating solely to the securities, assets and revenues of Joint Ventures or other business ventures;
(e) restrictions on transfer (including negative pledge provisions) set forth in any agreements relating to any Investment permitted hereunder (including without limitation any such restrictions relating to any Investment in any investment fund pursuant to the provisions of any credit facility entered into by such fund);
(f) any provisions existing under, by reason of or with respect to Indebtedness (or other Contractual Obligation) of any Foreign Subsidiary or Project Finance Subsidiary and applicable only to such Subsidiaries;
(g) any provisions of or relating to any Performance Contingent Obligation (including without limitation any completion guarantee);
(h) any Contractual Obligation existing on the Closing Date and set forth on Schedule 7.09 (and any amendment, restatement, refinancing, replacement or other modification thereof so long as any change to the provisions relevant to this Section 7.09 are not more adverse to the interests of the Lenders in any material respect); or
(i) any instrument governing Indebtedness or Equity Interests of a Person acquired by the Borrower or any Subsidiary as in effect at the time of such acquisition (except to the extent such Indebtedness or Equity Interest was incurred, or such limitation or requirement is entered into, in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted hereunder to be incurred.
For purposes of Section 7.09, the priority that any series of preferred stock of a Subsidiary has in receiving dividends, distributions or liquidating distributions before dividends, distributions or liquidating distributions are paid in respect of common stock of such Subsidiary shall not constitute a restriction on the ability to make dividends or distributions on Equity Interests.
7.10 Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
7.11 Financial Covenants.
(a) Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower (beginning with the end of the fiscal quarter ending June 30, 2018 (the "First Test Date")) to be less than 3.00 to 1.00.
(b) Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower set forth below to be greater than the ratio set forth below opposite such period, beginning with the First Test Date:
Four Fiscal Quarters Ending	Maximum Consolidated Leverage Ratio
First Test Date through March 31, 2019	4.50 to 1.00
June 30, 2019 through September 30, 2019	4.25 to 1.00
December 31, 2019 through September 30, 2020	4.00 to 1.00
December 31, 2020 and each fiscal quarter thereafter	3.50 to 1.00

The provisions of this Section 7.11 are for the benefit of the Term A-1 Lenders, the Term A-2 Lenders, the Revolving Credit Lenders and the Performance Letter of Credit Lenders only, as provided in Section 8.01(b).

7.12 Amendments of Organization Documents.  Amend any of its Organization Documents, except amendments that would not reasonably be expected to be material and adverse to the interests of the Lenders.
7.13 Accounting Changes.  Make any change in (a) accounting policies or reporting practices, except as (i) required by GAAP or the rules of the SEC or other applicable accounting standards, (ii) recommended by the Borrower's auditors and disclosed to the Lenders or (iii) agreed to by the Borrower's auditors and not material, or (b) the fiscal year of the Borrower unless the Borrower shall have given the Administrative Agent prior written notice. Promptly after receiving such notice, the Borrower and the Administrative Agent shall enter into an amendment to this Agreement (which shall not require the consent of any other party hereto, but without limiting the ability of the Administrative Agent to seek approval by the Required Lenders in its discretion) that, in the reasonable judgment of the Administrative Agent and the Borrower, as nearly as practicable, preserves the rights of the parties hereto that would have happened had no such change in fiscal year occurred.
7.14 Designation of Senior Debt.  Designate any Indebtedness (other than the Obligations and any Permitted First Priority Refinancing Indebtedness) of any Loan Party as "Designated Senior Indebtedness" (or any similar term) under, and as defined in, any subordinated Indebtedness (excluding intercompany subordinated Indebtedness) and documents evidencing or governing any such subordinated Indebtedness.
7.15 Sale and Leaseback Transactions.  Enter into any Sale and Leaseback Transaction; provided that, so long as no Event of Default has occurred and is continuing or would result therefrom, each of the Borrower and any of its Subsidiaries may enter into Sale and Leaseback Transactions so long as the Attributable Indebtedness is permitted under Section 7.02 and the corresponding Lien is permitted under Section 7.01.
7.16 Sanctions.  Directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual, entity vessel or aircraft, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions (except to the extent licensed by OFAC or otherwise authorized under U.S. Law, so long as such action has not, or would not, result in a violation of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as a Lender, Arranger, Administrative Agent, L/C Issuer, Swing Line Lender, or otherwise) of Sanctions).
7.17 Anti-Corruption Laws.  Directly or indirectly use the proceeds of any Credit Extension for any purpose which would breach applicable Anti-Corruption Laws.
ARTICLE VIII
 EVENTS OF DEFAULT AND REMEDIES
8.01 Events of Default.  Any of the following shall constitute an Event of Default:
(a) Non-Payment.  The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) pay within five days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or
(b) Specific Covenants.  The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03, 6.05 (insofar as such Section requires the preservation of the corporate existence of any Loan Party), 6.11, 6.12 or 6.18 or Article VII (provided that a breach of Section 7.11 shall not constitute an Event of Default with respect to any Term B Loans or, unless the Borrower shall agree that such Incremental Term B Loans or Permitted Refinancing Term Loans shall have the benefit of the financial covenants hereunder in the documentation in respect thereof, Incremental Term B Loans or Permitted Refinancing Term Loans, unless and until the Revolving Credit Lenders, the Term A-1 Lenders, the Term A-2 Lenders and, if applicable, the Performance Letter of Credit Lenders (or the Administrative Agent on their behalf) have declared all amounts outstanding under the Revolving Credit Facility, each Term A Facility and the Performance Letter of Credit Facility, respectively, to be due and payable and all outstanding Revolving Credit Commitments, Term A-1 Commitments, Term A-2 Commitments and Performance Letter of Credit Commitments, if applicable, to be terminated, in each case in accordance with this Agreement as a result of such breach, and such declaration has not been rescinded) (any such Event of Default with respect to Section 7.11, a "Financial Covenant Event of Default"); or
(c) Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after a Responsible Officer of any Loan Party has actual knowledge thereof or notice thereof is given to such Loan Party by the Administrative Agent; or
(d) Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (or, with respect to representations and warranties modified by materiality standards, in any respect) when made or deemed made; or
(e) Cross-Default.  (i) Any Loan Party or any Significant Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee of more than the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded (other than by a regularly-scheduled required payment, mandatory prepayments from proceeds of asset sales, debt incurrence, excess cash flow, equity issuances and insurance proceeds, and mandatory payments due by reason of, and in an amount required to, eliminate the effect of currency fluctuations or the conversion of any convertible securities in exchange for Equity Interests (other than Disqualified Stock)); or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Significant Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Significant Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or
(f) Insolvency Proceedings, Etc.  Any Loan Party or any Significant Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, monitor, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, monitor, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 90 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 90 calendar days, or an order for relief is entered in any such proceeding; or
(g) Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Significant Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or
(h) Judgments.  There is entered against any Loan Party or any Significant Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not paid, fully bonded or covered by third-party insurance as to which the insurer does not dispute coverage (other than customary reservation of rights letters)), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(i) ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
(j) Invalidity of Loan Documents.  (i) Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Commitments), or purports to revoke, terminate or rescind any material provision of any Loan Document; or (ii) any Collateral Document, after delivery thereof pursuant to Section 4.01 or 6.12 or the Collateral and Guarantee Requirement or otherwise, shall for any reason (other than (A) pursuant to the terms thereof, (B) as a result of the Disposition of the applicable Collateral to a Person that is not a Loan Party in a transaction permitted under the Loan Documents, or (C) as a result of the Administrative Agent's failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Documents) cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on any material portion of the Collateral purported to be covered thereby; or
(k) Change of Control.  There occurs any Change of Control; or
(l) Subordination.  (i) Except in accordance with the terms thereof, the subordination provisions of the documents evidencing or governing any Indebtedness which is subordinated to the Obligations (the "Subordination Provisions") shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable subordinated Indebtedness; or (ii) other than by reason of the termination of such Subordination Provisions in accordance with the terms thereof, the Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Administrative Agent, the Lenders and the L/C Issuers or (C) that all payments of principal of or premium and interest on the applicable subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions.
8.02 Remedies upon Event of Default.
(a) If any Event of Default other than a Financial Covenant Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(i)	declare the commitment of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(ii)
declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(iii)	require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and
(iv)	exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
(b) If any Financial Covenant Event of Default shall have occurred and be continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders  (measured by excluding the Term B Lenders and the Term B Loans and, unless the Borrower shall agree that such Incremental Term B Loans or Permitted Refinancing Term Loans shall have the benefit of the financial covenants hereunder in the documentation in respect thereof, any Incremental Term B Loans or Permitted Refinancing Term Loans) take any of the actions specified under Sections 8.02(a)(i) through (iv) above, but solely with respect to the Revolving Credit Facility, each Term A Facility and the Performance Letter of Credit Facility (subject to Section 8.02(d) below).
(c) If any Financial Covenant Event of Default shall have occurred and be continuing and the Revolving Credit Lenders, the Term A-1 Lenders, the Term A-2 Lenders and, if applicable, the Performance Letter of Credit Lenders (or the Administrative Agent on their behalf) have declared all amounts outstanding under the Revolving Credit Facility, each Term A Facility and the Performance Letter of Credit Facility, respectively, to be due and payable and all outstanding Revolving Credit Commitments, Term A-1 Commitments, Term A-2 Commitments and Performance Letter of Credit Commitments, if applicable, to be terminated, in each case in accordance with this Agreement as a result of such breach, and such declaration has not been rescinded, then the Administrative Agent shall, at the request of, or may, with the consent of, the Required Term B Lenders (i) declare the unpaid principal amount of all outstanding Term B Loans and/or, unless the Borrower shall agree that such Incremental Term B Loans or Permitted Refinancing Term Loans shall have the benefit of the financial covenants hereunder in the documentation in respect thereof, Incremental Term B Loans and/or Permitted Refinancing Term Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document in each case to the applicable Lenders to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower and (ii) exercise, on behalf of itself and the Term B Lenders, all rights and remedies available to it and the Term B Lenders under the Loan Documents (subject to Section 8.02(d) below).
(d) Notwithstanding Sections 8.02(b) and (c) above, in the event that after a Financial Covenant Event of Default both (i) all amounts outstanding under the Revolving Credit Facility, each Term A Facility and the Performance Letter of Credit Facility, respectively, have been declared due and payable, and all commitments thereunder terminated, pursuant to Section 8.02(b) above and (ii) all amounts outstanding under the Term B Facility and, unless the Borrower shall agree that Incremental Term B Loans or Permitted Refinancing Term Loans shall have the benefit of the financial covenants hereunder in the documentation in respect thereof, any Incremental Term B Facility and Permitted Refinancing Term Loans have been declared due and payable pursuant to Section 8.02(c) above, then in such case the exercise of rights and remedies under the Loan Documents shall be conducted pursuant to Section 8.02(a)(iv).
8.03 Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.16 and 2.17, be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers arising under the Loan Documents and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings, Secured Bilateral L/C Obligations constituting unreimbursed amounts in respect of drawings and payments made thereunder and Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuers, the Bilateral L/C Providers, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, ratably (i) to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.16 and (ii) to the Bilateral L/C Providers, to cash collateralize that portion of the Secured Bilateral L/C Obligations comprised of undrawn amounts of letters of credit and acceptances and contingent bank guarantees, to the extent not already cash collateralized in accordance with the terms thereof in an amount not to exceed 102% of the maximum amount thereof; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
Subject to Sections 2.03(c) and 2.16, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
Notwithstanding the foregoing, Secured Bilateral L/C Obligations and Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Bilateral L/C Provider, Cash Management Bank or Hedge Bank, as the case may be.  Each Bilateral L/C Provider, Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a "Lender" party hereto.
ARTICLE IX
 ADMINISTRATIVE AGENT
9.01 Appointment and Authority.  (a) Each of the Lenders and each L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and the neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term "agent" herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(b) The Administrative Agent shall also act as the "collateral agent" under the Loan Documents, and each of the Lenders (including in its capacities as a potential Bilateral L/C Provider, a potential Hedge Bank and a potential Cash Management Bank) and each L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as "collateral agent" and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the "collateral agent" under the Loan Documents) as if set forth in full herein with respect thereto.
9.02 Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
9.03 Exculpatory Provisions.
(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:
(i)	shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)
shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)
shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and non-appealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an L/C Issuer.
(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
(d) The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions.  Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or prospective Lender is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment of Loans, or disclosure of confidential information, to any Disqualified Institution.
9.04 Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.05 Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
9.06 Resignation of Administrative Agent.
(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld or delayed and such consent shall not be required if an Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, (or such earlier day as shall be agreed by the Required Lenders) (the "Resignation Effective Date"), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications and subject to the consents set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender or Disqualified Institution.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower (in the case of a notice by the Required Lenders) or the Lenders (in the case of a notice by the Borrower) and such Person remove such Person as Administrative Agent and, subject to the consent of the Borrower (not to be unreasonably withheld or delayed and such consent shall not be required if an Event of Default has occurred and is continuing), appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the "Removal Effective Date"), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent's resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.
(d) Any resignation or removal by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer and Swing Line Lender.  If Bank of America or any other L/C Issuer resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment by the Borrower of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
9.07 Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
9.08 No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agents, Documentation Agents, Senior Managing Agents, Co-Agents or other similar titles or roles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.
9.09 Administrative Agent May File Proofs of Claim; Credit Bidding.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and
(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.
The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (l) of Section 10.01 of this Agreement, and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.
9.10 Collateral and Guaranty Matters.  Without limiting the provision of Section 9.09, each of the Lenders (including in its capacities as a potential Bilateral L/C Provider, a potential Cash Management Bank and a potential Hedge Bank) and each of the L/C Issuers irrevocably authorize the Administrative Agent, at its option and in its discretion,
(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the Facility Termination Date, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition (including, without limitation, any disposition by way of a merger, consolidation or amalgamation) or Restricted Payment permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, (iii) that constitutes Excluded Assets, or (iv) if approved, authorized or ratified in writing in accordance with Section 10.01;
(b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents or ceases to be a Material Domestic Subsidiary; and
(c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(e).
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.  In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower's expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.
The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent's Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
9.11 Secured Bilateral L/C Obligations, Secured Cash Management Agreements and Secured Hedge Agreements.  Except as otherwise expressly set forth herein, no Bilateral L/C Provider, Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, the Guaranty or any Collateral by virtue of the provisions hereof or of the Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Bilateral L/C Obligations or Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Bilateral L/C Provider, Cash Management Bank or Hedge Bank, as the case may be.
9.12 Lender ERISA Representation.
(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)
such Lender is not using "plan assets" (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)
the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender's entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)
(A) such Lender is an investment fund managed by a "Qualified Professional Asset Manager" (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender's entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)	such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:
(i)
none of the Administrative Agent, the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)
the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)
the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)
the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)
no fee or other compensation is being paid directly to the Administrative Agent, the Arrangers or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c) The Administrative Agent and the Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker's acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
ARTICLE X
 MISCELLANEOUS
10.01 Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:
(a) no such amendment, waiver or consent shall waive any condition set forth in Section 4.01 (other than Section 4.01(g)), in the case of the initial Credit Extension on the Closing Date, without the written consent of each Lender;
(b) any waiver of any condition set forth in Section 4.02 as to any Credit Extension under a particular Facility after the Closing Date shall only require the written consent of the Required Revolving Lenders, the Required Term A-2 Lenders or the Required Performance Letter of Credit Lenders, as the case may be;
(c) any amendment, waiver or consent that extends or increases the Commitment of any Lender (or reinstates any Commitment terminated pursuant to Section 8.02) shall require only the written consent of such Lender;
(d) any amendment, waiver or consent that postpones any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document shall only require the written consent of each Lender entitled to such payment;
(e) any amendment, waiver or consent that reduces the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document shall only require the written consent of each Lender entitled to such amount; provided, however, that only the consent of (i) the Required Lenders shall be necessary to amend the definition of "Default Rate" or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate and (ii) the Lenders referenced in clause (l) below shall be necessary to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;
(f) no such amendment, waiver or consent shall change (i) Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b), in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (i) if such Facility is the Term A-1 Facility, the Required Term A-1 Lenders, (ii) if such Facility is the Term A-2 Facility, the Required Term A-2 Lenders, (iii) if such Facility is the Term B Facility, the Required Term B Lenders, (iv) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders, and (v) if such Facility is the Performance Letter of Credit Facility, the Required Performance Letter of Credit Lenders;
(g) no such amendment, waiver or consent shall amend Section 1.06 or the definition of "Alternative Currency" without the written consent of each Revolving Credit Lender and each Performance Letter of Credit Lender;
(h) (i) no such amendment, waiver or consent shall change any provision of this Section 10.01 or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 10.01(h)), without the written consent of each Lender and (ii) any amendment, waiver or consent that changes the definition of "Required Revolving Lenders," "Required Term A-1 Lenders," "Required Term A-2 Lenders," "Required Term B Lenders," or "Required Performance Letter of Credit Lenders" shall only require the written consent of each Lender under the applicable Facility;
(i) no such amendment, waiver or consent shall release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;
(j) no such amendment, waiver or consent shall release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);
(k) any amendment, waiver or consent that imposes any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder shall only require the written consent of (i) if such Facility is the Term A-1 Facility, the Required Term A-1 Lenders, (ii) if such Facility is the Term A-2 Facility, the Required Term A-2 Lenders, (iii) if such Facility is the Term B Facility, the Required Term B Lenders, (iv) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders, and (v) if such Facility is the Performance Letter of Credit Facility, the Required Performance Letter of Credit Lenders; or
(l) any amendment, waiver or consent that changes the provisions of Section 7.11(a) or (b) (or any defined term used therein or in the definition of such defined terms) or waives an Event of Default with respect thereto, in each case, shall only require the written consent of the Required Lenders (calculated without giving effect to any Term B Lenders or any Term B Loans or, unless the Borrower shall agree that such Incremental Term B Loans or Permitted Refinancing Term Loans shall have the benefit of the financial covenants hereunder in the documentation in respect thereof, Incremental Term B Loans or Permitted Refinancing Term Loans (or commitment therefor));
and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuers in addition to the Lenders required above, affect the rights or duties of the L/C Issuers under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding any provision herein to the contrary, this Agreement may be amended to extend the Maturity Date of (v) the Revolving Credit Commitments of Revolving Credit Lenders that agree to such extension with respect to their Revolving Credit Commitments with the written consent of each such approving Revolving Credit Lender, the Administrative Agent and the Borrower (and no other Lender) and, in connection therewith, to provide for different rates of interest and fees under the Revolving Credit Facility with respect to the portion of the Revolving Credit Commitments with a Maturity Date so extended; (w) the Performance Letter of Credit Commitments of Performance Letter of Credit Lenders that agree to such extension with respect to their Performance Letter of Credit Commitments with the written consent of each such approving Performance Letter of Credit Lender, the Administrative Agent and the Borrower (and no other Lender) and, in connection therewith, to provide for different rates of interest and fees under the Performance Letter of Credit Facility with respect to the portion of the Performance Letter of Credit Commitments with a Maturity Date so extended; (x) the Term A-1 Facility with respect to Term A-1 Lenders that agree to such extension with respect to their Term A-1 Loans with the written consent of each such approving Term A-1 Lender, the Administrative Agent and the Borrower (and no other Lender) and, in connection therewith, to provide for different rates of interest and fees under the Term A-1 Facility with respect to the portion thereof with a Maturity Date so extended (y) the Term A-2 Facility with respect to Term A-2 Lenders that agree to such extension with respect to their Term A-2 Loans with the written consent of each such approving Term A-2 Lender, the Administrative Agent and the Borrower (and no other Lender) and, in connection therewith, to provide for different rates of interest and fees under the Term A-2 Facility with respect to the portion thereof with a Maturity Date so extended; and (z) the Term B Facility with respect to Term B Lenders that agree to such extension with respect to their Term B Loans with the written consent of each such approving Term B Lender, the Administrative Agent and the Borrower (and no other Lender) and, in connection therewith, to provide for different rates of interest and fees under the Term B Facility with respect to the portion thereof with a Maturity Date so extended; provided that in each such case any such proposed extension of a Maturity Date with respect to a Facility shall have been offered to each Lender with Loans or Commitments under the applicable Facility proposed to be extended, and if the consents of such Lenders exceed the portion of Commitments and Loans the Borrower wishes to extend, such consents shall be accepted on a pro rata basis among the applicable consenting Lenders.  This paragraph shall apply to any Incremental Term Loan in the same manner as it applies to each Term A Facility and the Term B Facility; provided that any such offer may, at the Borrower's option, be made to the Lenders in respect of any tranche or tranches of Incremental Term Loans and/or any Term Facility without being made to any other tranche of Incremental Term Loans or any Term Facility, as the case may be.
10.02 Notices; Effectiveness; Electronic Communications.  (a) Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)
if to the Borrower or any other Loan Party, the Administrative Agent, any L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)
if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).
(b) Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent, the Swing Line Lender, each L/C Issuer or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c) The Platform.  THE PLATFORM IS PROVIDED "AS IS" AND "AS AVAILABLE."  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the "Agent Parties") have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower's, any Loan Party's or the Administrative Agent's transmission of Borrower Materials or notices through the Platform, any other electronic messaging service, or through the Internet, except for direct or actual damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Agent Party's gross negligence, willful misconduct, bad faith or the material breach of such party's obligations under this Agreement or the other Loan Documents.
(d) Change of Address, Etc.  Each of the Borrower, the Administrative Agent, each L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, each L/C Issuer and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the "Private Side Information" or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender's compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the "Public Side Information" portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
(e) Reliance by Administrative Agent, L/C Issuers and Lenders.  The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Committed Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
10.03 No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
10.04 Expenses; Indemnity; Damage Waiver.  (a) Costs and Expenses.  The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including (A) the reasonable fees, disbursements and other charges of one primary counsel for Bank of America and the Administrative Agent, of one firm of special and/or regulatory counsel retained by Bank of America or the Administrative Agent in each applicable specialty or regulatory area, and of one firm of local counsel retained by Bank of America or the Administrative Agent in each applicable jurisdiction and (B) reasonable due diligence expenses), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the L/C Issuers in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out‑of‑pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of (A) one primary counsel for the Administrative Agent and the Arrangers, taken together, (B) one primary counsel for the Lenders and the L/C Issuers, taken together, (C) one local counsel in each relevant jurisdiction, (D) to the extent reasonably necessary, one special or regulatory counsel in each relevant specialty, and (E) in the case of any actual or perceived conflict of interest with respect to any of the counsel identified in clauses (A) through (D) above, one additional counsel to each group of affected Persons similarly situated, taken as a whole (which in the case of clause (C) shall allow for up to one additional counsel in each relevant jurisdiction)), in connection with the enforcement or protection of its rights (1) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (2) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b) Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee; provided that such legal expenses shall be limited to the reasonable fees, disbursements and other charges of one primary counsel, one local counsel in each relevant jurisdiction, to the extent reasonably necessary, one specialty counsel for each relevant specialty and one additional counsel to each group of affected Persons similarly situated if one or more conflicts of interest, or perceived conflicts of interest, arise), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials at, on, under or emanating from any property owned, leased or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for material breach of such Indemnitee's obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (z) result from a dispute solely among Indemnitees and not arising out of any act or omission of the Borrower or any of its Subsidiaries or Affiliates (other than any claim against an Indemnitee in its capacity or in fulfilling its role as an Arranger, the Administrative Agent, the Swing Line Lender or an L/C Issuer hereunder).  Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c) Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender's share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders' Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), any L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), any L/C Issuer or the Swing Line Lender in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(c).
(d) Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  To the fullest extent permitted by applicable law, the Borrower shall not have any liability under this Agreement or any Loan Document, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that this sentence shall not limit the Borrower's indemnity or reimbursement obligation to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which an Indemnitee is otherwise entitled to indemnification thereunder.    No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by others of any information or other materials distributed to such party by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except for direct or actual damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent Party's gross negligence, willful misconduct, bad faith or the material breach of such party's obligations under this Agreement or the other Loan Documents.
(e) Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
(f) Survival.  The agreements in this Section and the indemnity provision of Section 10.02(e) shall survive the resignation of the Administrative Agent, any L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of this Agreement and the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
10.05 Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
10.06 Successors and Assigns.  (a) Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(e) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b) Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:
(i)	Minimum Amounts.
(A)
in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment under any Facility and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such Assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)
in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, either Term A Facility and the Performance Letter of Credit Facility, or $1,000,000, in the case of any assignment in respect of the Term B Facility unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)
Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender's rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii)	Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)
the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Specified Default has occurred and is continuing at the time of such assignment, (2) such assignment is of a Term B Loan, Incremental Term B Loan or Permitted Refinancing Term Loan that is a term B loan to a Lender, an Affiliate of a Lender or an Approved Fund or (3) such assignment is of any Loan or Commitment (other than a Term B Loan, Incremental Term B Loan or Permitted Refinancing Term Loan that is a term B loan or Commitment in respect thereof), to a Lender under the Revolving Credit Facility, either Term A Facility or the Performance Letter of Credit Facility, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received written notice thereof; and provided, further, that the Borrower's consent shall not be required during the primary syndication of the Facilities;

(B)
the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any unfunded Term Commitment, any Performance Letter of Credit Commitment or any Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender or (ii) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C)
the consent of the L/C Issuers under the Revolving Credit Facility and the Swing Line Lender (each such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility; and

(D)
the consent of the L/C Issuers under the Performance Letter of Credit Facility (each such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Performance Letter of Credit Facility.

(iv)
Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)
No Assignment to Certain Persons.  No such assignment shall be made (A) to the Borrower or any of the Borrower's Affiliates or Subsidiaries (other than pursuant to clause (h) below), (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person) or (D) to any Disqualified Institution.

(vi)
Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vii)
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.  Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent's Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "Register").  Notwithstanding anything in the Loan Documents to the contrary, the entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d) Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the L/C Issuers or the Swing Line Lender, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, a Defaulting Lender, a Disqualified Institution or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender's participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under the Loan Documents (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Notwithstanding anything in the Loan Documents to the contrary, the entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e) Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f) Resignation as L/C Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America or any other L/C Issuer assigns all of its Performance Letter of Credit Commitment, all of its Revolving Credit Commitment and all of its Revolving Credit Loans pursuant to Section 10.06(b), (i) such Person may, upon 30 days' notice to the Borrower and the Lenders, resign as an L/C Issuer and/or (ii) Bank of America may, upon 30 days' notice to the Borrower, resign as Swing Line Lender.  In the event of any such resignation as an L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Revolving Credit Lenders (with respect to the Revolving Credit Facility) or the Performance Letter of Credit Lenders (with respect to the Performance Letter of Credit Facility), in each case who agree to serve in such capacity a successor L/C Issuer (which may be an existing L/C Issuer) or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America or the applicable L/C Issuer as an L/C Issuer or Swing Line Lender, as the case may be.  If Bank of America or any other L/C Issuer resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts or L/C Borrowings pursuant to Section 2.03(c) or Section 2.03(d)).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment of a successor L/C Issuer (with respect to such resigning L/C Issuer) and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) such successor L/C Issuer (or another of the L/C Issuers under such Facility, as may be arranged by the Borrower) shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America or such other resigning L/C Issuer to effectively assume the obligations of Bank of America or such other resigning L/C Issuer with respect to such Letters of Credit.  The provisions of this clause (f) shall not limit the ability of the Borrower to appoint and remove L/C Issuers pursuant to Sections 2.03(m) and (n).
(g) Disqualified Institutions.  (i) No assignment or participation shall be made or sold to any Person that was a Disqualified Institution as of the date (the "Trade Date") on which the applicable Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment as otherwise contemplated by this Section 10.06, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment).  For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of "Disqualified Institution"), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution.  Any assignment in violation of this clause (g)(i) shall not be void, but the other provisions of this clause (g) shall apply.
(ii) If any assignment is made to any Disqualified Institution without the Borrower's prior consent in violation of clause (i) above, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with any such Revolving Credit Commitment, (B) in the case of outstanding Term Loans held by Disqualified Institutions, prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents and/or (C) require such Disqualified Institution to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 10.06), all of its interest, rights and obligations under this Agreement and related Loan Documents to an Eligible Assignee that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and other the other Loan Documents; provided that (i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b), (ii) such assignment does not conflict with applicable Laws and (iii) in the case of clause (B), the Borrower shall not use the proceeds from any Loans to prepay Term Loans held by Disqualified Institutions.
(iii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Loan Parties, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws ("Plan of Reorganization"), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be "designated" pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(iv) The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the "DQ List") on the Platform, including that portion of the Platform that is designated for "public side" Lenders or (B) provide the DQ List to each Lender requesting the same.
(h) Buybacks.  Notwithstanding anything in this Agreement to the contrary, any Term B Lender may, at any time, assign all or a portion of its Term B Loans and/or Incremental Term B Loans and/or Permitted Refinancing Term Loans that are term B Loans to the Borrower in accordance with the procedures set forth on Exhibit H, pursuant to an offer made available to all Lenders under the applicable Facility on a pro rata basis (a "Dutch Auction") or on a non-pro rata basis through open-market purchases, in each case, subject to the following limitations:
(i)
immediately and automatically, without any further action on the part of the Borrower, any Lender, the Administrative Agent or any other Person, upon the effectiveness of any such assignment of Term Loans from a Lender to the Borrower, such Term Loans, and all rights and obligations as a Lender related thereto shall, for all purposes under this Agreement, the other Loan Documents and otherwise, be deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect and the Borrower shall neither obtain nor have any rights as a Lender hereunder or under the other Loan Documents by virtue of such assignment;

(ii)	no proceeds of any Revolving Credit Loan or Swing Line Loan shall be used for any such assignment;
(iii)	no Event of Default shall have occurred and be continuing before or immediately after giving effect to such assignment; and
(iv)
the Borrower shall, as of the date of the launch of the Dutch Auction, if applicable, and on the date of any such assignment (including pursuant to an open market purchase), either (A) represent (the "MNPI Representation") to the Administrative Agent and the applicable Lenders that it does not have any material non-public information ("MNPI") with respect to any Loan Party or any of their respective Subsidiaries that (1) has not been disclosed to the Lenders (other than Lenders that do not wish to receive MNPI with respect to the Borrower or any of its Subsidiaries) prior to such time and (2) in such Person's good faith determination could reasonably be expected to have a material effect upon (x) a Lender's decision to assign all or a portion of its applicable Term Loans to the Borrower or (y) the market price of the applicable Term Loans or (B) disclose to the applicable Lenders that it is not making such MNPI Representation.

10.07 Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.14 or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder (it being understood that the DQ List may be disclosed to any assignee, or prospective assignee), in reliance on this clause (f)), (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder, (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder or (iii) any credit insurance provider relating to the Borrower and its obligations, (h) with the consent of the Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a non-confidential basis from a source other than a Loan Party.  In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.
For purposes of this Section, "Information" means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a non-confidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
10.08 Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch or office or Affiliate of such Lender or such L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
10.09 Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate").  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
10.10 Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuers, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. "pdf" or "tif") shall be effective as delivery of a manually executed counterpart of this Agreement.
10.11 Survival of Representations and Warranties, etc..  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.  The provisions of Article IX shall survive termination of this Agreement and the Aggregate Commitments, repayment of all Obligations hereunder, and resignation of the Administrative Agent.
10.12 Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
10.13 Replacement of Lenders.  If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b);
(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d) such assignment does not conflict with applicable Laws; and
(e) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
10.14 Governing Law; Jurisdiction; Etc.
(a) GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b) SUBMISSION TO JURISDICTION.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c) WAIVER OF VENUE.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d) SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
10.15 WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
10.16 No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates' understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm's-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers, and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, any Arranger nor any Lender has any obligation to the Borrower or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Lenders, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, any Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
10.17 Electronic Execution of Assignments and Certain Other Documents.  The words "execution," "execute", "signed," "signature," and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Committed Loan Notices, Swing Line Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.
10.18 USA PATRIOT Act.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable "know your customer" and anti-money laundering rules and regulations, including the Act.
10.19 ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
10.20 Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the "Agreement Currency"), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).
10.21 Acknowledgment and Consent to Bail-In of EEA Financial Institutions.  Solely to the extent any Lender or any L/C Issuer that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or any L/C Issuer that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or any L/C Issuer that is an EEA Financial Institution; and
(b) the effects of any Bail-In Action on any such liability, including, if applicable:
(i)	a reduction in full or in part or cancellation of any such liability;
(ii)
a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
KBR, INC.
By: /s/ Stuart J.B. Bradie
Name:  Stuart J.B. Bradie
Title:    President and Chief Executive Officer

BANK OF AMERICA, N.A., as
 Administrative Agent
By: /s/ Anthea Del Bianco
Name: Anthea Del Bianco
Title: Vice President

BANK OF AMERICA, N.A., as a Lender, an L/C Issuer and Swing Line Lender
By: /s/ Jeannette Lu
Name:  Jeannette Lu
Title:    Director

BNP PARIBAS, as a Lender
By: /s/ David L. Berger
Name:  David L. Berger
Title:     Director

By: /s/ Ade Adedeji
Name:  Ade Adedeji
Title:     Vice President

CITIBANK, N.A., as a Lender
By: /s/ David Tuder
Name:  David Tuder
Title:     Vice President

MUFG BANK, LTD., as a Lender
By: /s/ Lauren Hom
Name:  Lauren Hom
Title:     Director

THE BANK OF NOVA SCOTIA, HOUSTON BRANCH, as a Lender
By: /s/ Joe Lattanzi
Name:  Joe Lattanzi
Title:     MD
SUNTRUST BANK, as a Lender
By: /s/ David Dutton
Name:  David Dutton
Title:     Director
COMPASS BANK, as a Lender
By: /s/ Aaron Loyd
Name:  Aaron Loyd
Title:     Director

HSBC BANK USA N.A., as a Lender
By: /s/ Wadie C Habiby
Name:  Wadie C Habiby
Title:     SVP, Corporate Banking
SUMITOMO MITSUI BANKING CORPORATION, as a Lender
By: /s/ Katsuyuki Kubo
Name:  Katsuyuki Kubo
Title:     Managing Director
REGIONS BANK, as a Lender
By: /s/ Steven Dixon
Name:  Steven Dixon
Title:     Director

BARCLAYS BANK PLC, as a Lender
By: /s/ Patricia Oreta
Name:  Patricia Oreta
Title:     Director

Executed in New York
CAPITAL ONE NATIONAL ASSOCIATION, as a Lender
By: /s/ Joshua Dearmon
Name:  Joshua Dearmon
Title:     Senior Vice President
CITIZENS BANK OF PENNSYLVANIA, as a Lender
By: /s/ Peggy Sanders
Name:  Peggy Sanders
Title:     Sr. Vice President
STANDARD CHARTERED BANK, as a Lender
By: /s/ Daniel Mattern
Name:  Daniel Mattern
Title:     Associate Director
Standard Chartered Bank
SANTANDER BANK, N.A., as a Lender
By: /s/ Thomas L. Rose
Name:  Thomas L. Rose
Title:     Senior Vice President
RIYAD BANK, HOUSTON AGENCY, as a Lender
By: /s/ Michael Meiss
Name:  Michael Meiss
Title:     General Manager

By: /s/ Manny Cafeo
Name:  Manny Cafeo
Title:     Operations Manager

UNITED BANK, as a Lender
By: /s/ Edward J. Goedecke
Name:  Edward J. Goedecke
Title:     SVP

Schedule 1.01(a)
Existing Letters of Credit
Letters of Credit Outstanding Under the Revolving Credit Facility

LC#	L/C Issuer	Acct Party	USD Amount	Expiry Date	Beneficiary
04141729	BNP Paribas	KBR, Inc.	1,023,182.98	30-Jan-20	Dymocks Properties (ACN 151 519 785)
3098888	Bank of America, N.A.	KBR, Inc.	1,045,314.00	1-Apr-19	St. Paul Fire and Marine Insurance Co.
3098889	Bank of America, N.A.	KBR, Inc.	10,040,000.00	1-Apr-19	The Travelers Indemnity Company
3099729	Bank of America, N.A.	KBR, Inc.	900,000.00	31-May-18	Zurich American Insurance Company
3113019	Bank of America, N.A.	KBR, Inc.	578,517.62	30-Jul-18	Tribune Properties Pty Ltd
61664241	Citibank, N.A.	KBR, Inc.	14,043,990.00	1-Jan-19	Ace American Insurance Company, et al
63661912	Citibank, N.A.	KBR, Inc.	3,711,682.00	1-Jan-19	Ace American Insurance Company
63668971	Citibank, N.A.	KBR, Inc.	171,548.37	29-Mar-19	Canberra Airport Pty Limited
A30809T	Compass Bank	KBR, Inc.	1,756,944.00	5-Jan-19	National Union Fire Insurance Co. Of Pittsburgh, PA, et al
A31346T	Compass Bank	KBR, Inc.	250,000.00	20-May-18	Zurich American Insurance Company

Letters of Credit Outstanding Under the Performance Letter of Credit (PLOC) Facility

LC#	L/C Issuer	Acct Party	USD Amount	Expiry Date	Beneficiary
69611546	Citibank, N.A.	KBR, Inc.	2,818,800.00	29-Aug-19	PJSC Dorogobuzh
OGU4430GWS	The Bank of Nova Scotia	KBR, Inc.	260,000.00	28-Jan-19	INPEX Masela, LTD.
OSB13420GWS	The Bank of Nova Scotia	KBR, Inc.	1,250,000.00	30-Jul-19	Sinochem International Tendering Co., Ltd.

The schedules above detail letters of credit that will be outstanding under the new credit facilities.

Schedule 1.01(b)
Project Finance Subsidiaries
Project Finance Subsidiary	Entity Type	Jurisdiction
RMG Roads Projects
Road Management Group Limited	Corporation	England and Wales
Road Management Consolidated Plc	Corporation	England and Wales
Road Management Limited	Corporation	England and Wales
Road Management Services (Gloucester) Limited	Corporation	England and Wales
Road Management Services (Peterborough) Limited	Corporation	England and Wales
Road Management Services (A13) Holdings Limited	Corporation	England and Wales
Road Management Services (A13) Plc	Corporation	England and Wales
Road Management Services (Darrington) Holdings Limited	Corporation	England and Wales
Road Management Services (Finance) Plc	Corporation	England and Wales
Road Management Services (Darrington) Limited	Corporation	England and Wales
Allenby Connaught
Aspire Defence Holdings Limited	Corporation	England and Wales
Aspire Defence Limited	Corporation	England and Wales
Aspire Defence Finance Plc	Corporation	England and Wales
Aspire Defence Services Limited	Corporation	England and Wales
KBR (Aspire Services Ventures) Holdings Limited	Corporation	England and Wales
KBR (Aspire Services Ventures) Holdings No. 2 Limited	Corporation	England and Wales
KBR (Aspire Construction Ventures) Holdings Limited	Corporation	England and Wales
KBR (Aspire Construction Ventures) Holdings No 2. Limited	Corporation	England and Wales
KBR (Aspire Services) Limited	Corporation	England and Wales
KBR (Aspire Services) Holdings Limited	Corporation	England and Wales
KBR (Aspire Services) Holdings No. 2 Limited	Corporation	England and Wales
KBR (Aspire Construction) Limited	Corporation	England and Wales
KBR (Aspire Construction) Holdings Limited	Corporation	England and Wales
KBR (Aspire Construction) Holdings No 2. Limited	Corporation	England and Wales
Heavy Equipment Transporter
Fasttrax Limited	Corporation	England and Wales
Fasttrax Holdings Limited	Corporation	England and Wales
FTX Logistics Limited	Corporation	England and Wales
Rathcormac to Fermoy Bypass
Directroute (Fermoy) Construction Limited	Corporation	Ireland
Directroute (Fermoy) Holdings Limited	Corporation	Ireland
Directroute (Fermoy) Limited	Corporation	Ireland
Military Flying Training System
Affinity Capital Works Limited	Corporation	England and Wales
Affinity Flying Services Limited	Corporation	England and Wales
Affinity Flying Training Services Limited	Corporation	England and Wales

Schedule 1.01(c)

Letter of Credit Commitments

Name of Bank	Letter of Credit Commitment
Bank of America, N.A.	$200,000,000
Citibank, N.A.	$200,000,000
BNP Paribas	$300,000,000
The Bank of Nova Scotia	$200,000,000
MUFG Bank, Ltd.	$100,000,000
Compass Bank	$ 2,500,000

Consistent with the definitions to the Credit Agreement, please note that all Financial/Commercial Letters of Credit may be issued only under the Revolving Credit Facility and are subject to a sublimit of $150,000,000 in the aggregate.  In addition, the Financial/Commercial Letters of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

Schedule 2.01 - Commitments and Applicable Percentages
Lender	Revolving Credit Commitment	Applicable Percentage of Revolving Facility (%)	Performance Letter of Credit Commitment	Applicable Percentage of PLOC (%)	Term A-1 Commitment	Applicable Percentage of Term A-1 Facility (%)	Term A-2 Commitment	Applicable Percentage of Term A-2 Facility (%)	Term B Commitment	Applicable Percentage of Term B Facility (%)	Total Commitment
Bank of America, N.A.	$40,476,190.50	8.095238100%	$38,571,428.57	7.714285714%	$12,643,557.41	10.994397748%	$24,737,395.00	10.526551064%	$800,000,000.00	100.000000000%	$916,428,571.48
BNP Paribas	$40,476,190.47	8.095238094%	$38,571,428.57	7.714285714%	$6,724,439.78	5.847338939%	$13,156,512.60	5.598516000%	--	--	$98,928,571.42
Citibank, N.A.	$40,476,190.47	8.095238094%	$38,571,428.57	7.714285714%	$6,724,439.78	5.847338939%	$13,156,512.60	5.598516000%	--	--	$98,928,571.42
MUFG Bank, Ltd.	$40,476,190.47	8.095238094%	$38,571,428.57	7.714285714%	$6,724,439.78	5.847338939%	$13,156,512.60	5.598516000%	--	--	$98,928,571.42
The Bank of Nova Scotia, Houston Branch	$40,476,190.47	8.095238094%	$38,571,428.57	7.714285714%	$6,724,439.78	5.847338939%	$13,156,512.60	5.598516000%	--	--	$98,928,571.42
SunTrust Bank	$40,476,190.47	8.095238094%	$38,571,428.57	7.714285714%	$6,724,439.78	5.847338939%	$13,156,512.60	5.598516000%	--	--	$98,928,571.42
Compass Bank	$30,357,142.85	6.071428570%	$28,928,571.43	5.785714286%	$13,408,613.44	11.659663861%	$26,234,243.70	11.163507957%	--	--	$98,928,571.42
HSBC Bank USA N.A.	$30,357,142.86	6.071428572%	$28,928,571.43	5.785714286%	$8,697,478.99	7.563025209%	$17,016,806.72	7.241194349%	--	--	$85,000,000.00
Sumitomo Mitsui Banking Corporation	$37,500,000.00	7.500000000%	$37,500,000.00	7.500000000%	--	--	--	--	--	--	$75,000,000.00
Regions Bank	$30,357,142.86	6.071428572%	$28,928,571.43	5.785714286%	$5,315,126.05	4.621848739%	$10,399,159.66	4.425174323%	--	--	$75,000,000.00
Barclays Bank PLC	$30,357,142.86	6.071428572%	$28,928,571.43	5.785714286%	$5,315,126.05	4.621848739%	$10,399,159.66	4.425174323%	--	--	$75,000,000.00
Capital One National Association	$30,357,142.86	6.071428572%	$28,928,571.43	5.785714286%	$5,315,126.05	4.621848739%	$10,399,159.66	4.425174323%	--	--	$75,000,000.00
Citizens Bank of Pennsylvania	$30,357,142.86	6.071428572%	$28,928,571.43	5.785714286%	$5,315,126.05	4.621848739%	$10,399,159.66	4.425174323%	--	--	$75,000,000.00
Standard Chartered Bank	$37,500,000.00	7.500000000%	$37,500,000.00	7.500000000%	--	--	--	--	--	--	$75,000,000.00
Santander Bank, N.A.	--	--	--	--	$16,911,764.71	14.705882357%	$33,088,235.29	14.080100123%	--	--	$50,000,000.00
Riyad Bank Houston Agency	--	--	$20,000,000.00	4.000000000%	--	--	$10,000,000.00	4.255319149%	--	--	$30,000,000.00
United Bank	--	--	--	--	$8,455,882.35	7.352941174%	$16,544,117.65	7.040050064%	--	--	$25,000,000.00
Total:	$500,000,000.00	100.00%	$500,000,000.00	100.00%	$115,000,000.00	100.00%	$235,000,000.00	100.00%	$800,000,000.00	100.00%	$2,150,000,000.00

Schedule 5.06
Disclosed Litigation
None.

Schedule 5.09
Environmental Matters
None.

Schedule 5.13
Subsidiaries; Equity Interests; Loan Parties
(a) Subsidiaries and (b) Equity Investments in other Corporations and Entities

KBR ENTITIES REPORT (by Ownership)

Tier	BU	Company	Owned By Parent	Entity Type	Jurisdiction
0	KBR	KBR, Inc. - Ultimate Parent Company		Corporation	United States, Delaware
1	KBR	KBR Holdings, LLC	100.000000%	LLC	United States, Delaware
2	KBR	Wyle, Inc.	100.000000%	Corporation	United States, Delaware
3	KBR	Wyle Services Corporation	100.000000%	Corporation	United States, Delaware
4	KBR	Cas, Inc.	100.000000%	Corporation	United States, Alabama
5	KBR	Meads, LLC	56.667%	LLC	United States, Alabama
4	KBR	Lts Holdings, Inc.	100.000000%	Corporation	United States, Delaware
5	KBR	Wyle Laboratories, Inc.	100.000000%	Corporation	United States, Delaware
6	KBR	Wyle Laboratories GmbH	100.000000%	Corporation	Germany
6	KBR	Wyle Information Systems LLC	100.000000%	Corporation	United States, Delaware
6	KBR	Team Logistics Joint Venture	33.33%	JV	United States, Delaware
5	KBR	Madisonville Properties LLC	100.000000%	LLC	United States, Delaware
2	KBR	KBRwyle Technology Solutions, LLC	100.000000%	LLC	United States, Delaware
3	KBR	KBRwyle Range Services, LLC	50%	LLC	United States, Delaware
3	KBR	SGT, LLC	100%	LLC	United States, Maryland
4	KBR	SGT Defenses Services, Inc.	100%	Corporation	United States, Maryland
4	KBR	Space Network Solutions, LLC	100%	LLC	United States, Delaware
4	KBR	Alcyon Technical Services, LLC	49%	LLC	United States, Maryland
4	KBR	InGenx, LLC	49%	LLC	United States, Maryland
4	KBR	SKER-SGT Engineering and Science, LLC	45%	LLC	United States, Maryland
4	KBR	PAE-SGT Partners, LLC	49%	LLC	United States, Maryland
4	KBR	Vantage Partners, LLC	49%	LLC	United States, Maryland
2	KBR	R and S Engineering (India) Private Limited	97.137000%	Corporation	India
2	KBR	KBR USA LLC	100.000000%	LLC	United States, Delaware
3	KBR	Kellogg Brown & Root International Holding, Inc.	100.000000%	Corporation	United States, Delaware
4	KBR	Kellogg Brown & Root International Group Holdings LLP	0.010000%	LLP	United Kingdom, England & Wales
5	KBR	Technical Staffing Resources Limited	100.000000%	Corporation	United Kingdom, England & Wales
5	KBR	Kellogg Brown & Root International Group Limited	100.000000%	Corporation	Norway
6	KBR	Kellogg Brown & Root (Norway) AS	100.000000%	Corporation	United Kingdom, England & Wales
7	KBR	K2JV ANS	49%	Corporation	Norway
6	KBR	Kellogg Brown & Root Holdings Limited	100.000000%	Corporation	United Kingdom, England & Wales
7	KBR	KBR Arabia Limited	90.000000%	Corporation	Saudi Arabia
8	KBR	KBR Al-Yusr Limited Company	60.000000%	Corporation	Saudi Arabia
8	KBR	Jazan	70.000000%	G. Partnership	Saudi Arabia
7	KBR	Kellogg Brown & Root GmbH	100.000000%	Corporation	Germany
8	KBR	Plinke GmbH	100.000000%	Corporation	Germany
7	KBR	Kellogg Brown & Root Holdings (U.K.) Limited	100.000000%	Corporation	United Kingdom, England & Wales
8	KBR	KBR Employment Services Limited	100.000000%	Corporation	United Kingdom, England & Wales
8	KBR	Kellogg Brown & Root Healthcare Trustee Limited	100.000000%	Corporation	United Kingdom
8	KBR	IPEM Developments Limited	100.000000%	Corporation	United Kingdom, England & Wales
8	KBR	Kellogg Brown & Root Limited	100.000000%	Corporation	United Kingdom, England & Wales
9	KBR	KBR (Aspire Services Ventures) Holdings No. 2 Ltd	100.000000%	Corporation	United Kingdom, England & Wales
10	KBR	KBR (Aspire Services Ventures) Holdings Ltd	100.000000%	Corporation	United Kingdom, England & Wales
11	KBR	'KBR (Aspire Services) Ltd	100.000000%	Corporation	United Kingdom, England & Wales
9	KBR	KBR (Aspire Construction Ventures) Holdings No. 2 Ltd	100.000000%	Corporation	United Kingdom, England & Wales
10	KBR	KBR (Aspire Construction Ventures) Holdings Ltd	100.000000%	Corporation	United Kingdom, England & Wales
11	KBR	KBR (Aspire Construction) Ltd	100.000000%	Corporation	United Kingdom, England & Wales
9	KBR	Yanchang Petroleum KBR (Beijing) Technology Co Ltd	50.000000%	Corporation	China
9	KBR	Affinity Flying Training Services Limited	50.000000%	Corporation	United Kingdom, England & Wales
9	KBR	Affinity Capital Works Limited	50.000000%	Corporation	United Kingdom, England & Wales
9	KBR	Affinity Flying Services Limited	50.000000%	Corporation	United Kingdom, England & Wales
9	KBR	Kellogg Brown & Root Limited-Azmi Abdullatif Abdulhadi and Abdullah Mahana Al-Moiabed	67.000000%	L. Partnership	Saudi Arabia
9	KBR	KBR (U.K.) Investments Limited	100.000000%	Corporation	United Kingdom, England & Wales
10	KBR	Aspire Defence Holdings Limited	45.000000%	Corporation	United Kingdom, England & Wales
11	KBR	Aspire Defence Limited	100.000000%	Corporation	United Kingdom, England & Wales
11	KBR	Aspire Defence Finance PLC	100.000000%	Corporation	United Kingdom, England & Wales
9	KBR	Bonny 7 Project Management Company Limited	100.000000%	Corporation	United Kingdom, England & Wales
10	KBR	Bonny 7 Project Nigeria Limited	0.040000%	Corporation	Nigeria
9	KBR	KBR (Aspire Construction) Holdings No.2 Limited	100.000000%	Corporation	United Kingdom, England & Wales
10	KBR	KBR (Aspire Construction) Holdings Limited	100.000000%	Corporation	United Kingdom, England & Wales
11	KBR	KBR (Aspire Construction) Limited	100.000000%	Corporation	United Kingdom, England & Wales
12	KBR	Aspire Defence Capital Works JV(UN-INCORPORATED)	50.000000%	Corporation	United Kingdom
9	KBR	KBR (Aspire Services) Holdings No.2 Limited	100.000000%	Corporation	United Kingdom, England & Wales
10	KBR	KBR (Aspire Services) Holdings Limited	100.000000%	Corporation	United Kingdom, England & Wales
11	KBR	KBR (Aspire Services) Limited	100.000000%	Corporation	United Kingdom, England & Wales
12	KBR	Aspire Defence Services JV (UN-INCORPORATED)	50.000000%	Corporation	United Kingdom
9	KBR	Morrison/Kellogg Brown & Root Ltd Southern Water Services(K3)Joint Venture	50.000000%	Unknown	United Kingdom
9	KBR	Road Management Joint Venture	25.000000%	Unknown	United Kingdom
9	KBR	Vestas/Kellogg Brown & Root (Joint Venture) (UN-INCORPORATED)	50.000000%	Unknown	United Kingdom, England & Wales
9	KBR	Aspire Defence Services Limited	100.000000%	Corporation	United Kingdom, England & Wales
9	KBR	Stirling Water (2003) Limited	25.000000%	Corporation	United Kingdom, Scotland
10	KBR	Scottish Water Solutions Limited	24.500000%	Corporation	United Kingdom, Scotland
9	KBR	Road Management Services (Darrington) Holdings Limited	25.000000%	Corporation	United Kingdom
10	KBR	Road Management Services (Darrington) Limited	100.000000%	Corporation	United Kingdom, England & Wales
11	KBR	Road Management Services (Finance) PLC	99.998000%	Corporation	United Kingdom, England & Wales
9	KBR	Fasttrax Holdings Limited	50.000000%	Corporation	United Kingdom, England & Wales
10	KBR	Fasttrax Limited	100.000000%	Corporation	United Kingdom, England & Wales
9	KBR	FTX Logistics Limited	100.000000%	Corporation	United Kingdom, England & Wales
9	KBR	Road Management Services (A13) Holdings Limited	25.000000%	Corporation	United Kingdom, England & Wales
10	KBR	Road Management Services (A13) Plc	100.000000%	Corporation	United Kingdom, England & Wales
9	KBR	Brown & Root Highlands Fabricators Limited	100.000000%	Corporation	United Kingdom, Scotland
9	KBR	Road Management Group Limited	33.333000%	Corporation	United Kingdom, England & Wales
10	KBR	Road Management Services (Gloucester) Limited	100.000000%	Corporation	United Kingdom, England & Wales
10	KBR	Road Management Services (Peterborough) Limited	100.000000%	Corporation	United Kingdom, England & Wales
10	KBR	Road Management Limited	50.000000%	Corporation	United Kingdom, England & Wales
10	KBR	Road Management Consolidated Plc	99.998000%	Corporation	United Kingdom, England & Wales
9	KBR	AOC International Limited	100.000000%	Corporation	United Kingdom, Scotland
10	KBR	AOC Nigeria Limited	100.000000%	Corporation	Nigeria
9	KBR	Kellogg Brown & Root Overseas Projects Limited	100.000000%	Corporation	United Kingdom, England & Wales
10	KBR	Kellogg Brown & Root Group Limited	100.000000%	Corporation	United Kingdom, England & Wales
11	KBR	Kellogg Brown & Root London Holdings Limited	100.000000%	Corporation	United Kingdom, England & Wales
12	KBR	Kellogg Brown & Root London Limited	100.000000%	Corporation	United Kingdom, England & Wales
13	KBR	Kellogg Brown & Root DH Limited	100.000000%	Corporation	United Kingdom, England & Wales
14	KBR	KBR Arabia Limited	10.000000%	Corporation	Saudi Arabia
15	KBR	KBR Al-Yusr Limited Company	60.000000%	Corporation	Saudi Arabia
15	KBR	Jazan	70.000000%	G. Partnership	Saudi Arabia
14	KBR	Kellogg Brown & Root (Greenford) Limited	100.000000%	Corporation	United Kingdom, England & Wales
15	KBR	Kellogg Brown & Root International (MWK) Limited	100.000000%	Corporation	United Kingdom, England & Wales
15	KBR	LNG-Servicos E Gestao de Projectos Limitada	50.000000%	Corporation	Portugal
14	KBR	Granherne International (Holdings) Limited	100.000000%	Corporation	United Kingdom, England & Wales
15	KBR	Kellogg Brown & Root Qatar Limited	100.000000%	Corporation	United Kingdom, England & Wales
15	KBR	Granherne Limited	100.000000%	Corporation	United Kingdom, England & Wales
14	KBR	Kellogg Brown & Root Energy Services Limited	100.000000%	Corporation	United Kingdom, England & Wales
11	KBR	KBR Construction Limited	100.000000%	Corporation	United Kingdom, England & Wales
11	KBR	Kellogg Brown & Root Overseas Operations Limited	100.000000%	Corporation	United Kingdom, England & Wales
11	KBR	Howard Humphreys & Partners Limited	100.000000%	Corporation	United Kingdom, England & Wales
12	KBR	Overseas Supply Services Limited	100.000000%	Corporation	United Kingdom, England & Wales
12	KBR	Howard Humphreys (Kenya) Limited	99.997000%	Corporation	Kenya
9	KBR	Kellogg Brown & Root Projects Limited	100.000000%	Corporation	United Kingdom, England & Wales
8	KBR	Kellogg Brown & Root Trustees Limited	100.000000%	Corporation	United Kingdom, Scotland
9	KBR	KBR Property Holdings LP	33.33%	LP	United Kingdom, Scotland
8	KBR	Kellogg Brown & Root (U.K.) Limited	100.000000%	Corporation	United Kingdom, England & Wales
5	KBR	Global Project Services Ltd.	100.000000%	Corporation	Cayman Islands
5	KBR	CCC Cayman, Ltd.	50.010000%	Corporation	Cayman Islands
6	KBR	Semi Sub Services B.V.	100.000000%	Corporation	Netherlands
7	KBR	Tres Gaviotas, S. de R.L. de C.V.	99.998000%	Corporation	Mexico
6	KBR	Tres Gaviotas, S. de R.L. de C.V.	0.002000%	Corporation	Mexico
5	KBR	KBR I Cayman, Ltd.	100.000000%	Corporation	Cayman Islands
6	KBR	KBR II Cayman, Ltd.	100.000000%	Corporation	Cayman Islands
5	KBR	Laurel Financial Services B.V.	100.000000%	Corporation	Netherlands
6	KBR	KBR Ecoplanning Oy	100.000000%	Corporation	Finland
6	KBR	KBR Industrial Canada Co.	100.000000%	Corporation	Canada
7	KBR	KJ JV (Petronas)	50%	G.Partnership	Canada
6	KBR	Kellogg Brown & Root (Services) Limited	100.000000%	Corporation	United Kingdom, England & Wales
7	KBR	DirectRoute (Fermoy) Construction Limited	25.000000%	Corporation	Ireland
7	KBR	DirectRoute (Fermoy) Holdings Limited	12.500000%	Corporation	Ireland
8	KBR	DirectRoute (Fermoy) Limited	100.000000%	Corporation	Ireland
7	KBR	Kellogg Brown & Root Offshore Contractors 2 B.V.	100.000000%	Corporation	Netherlands
8	KBR	KBR Netherlands Investments B.V.	100.000000%	Corporation	Netherlands
8	KBR	Kellogg France, S.A.	0.040000%	Corporation	France
5	KBR	Corporacion Mexicana de Mantenimiento Integral S. de R.L. de C.V.	51.349000%	Corporation	Mexico, Nuevo Leon
4	KBR	BITC (US) LLC	100.000000%	LLC	United States, Delaware
5	KBR	Kellogg Brown & Root Investment Holdings Limited	100.000000%	Corporation	United Kingdom, England & Wales
6	KBR	KBR Investments Limited	100.000000%	Corporation	United Kingdom, England & Wales
7	KBR	Kellogg Brown & Root Nigeria Limited	0.0001000%	Corporation	Nigeria
7	KBR	Southern Gas Constructors Limited	50.000000%	Corporation	Nigeria
6	KBR	Kellogg Brown & Root Overseas Limited	100.000000%	Corporation	United Kingdom, England & Wales
7	KBR	Kellogg Brown & Root Nigeria Limited	100.000000%	Corporation	Nigeria
6	KBR	Granherne, Inc.	100.000000%	Corporation	United States, Texas
7	KBR	Energo Engineering Services, LLC	100.000000%	LLC	United States, Texas
5	KBR	Kellogg Brown & Root International Group Holdings LLP	99.990000%	LLP	United Kingdom, England & Wales
6	KBR	Technical Staffing Resources Limited	100.000000%	Corporation	United Kingdom, England & Wales
6	KBR	Kellogg Brown & Root International Group Limited	100.000000%	Corporation	United Kingdom, England & Wales
7	KBR	Kellogg Brown & Root Holdings Limited	100.000000%	Corporation	United Kingdom, England & Wales
8	KBR	KBR Arabia Limited	90.000000%	Corporation	Saudi Arabia
9	KBR	KBR Al-Yusr Limited Company	60.000000%	Corporation	Saudi Arabia
9	KBR	Jazan	70.000000%	G. Partnership	Saudi Arabia
8	KBR	Kellogg Brown & Root GmbH	100.000000%	Corporation	Germany
9	KBR	Plinke GmbH	100.000000%	Corporation	Finland
8	KBR	Kellogg Brown & Root Holdings (U.K.) Limited	100.000000%	Corporation	United Kingdom, England & Wales
9	KBR	KBR Employment Services Limited	100.000000%	Corporation	United Kingdom, England & Wales
9	KBR	Kellogg Brown & Root Healthcare Trustee Limited	100.000000%	Corporation	United Kingdom
9	KBR	IPEM Developments Limited	100.000000%	Corporation	United Kingdom, England & Wales
10	KBR	Blandford Offshore Services Limited	100.000000%	Corporation	United Kingdom, England & Wales
9	KBR	Kellogg Brown & Root Limited	100.000000%	Corporation	United Kingdom, England & Wales
10	KBR	Yanchang Petroleum KBR (Beijing) Technology Co Ltd	50.000000%	Corporation	China
10	KBR	Affinity Flying Training Services Limited	100.000000%	Corporation	United Kingdom, England & Wales
10	KBR	Kellogg Brown & Root Limited-Azmi Abdullatif Abdulhadi and Abdullah Mahana Al-Moiabed	67.000000%	L. Partnership	Saudi Arabia
10	KBR	KBR (U.K.) Investments Limited	100.000000%	Corporation	United Kingdom, England & Wales
11	KBR	Aspire Defence Holdings Limited	45.000000%	Corporation	United Kingdom, England & Wales
12	KBR	Aspire Defence Limited	100.000000%	Corporation	United Kingdom, England & Wales
13	KBR	Aspire Defence Finance PLC	0.002000%	Corporation	United Kingdom, England & Wales
12	KBR	Aspire Defence Finance PLC	99.998000%	Corporation	United Kingdom, England & Wales
10	KBR	Bonny 7 Project Management Company Limited	100.000000%	Corporation	United Kingdom, England & Wales
11	KBR	Bonny 7 Project Nigeria Limited	0.040000%	Corporation	Nigeria
10	KBR	KBR (Aspire Construction) Holdings No.2 Limited	100.000000%	Corporation	United Kingdom, England & Wales
11	KBR	KBR (Aspire Construction) Holdings Limited	100.000000%	Corporation	United Kingdom, England & Wales
12	KBR	KBR (Aspire Construction) Limited	100.000000%	Corporation	United Kingdom, England & Wales
13	KBR	Aspire Defence Capital Works JV(UN-INCORPORATED)	50.000000%	Corporation	United Kingdom
10	KBR	KBR (Aspire Services) Holdings No.2 Limited	100.000000%	Corporation	United Kingdom, England & Wales
11	KBR	KBR (Aspire Services) Holdings Limited	100.000000%	Corporation	United Kingdom, England & Wales
12	KBR	KBR (Aspire Services) Limited	100.000000%	Corporation	United Kingdom, England & Wales
13	KBR	Aspire Defence Services JV (UN-INCORPORATED)	50.000000%	Corporation	United Kingdom
10	KBR	Morrison/Kellogg Brown & Root Ltd Southern Water Services(K3)Joint Venture	50.000000%	Unknown	United Kingdom
10	KBR	Road Management Joint Venture	25.000000%	Unknown	United Kingdom
10	KBR	Vestas/Kellogg Brown & Root (Joint Venture) (UN-INCORPORATED)	50.000000%	Unknown	United Kingdom, England & Wales
10	KBR	Aspire Defence Services Limited	50.000000%	Corporation	United Kingdom, England & Wales
10	KBR	Stirling Water (2003) Limited	25.000000%	Corporation	United Kingdom, Scotland
11	KBR	Scottish Water Solutions Limited	24.500000%	Corporation	United Kingdom, Scotland
10	KBR	Road Management Services (Darrington) Holdings Limited	25.000000%	Corporation	United Kingdom
11	KBR	Road Management Services (Darrington) Limited	100.000000%	Corporation	United Kingdom, England & Wales
12	KBR	Road Management Services (Finance) PLC	99.998000%	Corporation	United Kingdom, England & Wales
10	KBR	Damietta Project Management Company Limited	33.333000%	Corporation	United Kingdom, England & Wales
10	KBR	Fasttrax Holdings Limited	50.000000%	Corporation	United Kingdom, England & Wales
11	KBR	Fasttrax Limited	100.000000%	Corporation	United Kingdom, England & Wales
10	KBR	FTX Logistics Limited	100.000000%	Corporation	United Kingdom, England & Wales
10	KBR	Road Management Services (A13) Holdings Limited	25.000000%	Corporation	United Kingdom, England & Wales
11	KBR	Road Management Services (A13) Plc	100.000000%	Corporation	United Kingdom, England & Wales
10	KBR	Brown & Root Highlands Fabricators Limited	100.000000%	Corporation	United Kingdom, Scotland
10	KBR	Road Management Group Limited	33.333000%	Corporation	United Kingdom, England & Wales
11	KBR	Road Management Services (Gloucester) Limited	100.000000%	Corporation	United Kingdom, England & Wales
11	KBR	Road Management Services (Peterborough) Limited	100.000000%	Corporation	United Kingdom, England & Wales
11	KBR	Road Management Limited	50.000000%	Corporation	United Kingdom, England & Wales
11	KBR	Road Management Consolidated Plc	99.998000%	Corporation	United Kingdom, England & Wales
10	KBR	AOC International Limited	100.000000%	Corporation	United Kingdom, Scotland
11	KBR	AOC Nigeria Limited	100.000000%	Corporation	Nigeria
10	KBR	Kellogg Brown & Root Overseas Projects Limited	100.000000%	Corporation	United Kingdom, England & Wales
11	KBR	Kellogg Brown & Root Group Limited	100.000000%	Corporation	United Kingdom, England & Wales
12	KBR	Kellogg Brown & Root London Holdings Limited	100.000000%	Corporation	United Kingdom, England & Wales
13	KBR	Kellogg Brown & Root London Limited	100.000000%	Corporation	United Kingdom, England & Wales
14	KBR	Kellogg Brown & Root DH Limited	100.000000%	Corporation	United Kingdom, England & Wales
15	KBR	KBR Arabia Limited	10.000000%	Corporation	Saudi Arabia
16	KBR	KBR Al-Yusr Limited Company	60.000000%	Corporation	Saudi Arabia
16	KBR	Jazan	70.000000%	G. Partnership	Saudi Arabia
15	KBR	Kellogg Brown & Root (Greenford) Limited	100.000000%	Corporation	United Kingdom, England & Wales
16	KBR	Kellogg Brown & Root International (MWK) Limited	100.000000%	Corporation	United Kingdom, England & Wales
16	KBR	LNG-Servicos E Gestao de Projectos Limitada	50.000000%	Corporation	Portugal
15	KBR	Granherne International (Holdings) Limited	100.000000%	Corporation	United Kingdom, England & Wales
16	KBR	Kellogg Brown & Root Qatar Limited	100.000000%	Corporation	United Kingdom, England & Wales
16	KBR	Granherne Limited	100.000000%	Corporation	United Kingdom, England & Wales
15	KBR	Kellogg Brown & Root Energy Services Limited	100.000000%	Corporation	United Kingdom, England & Wales
12	KBR	KBR Construction Limited	100.000000%	Corporation	United Kingdom, England & Wales
12	KBR	Kellogg Brown & Root Overseas Operations Limited	100.000000%	Corporation	United Kingdom, England & Wales
12	KBR	Howard Humphreys & Partners Limited	100.000000%	Corporation	United Kingdom, England & Wales
13	KBR	Overseas Supply Services Limited	100.000000%	Corporation	United Kingdom, England & Wales
13	KBR	Howard Humphreys (Kenya) Limited	99.997000%	Corporation	Kenya
10	KBR	Kellogg Brown & Root Projects Limited	100.000000%	Corporation	United Kingdom, England & Wales
9	KBR	Kellogg Brown & Root Trustees Limited	100.000000%	Corporation	United Kingdom, Scotland
9	KBR	Kellogg Brown & Root (U.K.) Limited	100.000000%	Corporation	United Kingdom, England & Wales
6	KBR	Global Project Services Ltd.	100.000000%	Corporation	Cayman Islands
6	KBR	CCC Cayman, Ltd.	50.010000%	Corporation	Cayman Islands
7	KBR	Semi Sub Services B.V.	100.000000%	Corporation	Netherlands
8	KBR	Tres Gaviotas, S. de R.L. de C.V.	99.998000%	Corporation	Mexico
7	KBR	Tres Gaviotas, S. de R.L. de C.V.	0.002000%	Corporation	Mexico
6	KBR	KBR I Cayman, Ltd.	100.000000%	Corporation	Cayman Islands
7	KBR	KBR II Cayman, Ltd.	100.000000%	Corporation	Cayman Islands
6	KBR	Laurel Financial Services B.V.	100.000000%	Corporation	Netherlands
7	KBR	KBR Ecoplanning Oy	100.000000%	Corporation	Finland
7	KBR	KBR Industrial Canada Co.	100.000000%	Corporation	Canada
7	KBR	Kellogg Brown & Root (Services) Limited	100.000000%	Corporation	United Kingdom, England & Wales
8	KBR	DirectRoute (Fermoy) Construction Limited	25.000000%	Corporation	Ireland
8	KBR	DirectRoute (Fermoy) Holdings Limited	12.500000%	Corporation	Ireland
9	KBR	DirectRoute (Fermoy) Limited	100.000000%	Corporation	Ireland
8	KBR	Kellogg Brown & Root Offshore Contractors 2 B.V.	100.000000%	Corporation	Netherlands
9	KBR	KBR Netherlands Investments B.V.	100.000000%	Corporation	Netherlands
9	KBR	Kellogg France, S.A.	0.040000%	Corporation	France
6	KBR	Corporacion Mexicana de Mantenimiento Integral S. de R.L. de C.V.	51.349000%	Corporation	Mexico, Nuevo Leon
3	KBR	BE&K, Inc.	100.000000%	Corporation	United States, Delaware
4	KBR	SW&B Construction Company, LLC	100.000000%	LLC	United States, Delaware
4	KBR	Toad Hall, LLC	100.000000%	LLC	United States, Alabama
5	KBR	International Park Associates, LLC	50.000000%	LLC	United States, Alabama
4	KBR	Prolex Holdings, Inc.	70.000000%	Corporation	United States, Tennessee
4	KBR	1900 Telcom Holdings, Inc.	100.000000%	Corporation	United States, Delaware
4	KBR	POM Technology Americas, Inc	100.000000%	Corporation	United States, Delaware
4	KBR	KBR Federal Services, LLC	100.000000%	LLC	United States, Delaware
4	KBR	IntraMicron, Inc.	100.000000%	Corporation	United States, Delaware
4	KBR	BE&K International, Inc.	100.000000%	Corporation	United States, Delaware
5	KBR	Fueling Systems Contractors, LLC	38.000000%	LLC	United States, Delaware
5	KBR	KBR Poland Spolka z.o.o.	100.000000%	Corporation	Poland
6	KBR	ZAO KBR East	50.000000%	Corporation	Russia
5	KBR	BE&K de Mexico, S.A. de C.V.	99.998000%	Corporation	Mexico
5	KBR	Baltix Corporation	100.000000%	Corporation	United States, Delaware
5	KBR	ZAO KBR East	50.000000%	Corporation	Russia
4	KBR	BE&K Properties, Inc.	100.000000%	Corporation	United States, Alabama
5	KBR	Polar-BE&K Company	51.000000%	Corporation	United States, Alabama
4	KBR	BE&K de Mexico, S.A. de C.V.	0.002000%	Corporation	Mexico
4	KBR	KBR Engineering Company, LLC	100.000000%	LLC	United States, Delaware
5	KBR	MEI Consultants Inc.	100.000000%	Corporation	United States, Texas
5	KBR	BE&KGIFFELS	50.000000%	G. Partnership	United States, Texas
4	KBR	KBR Construction Company, LLC	100.000000%	Corporation	United States, Delaware
5	KBR	BE&K/Yates, A Joint Venture	60.000000%	G. Partnership	United States, Delaware
4	KBR	Adar Holding Inc.	100.000000%	Corporation	Barbados
5	KBR	Prolex Holdings, Inc.	30.000000%	Corporation	United States, Tennessee
4	KBR	Technical Staffing Resources, LLC	100.000000%	Corporation	United States, Delaware
4	KBR	Arch/Tech Incorporated	55.000000%	Corporation	United States, North Carolina
2	KBR	Kellogg Brown & Root LLC	100.000000%	LLC	United States, Delaware
3	KBR	JOINT VENTURE (Natural Gas Alliance Agreement)	45.000000%	G. Partnership	Malaysia
3	KBR	Joint Venture (JKC) (Ichthys-FEED-Onshore Project)	30.000000%	G. Partnership	Western Australia
3	KBR	KSJV, LLC	70.00000%	LLC	United States, Delaware
3	KBR	Weatherly, Inc.	100.00000%	Corporation	United States, State of Georgia
3	KBR	KBR Charitable Foundation, Inc.	100.000000%	Corporation	United States, Delaware
3	KBR	JOINT VENTURE (Pearl GTL - Offshore)	50.000000%	L. Partnership	Qatar
3	KBR	YEMGAS FZCO	33.333000%	Corporation	United Arab Emirates, Dubai
3	KBR	Kellogg Brown & Root (California), Inc.	100.000000%	Corporation	United States, Delaware
3	KBR	KJT Joint Venture (Angola Project)	33.000000%	L. Partnership	Angola
3	KBR	Dresser-Cullen Venture	50.000000%	L. Partnership	United States, Texas ( Houston)
3	KBR	Consorcio Contrina (s) de Venezuela (Sincor Downstream)	28.000000%	L. Partnership	Venezuela
3	KBR	Brown & Root/Espey Padden (Waller Creek Tunnel)	70.000000%	L. Partnership	United States, Texas (Austin)
3	KBR	NK International Supply Limited	50.000000%	LLC	Cayman Islands
3	KBR	KBR Government Services S de R.L.	99.000000%	Corporation	Panama
3	KBR	Damietta LNG Construction LLC	33.333000%	LLC	Egypt
3	KBR	KJT-Engenharia, Materials e Servicos para a Industria Engergetica, Limitada (Segas)	33.400000%	Corporation	Portugal
3	KBR	Consorcio Contrina SNC	28.000000%	LLC	France
3	KBR	Kellogg International Services Limited	100.000000%	Corporation	Cayman Islands
3	KBR	KBR Monterrey S.A. de C.V.	1.000000%	Corporation	Mexico, Nuevo Leon
4	KBR	Corporacion Mexicana de Mantenimiento Integral S. de R.L. de C.V.	0.000068%	Corporation	Mexico, Nuevo Leon
3	KBR	Kellogg Brown & Root Services Limited	100.000000%	Corporation	Canada
3	KBR	Kellogg Brown & Root Algeria Inc.	100.000000%	Corporation	United States, Delaware
4	KBR	JGC-KBR Venture (In Salah Project)	50.000000%	L. Partnership	Cayman Islands
3	KBR	Kellogg Pan American Corporation	100.000000%	Corporation	United States, Delaware
3	KBR	Kellogg Brown & Root de Venezuela, C.A.	100.000000%	Corporation	Venezuela, Monagas
3	KBR	KRW Energy Systems Inc.	80.000000%	Corporation	United States, Delaware
3	KBR	Kellogg Services, Inc.	100.000000%	Corporation	United States, Delaware
3	KBR	Kellogg Overseas Corporation	100.000000%	Corporation	United States, Delaware
4	KBR	KELLOGG JOINT VENTURE (Train 4 - Woodside)	33.000000%	L. Partnership	Perth, Australia
3	KBR	Kellogg Mexico, Inc.	100.000000%	Corporation	United States, Delaware
4	KBR	KBR Monterrey S.A. de C.V.	99.000000%	Corporation	Mexico, Nuevo Leon
5	KBR	Corporacion Mexicana de Mantenimiento Integral S. de R.L. de C.V.	0.000068%	Corporation	Mexico, Nuevo Leon
3	KBR	Kellogg Korea, Inc.	100.000000%	Corporation	United States, Delaware
3	KBR	Kellogg International Services Corporation	100.000000%	Corporation	United States, Delaware
3	KBR	Kellogg Brown & Root Far East, Inc.	100.000000%	Corporation	United States, Delaware
3	KBR	DKES, Inc.	100.000000%	Corporation	United States, Delaware
3	KBR	TSKJ - Servicos de Engenharia Limitada	25.000000%	Corporation	Portugal
4	KBR	TSKJ Nigeria Limited	0.00000002%	Corporation	Nigeria
4	KBR	TSKJ II Construcoes Internacionais Sociedade Unipessoal Limitada	100.000000%	Corporation	Portugal
5	KBR	TSKJ Nigeria Limited	100.000000%	Corporation	Nigeria
3	KBR	Kellogg (Malaysia) Sdn. Bhd.	100.000000%	Corporation	Malaysia
4	KBR	JGC (Malaysia) KBR-TIGA ONSHORE	50.000000%	L. Partnership	Malaysia
3	KBR	Kellogg Brown & Root, S. de R.L.	99.960000%	LLC	Panama
3	KBR	Brown & Root - Murphy, L.L.C.	100.000000%	LLC	United States, Delaware
3	KBR	KBR Canada Ltd	100.000000%	Corporation	Canada, Saskatchewan
4	KBR	KBR WABI LTD.	100.000000%	Corporation	Canada, Ontario
5	KBR	KBR WABI - STEEL, LTD.	100.000000%	Corporation	Canada, Alberta
5	KBR	WD Servicios, S.A. de C.V.	99.998000%	Corporation	Mexico, Distrito Federal
5	KBR	Wabi Development Mexico, S.A. de C.V.	99.998000%	Corporation	Mexico, Distrito Federal
3	KBR	Kellogg Brown & Root International, Inc.	100.000000%	Corporation	United States, Delaware
4	KBR	KBR for Consultancy and Project Management WLL	49%	L Partnership	Kuwait
4	KBR	KBR Gerenciamento de Projetos e Servicos de Estudos Industriais Conceituais, Basicos e de Detalhamento Ltda TRADING UNDER: KBR BRASIL	99.9999438%	Corporation	Brazil, Rio de Janeiro
4	KBR	KBR PNG Limited	100.000000%	Corporation	Papua New Guinea
4	KBR	Labor Support Services Limited	100.000000%	Corporation	Cayman Islands
4	KBR	JOINT VENTURE (Pearl GTL - Onshore)	50.000000%	L. Partnership	Australia
4	KBR	KBR Government Services S de R.L.	1.000000%	Corporation	Panama
4	KBR	KBR Oil and Gas Services Limited	0.0000008%	Corporation	Nigeria
4	KBR	Kellogg Energy Services Nigeria Limited	0.0000002%	Corporation	Nigeria
4	KBR	Kellogg Brown & Root, S. de R.L.	0.040000%	LLC	Panama
4	KBR	Servicios Tecnicos Brown & Root, S.A.	49%	Corporation	Panama
4	KBR	Kellogg Brown & Root Saudi Ltd. Co.	35%	Corporation	Saudi Arabia
4	KBR	Arctic Pacific Contractors International, L.L.C.	50.000000%	LLC	United States, Delaware
4	KBR	PT KBR Indonesia	20.000000%	Corporation	Indonesia
5	KBR	Joint Operation Agreement for Tangguh LNG Plant Pjt	50.000000%	G. Partnership	Indonesia
2	KBR	KBR Group Holdings, LLC	100.000000%	LLC	United States, Delaware
3	KBR	Roberts & Schaefer Holdings, Inc.	100.000000%	Corporation	United States, Delaware
4	KBR	Roberts & Schaefer Industries, Inc.	100.000000%	Corporation	United States, Delaware
5	KBR	Soros Associates, Inc.	100.000000%	Corporation	United States, Delaware
5	KBR	Thompson-Starrett Construction Company, Inc.	100.000000%	Corporation	United States, New York
5	KBR	Roberts & Schaefer Company	100.000000%	Corporation	United States, Delaware
6	KBR	Kellogg Brown & Root Engineering Consultancy LLC	50.000000%	LLC	Oman
6	KBR	Roberts & Schaefer Australia Pty Ltd	100.000000%	Corporation	Australia, Western Australia
7	KBR	Soros Associates Australia Pty Ltd	100.000000%	Corporation	Australia, New South Wales
6	KBR	PT Roberts Schaefer Soros Indonesia	80.000000%	LLC	Indonesia
6	KBR	Roberts & Schaefer (Mauritius) Pvt Ltd	1.000000%	Corporation	Mauritius
7	KBR	R and S Engineering (India) Private Limited	0.003000%	Corporation	India
6	KBR	Roberts & Schaefer International, Ltd.	100.000000%	Corporation	United States, Delaware
7	KBR	KBR Chile Ingenieria Y Construccion Limitada	0.998000%	Corporation	Chile
7	KBR	PT Roberts Schaefer Soros Indonesia	17.000000%	LLC	Indonesia
7	KBR	Roberts & Schaefer Puerto Rico	100.000000%	Corporation	Puerto Rico
7	KBR	Roberts & Schaefer (Mauritius) Pvt Ltd	99.000000%	Corporation	Mauritius
8	KBR	R and S Engineering (India) Private Limited	0.003000%	Corporation	India
7	KBR	R and S Engineering (India) Private Limited	2.860000%	Corporation	India
7	KBR	Roberts & Schaefer Soros Canada Ltd.	100.000000%	Corporation	Canada, British Columbia
7	KBR	R&S Chile Holdings LLC	100.000000%	LLC	United States, Delaware
8	KBR	KBR Chile Ingenieria Y Construccion Limitada	99.002000%	Corporation	Chile
5	KBR	Cabell Construction Company	100.000000%	Corporation	United States, Delaware
3	KBR	KBR Gerenciamento de Projetos e Servicos de Estudos Industriais Conceituais, Basicos e de Detalhamento Ltda TRADING UNDER: KBR BRASIL	0.00000562%%	Corporation	Brazil, Rio de Janeiro
3	KBR	PBC HOLDINGS, LLC	100.000000%	LLC	United States, Delaware
4	KBR	PBC & ASSOCIATES CONSULTING LLC	100.000000%	LLC	United States, Delaware
3	KBR	MMM-SS Holdings, LLC	100.000000%	LLC	United States, Delaware
4	KBR	Asesoria Gerencial de Recursos Humanos, S. de R.L. de C. V.	50.010000%	LLC	Mexico
4	KBR	Mantenimiento Marino de Mexico, S. de R.L. de C.V.	50.010000%	Corporation	Mexico
3	KBR	KBRD Egypt Cayman Ltd.	64.636000%	Corporation	Cayman Islands
4	KBR	Middle East Petrochemical Corporation	25.000000%	L. Partnership	Cayman Islands
5	KBR	Egypt Basic Industries Corporation, S.A.E.	60.000000%	G. Partnership	Egypt
3	KBR	KBR Plant Services, Inc.	100.000000%	Corporation	United States, Delaware
3	KBR	KBR Services, S.A.R.L.	100.000000%	LLC	Djibouti
3	KBR	KBR Indonesia Holdings, Inc.	100.000000%	Corporation	United States, Delaware
4	KBR	PT KBR Indonesia	80.000000%	Corporation	Indonesia
5	KBR	Joint Operation Agreement for Tangguh LNG Plant Pjt	50.000000%	G. Partnership	Indonesia
4	KBR	PT KBR Engineers Indonesia	75.000000%	Corporation	Indonesia
3	KBR	Kellogg Brown & Root Asia Pacific Pte Ltd	100.000000%	Corporation	Singapore
4	KBR	Kellogg Brown & Root Technology (Beijing) Co. Ltd	100.000000%	Corporation	China
4	KBR	Gas Alliance Supply Pte Ltd	50.000000%	Corporation	Singapore
4	KBR	Kellogg Brown & Root Engineers Pte Ltd	100.000000%	Corporation	Singapore
3	KBR	HBR NL Holdings, LLC	100.000000%	LLC	United States, Delaware
4	KBR	Kellogg Brown & Root Holding B.V.	100.000000%	Corporation	Netherlands
5	KBR	Charville - Consultores E Servicos LDA	50.000000%	Corporation	Portugal
5	KBR	Kellogg Brown & Root Services B.V.	100.000000%	Corporation	Netherlands
6	KBR	Kellogg Brown & Root Operations B.V.	100.000000%	Corporation	Netherlands
6	KBR	KBR Kazakhstan Limited Liability Partnership	100.000000%	LLP	Kazakhstan
6	KBR	T 7 JV B.V	100.000000%	Corporation	Netherlands
6	KBR	Kellogg Brown & Root Financial Services B.V.	100.000000%	Corporation	Netherlands
7	KBR	Bonny 7 JV B.V.	100.000000%	Corporation	Netherlands
8	KBR	Bonny 7 Project Nigeria Limited	99.960000%	Corporation	Nigeria
7	KBR	Kellogg Brown & Root Engineering & Construction India Private Limited	99.99%	Corporation	India
6	KBR	SOCAR KBR LLC	49%	LLC	Azerbajan
6	KBR	Mangrove Gas Netherlands B.V.	50.000000%	Corporation	Netherlands
6	KBR	Kellogg France, S.A.	0.040000%	Corporation	France
5	KBR	Kellogg Brown & Root Netherlands B.V.	100.000000%	Corporation	Netherlands
6	KBR	KBR Industrial Canada Co.	100.000000%	Corporation	Canada, Nova Scotia
7	KBR	KJ JV (Petronas)	50.000000%	G. Partnership	Canada
6	KBR	Kellogg France, S.A.	99.760000%	Corporation	France
5	KBR	Kellogg France, S.A.	0.040000%	Corporation	France
3	KBR	GVA Consultants Aktiebolag	100.000000%	Corporation	Sweden
3	KBR	KBR Holdings Pty Ltd	100.000000%	Corporation	Australia, Western Australia
4	KBR	KBR IGDSS PTY LTD	100.000000%	Corporation	Australia, South Australia
4	KBR	KBR E&C Australia Pty Ltd	100.000000%	Corporation	Australia, Western Australia
5	KBR	Kellogg Joint Venture - Gorgon Pjt	30.000000%	G. Partnership	Australia, Western Australia
4	KBR	KBR Australia Pty Ltd	100.000000%	Corporation	Australia, Western Australia
5	KBR	KBR Operations Pty Ltd	100.000000%	Corporation	Australia, South Australia
6	KBR	BJB Joint Venture	25.000000%	G. Partnership	Australia, Northern Territory
5	KBR	Granherne Pty Ltd	100.000000%	Corporation	Australia
6	KBR	Select - Granherne (Pluto) Joint Venture	50.000000%	G. Partnership	Australia
5	KBR	Kinhill Pacific Pty Ltd	100.000000%	Corporation	Australia
5	KBR	Kellogg Brown & Root Pty Ltd	100.000000%	Corporation	Australia, South Australia
6	KBR	JKC Australia LNG Pty Ltd	30.000000%	Corporation	Australia, Western Australia
6	KBR	W&G.KBR JV	50.000000%	G. Partnership	Australia, South Australia
6	KBR	KLH Australia-Browse FEED Joint Venture	75.000000%	G. Partnership	Australia, South Australia
6	KBR	KBR and Arup Joint Venture	50.000000%	G. Partnership	Australia
6	KBR	Catalyst Interactive Pty Ltd	100.000000%	Corporation	Australia, Australian Capital Territory
6	KBR	NSI (AUST) PTY LTD	50%	Corporation	Australia, Australian Capital Territory
6	KBR	Sigma Bravo Pty Ltd	100.000000%	Corporation	Australia, Australian Capital Territory
6	KBR	Gateway South Design Joint Venture (Darlington Upgrade Project)	33.33%	JV	Australia
6	KBR	KBR Jacobs JV (Kingsford Smith Drive Upgrade Project)	50.00%	JV	Australia
6	KBR	KBR SMEC Mott MacDonald Design JV (KMS JV) (North West Rail Link (NWRL))	33.33%	JV	Australia
3	KBR	KBR Oil and Gas Services Limited	100.000000%	Corporation	Nigeria
3	KBR	Kellogg Energy Services Nigeria Limited	100.000000%	Corporation	Nigeria
3	KBR	Kellogg Brown & Root Consultancy (Malaysia) Sdn Bhd	100.000000%	Corporation	Malaysia
3	KBR	Overseas Administration Services, Ltd.	100.000000%	Corporation	Cayman Islands
3	KBR	Kellogg Brown & Root Engineering & Construction India Private Limited	99.999000%	Corporation	India
3	KBR	Brown & Root Nigeria Limited	60.000000%	Corporation	Nigeria
3	KBR	Service Employees International, Inc.	100.000000%	Corporation	Cayman Islands
3	KBR	Corporacion Mexicana de Mantenimiento Integral S. de R.L. de C.V.	48.651000%	Corporation	Mexico, Nuevo Leon
3	KBR	KBR Technical Services, Inc.	100.000000%	Corporation	United States, Delaware
4	KBR	Kellogg Brown & Root Engineering Corporation	100.000000%	Corporation	United States, New York
3	KBR	Kellogg Brown & Root Saudi Ltd. Co.	40.000000%	Corporation	Saudi Arabia
3	KBR	Kellogg Brown & Root International, Inc.	100.000000%	Corporation	Panama
4	KBR	KBR International FZE	100.000000%	Corporation	United Arab Emirates, Dubai
4	KBR	Kellogg Brown & Root Engineering & Construction India Private Limited	0.001000%	Corporation	India
4	KBR	Servicios Tecnicos Brown & Root, S.A.	49.000000%	Corporation	Panama
4	KBR	Kellogg Brown & Root Saudi Ltd. Co.	9.000000%	Corporation	Saudi Arabia
3	KBR	KBR Overseas, Inc.	100.000000%	Corporation	United States, Delaware
4	KBR	Joint Venture (JKC) Ichthys-EPC Phase (Offshore Services)	30.000000%	G. Partnership	Darwin, Australia's Northern Territory
4	KBR	KBR Abr al Bihar General Services, Trade and General Contracting, LLC	100.000000%	LLC	Iraq
4	KBR	Kellogg Brown & Root Services LLC	50.000000%	LLC	Oman
3	KBR	Kellogg Brown & Root Eurasia Limited	100.000000%	Corporation	Russia
2	KBR	Kellogg Brown & Root Services, Inc.	100.000000%	Corporation	United States, Delaware
3	KBR	KBRwyle Range Services, LLC	50%	LLC	United States, Delaware
3	KBR	Covalent Vision LLC	100.000000%	Corporation	United States, Delaware
3	KBR	Global Logistics Support, LLC.	100.000000%	Corporation	United States, Delaware
3	KBR	Kellogg Brown & Root Engineering Consultancy LLC	50.000000%	LLC	Oman
3	KBR	KBR-CFS LOGISTIC SERVICES, LLC	50.000000%	LLC	United States, Delaware
3	KBR	KBR Triple-Canopy LLC	75%	LLC	United States, Delaware
3	KBR	KBR Diego Garcia LLC	80%	LLC	United States, Delaware
3	KBR	Kellogg Brown & Root Services LLC	50.000000%	LLC	Oman	ACTIVE BUT DORMANT
3	KBR	OLGOONIK/KBRSJ/V, LLC	49.000000%	LLC	United States, Alaska
3	KBR	Kellogg Brown & Root Services International, Inc.	100.000000%	Corporation	United States, Delaware
3	KBR	CH2M HILL/KBR GLOBAL SERVICES, LLC	49.000000%	LLC	United States, Delaware
3	KBR	KUK/KBRS Alaska Joint Venture	49.000000%	L. Partnership	United States, Alaska	ACTIVE BUT DORMANT
3	KBR	KBR/Espey Joint Venture	70.000000%	G. Partnership	United States, Delaware
3	KBR	KSC Boss Alliance, LLC	65%	LLC	United States, Delaware
3	KBR	KBR Gulf Services Solutions W.L.L.	49%	Limited Company	Qatar
3	KBR	World Wide Services I, Incorporated	100.000000%	Corporation	United States, Delaware
2	KBR	Brown & Root Industrial Services Holdings, LLC	50%	LLC	United States, Delaware
3	KBR	Brown & Root Industrial Services LLC	100%	LLC	United States, Delaware	UNCONSOLIDATED ENTITY. KBR DOES NOT MANAGE THIS ENTITY.
2	KBR	United Weld Holdings LP	21.25%	LP	United States, Delaware	UNCONSOLIDATED ENTITY. KBR DOES NOT MANAGE THIS ENTITY.
2	KBR	United WELD Holdings GP LLC	21.25%	LLC	United States, Delaware	UNCONSOLIDATED ENTITY. KBR DOES NOT MANAGE THIS ENTITY.
(c)  Loan Parties
Loan Party	Jurisdiction of Incorporation/ Formation	Address of Principal Place of Business	U.S. Taxpayer Identification Number
KBR, Inc.	Delaware	601 Jefferson Street, Suite 3400 Houston, Texas 77002	20-4536774
SGT, LLC	Maryland	7701 Greenbelt Road, Suite 400 Greenbelt, Maryland 20770	52-1568810
CAS, Inc.	Alabama	100 Quality Circle Huntsville, Alabama 35806	63-077940
Global Logistics Support, LLC.	Delaware	1990 Main Street, Suite 750 Sarasota, Florida 34236	81-4221136 (d)
KBR Diego Garcia, LLC	Delaware	1080 Eldridge Parkway Houston, Texas 77077	81-5080182
KBR Holdings, LLC	Delaware	601 Jefferson Street, Suite 3400 Houston, Texas 77002	32-0158407
KBR Engineering Company, LLC	Delaware	601 Jefferson Street, Suite 3400 Houston, Texas 77002	63-0797614 (b)
KBR Overseas, Inc.	Delaware	601 Jefferson Street, Suite 3400 Houston, Texas 77002	75-2184495
KBR Plant Services, Inc.	Delaware	601 Jefferson Street, Suite 3400 Houston, Texas 77002	20-2680179
KBR Technical Services, Inc.	Delaware	601 Jefferson Street, Suite 3400 Houston, Texas 77002	95-4164055
KBR USA LLC	Delaware	601 Jefferson Street, Suite 3400 Houston, Texas 77002	27-0595411 (a)
KBRwyle Range Services, LLC	Delaware	1080 Eldridge Parkway Houston, Texas 77077	82-2203916
KBRwyle Technology Solutions, LLC	Delaware	601 Jefferson Street, Suite 3400 Houston, Texas 77002	52-0741967 (a)
Kellogg Brown & Root Far East, Inc.	Delaware	4100 Clinton Drive Houston, Texas 77020	13-2504005
Kellogg Brown & Root LLC	Delaware	601 Jefferson Street, Suite 3400 Houston, Texas 77002	20-3897734 (a)
Kellogg Brown & Root Services, Inc.	Delaware	601 Jefferson Street, Suite 3400 Houston, Texas 77002	74-2731250
LTS Holdings, Inc.	Delaware	128 Maryland Street El Segundo, California 90245	95-4761369
Technical Staffing Resources, LLC	Delaware	601 Jefferson Street, Suite 3400 Houston, Texas 77002	63-0993158 (b)
Wyle, Inc.	Delaware	1960 East Grand Avenue, Suite 900, El Segundo, California 90245	80-0432031
Wyle Information Systems, LLC	Delaware	1960 E. Grand Avenue, Suite 900, El Segundo, California 90245	54-1636783 (c)
Wyle Laboratories, Inc.	Delaware	601 Jefferson Street, Suite 3400 Houston, Texas 77002	95-4501907
Wyle Services Corporation	Delaware	1960 E. Grand Avenue, Suite 900, El Segundo, California 90245	20-0446393

Notes
(a) For income tax purposes, please note the marked entities are reported under KBR Holdings, LLC EIN 32-0158407
(b) For income tax purposes, please note the marked entities are reported under BE&K Inc. EIN 63-0627338
(c) For income tax purposes, please note the marked entity is reported under Wyle Laboratories, Inc., EIN 95-4501907
(d) For income tax purposes, please note the marked entity is reported under Kellogg Brown & Root Services, Inc., EIN 74-2731250

Schedule 6.18
Post-Closing Matters
1.
Within 30 days after the Closing Date (or such later date agreed to by the Administrative Agent), the Loan Parties shall deliver to the Administrative Agent amendments, in form and substance reasonably satisfactory to the Administrative Agent, to the limited liability company agreements or operating agreements of each of the following Loan Parties, to include language that the transfer of any membership interests under such limited liability company agreements or operating agreements includes all economic rights, voting rights or other rights thereof:

a.	KBR Group Holdings, LLC
b.	KBRwyle Technology Solutions, LLC
c.	Kellogg Brown & Root LLC
d.	KBR Engineering Company, LLC
e.	Global Logistics Support, LLC
f.	KBRwyle Range Services, LLC
g.	Technical Staffing Resources, LLC
h.	Wyle Information Systems, LLC
i.	KBR Diego Garcia, LLC
j.	KBR Holdings, LLC
k.	KBR USA LLC
2.
Within 30 days after the Closing Date (or such later date agreed to by the Administrative Agent), the Administrative Agent shall have received certificates evidencing Pledged Equity and promissory notes evidencing Pledged Debt, each to the extent in existence as of such date and required to be delivered to the Administrative Agent pursuant to the Collateral Documents, including without limitation, the certificates representing Pledged Equity and promissory notes evidencing Pledged Debt set forth on Schedules 3(a) and 3(b) of the Security and Pledge Agreement.

Schedule 7.01

Existing Liens

None

Schedule 7.02
Existing Indebtedness
Intercompany Loans1

Lender	Borrower	Date	Currency	Amount	Rate Basis	USD Equivalent
HBR NL Holdings, LLC	Kellogg Brown & Root LLC	10/7/2005	EUR	119,582,632	Eurocurrency +1.50%	147,373,636
KBR E&C Australia Pty Ltd	Kellogg Brown & Root LLC	12/18/2014	USD	100,000,000	1M LIBOR+1.50%	100,000,000
KBR E&C Australia Pty Ltd	Kellogg Brown & Root LLC	2/28/2015	USD	50,000,000	1M LIBOR+1.50%	50,000,000
Kellogg Brown & Root Pty Ltd	Kellogg Brown & Root LLC	11/14/2014	USD	100,000,000	1M LIBOR+1.50%	100,000,000
Kellogg Brown & Root Pty Ltd	Kellogg Brown & Root LLC	10/28/2016	USD	100,000,000	1M LIBOR+1.50%	100,000,000
KBR Group Holdings, LLC	Kellogg Brown & Root LLC	11/23/2009	USD	202,571,517	1M LIBOR+3.00%	202,571,517
KBR Group Holdings, LLC	Kellogg Brown & Root LLC	11/23/2009	USD	411,971,510	3M LIBOR+3.00%	411,971,510

1 KBR, Inc. expects to distribute these notes from the respective lenders to Kellogg Brown & Root LLC in 2018 in tax free transactions.  To the extent any such intercompany Indebtedness remains outstanding on or after April 25, 2019, such intercompany Indebtedness shall be required to be subordinated to the Obligations pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent.

Schedule 7.03
Existing Investments
Intercompany Loans1

Lender	Borrower	Date	Currency	Amount	Rate Basis	USD Equivalent
HBR NL Holdings, LLC	Kellogg Brown & Root LLC	10/7/2005	EUR	119,582,632	Eurocurrency +1.50%	147,373,636
KBR E&C Australia Pty Ltd	Kellogg Brown & Root LLC	12/18/2014	USD	100,000,000	1M LIBOR+1.50%	100,000,000
KBR E&C Australia Pty Ltd	Kellogg Brown & Root LLC	2/28/2015	USD	50,000,000	1M LIBOR+1.50%	50,000,000
Kellogg Brown & Root Pty Ltd	Kellogg Brown & Root LLC	11/14/2014	USD	100,000,000	1M LIBOR+1.50%	100,000,000
Kellogg Brown & Root Pty Ltd	Kellogg Brown & Root LLC	10/28/2016	USD	100,000,000	1M LIBOR+1.50%	100,000,000
KBR Group Holdings, LLC	Kellogg Brown & Root LLC	11/23/2009	USD	202,571,517	1M LIBOR+3.00%	202,571,517
KBR Group Holdings, LLC	Kellogg Brown & Root LLC	11/23/2009	USD	411,971,510	3M LIBOR+3.00%	411,971,510

1 KBR, Inc. expects to distribute these notes from the respective lenders to Kellogg Brown & Root LLC in 2018 in tax free transactions.  To the extent any such intercompany Indebtedness remains outstanding on or after April 25, 2019, such intercompany Indebtedness shall be required to be subordinated to the Obligations pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent.

Schedule 7.09

Burdensome Agreements

None.
Schedule 10.02
Administrative Agent's Office, Certain Addresses for Notices
BORROWER:
KBR, Inc.
601 Jefferson Street
Suite 3400
Houston, TX 77002
Attention: Phil McCormick
Telephone: 713-753-5162
Telecopier: 713-753-2517
Electronic Mail:  phil.mccormick@kbr.com
U.S. Taxpayer Identification Number:  20-4536774

ADMINISTRATIVE AGENT:
Administrative Agent's Office
(for payments and Requests for Credit Extensions):
Bank of America, N.A.
Mail Code: TX2-984-03-23
Building C
2380 PERFORMANCE DR
RICHARDSON, TX, 75082
Attention: Olutosin Akinkugbe
Telephone: 469.201.9709
Telecopier: 214.290.8377
Electronic Mail:  olutosin.akinkugbe@baml.com

USD Payment Instructions:
Bank of America, N.A.
New York NY
ABA #026009593
Account No.: 1366072250600
Acct Name: Wire Clearing Acct for Syn Loans - LIQ
Ref:  KBR, Inc.

EUR Payment Instructions:
Bank of America, London
Swift Code: BOFAGB22
IBAN# GB63BOFA16505096272019
Account No.:  96272019
Attn: Credit Services
Ref:  KBR, Inc.

GBP Payment Instructions:
Bank of America, London
Swift Code: BOFAGB22
Sort Code: 16-50-50
IBAN# GB41BOFA16505096272027
Account No.: 96272027
Attn: Credit Services
Ref:  KBR, Inc.

Yen Payment Instructions:
Bank of America, Tokyo
Swift Code: BOFAJPJX
Account No.:  96272011
Attn: Credit Services
Ref:  KBR, Inc.

Australian Dollar Payment Instructions:
Bank of America Sidney
Swift Code: BOFAAUSX
Beneficiary Account No.:  96272016
Attn: Credit Services
Ref:  KBR, Inc.

Other Notices as Administrative Agent:
Bank of America, N.A.
Mail Code: CA5-705-04-09
555 California Street, 4th Floor
San Francisco, CA  94104
Attention: Anthea del Bianco
Telephone: 415-436-2776
Facsimile: 415-503-5101
Electronic Mail:  anthea.del_bianco@baml.com

L/C ISSUERS:

Bank of America, N.A.
1 Fleet Way
Mail Code: PA6-580-02-30
Scranton, PA  18507
Attention: Mike Grizzanti
Telephone: 570.496.9621
Telecopier: 800-755-8743
Electronic Mail:  michael.a.grizzanti@baml.com

Citibank, N.A.
c/o Citicorp North America, Inc.
Bldg B, 3rd Floor
3800 Citibank Center
Tampa, FL 33610
Attn: U.S. Standby Unit
Ph: 1-866-945-6284
Fax: 1-813-604-7187

BNP Paribas
155 N. Wacker Drive, Suite 4450
Chicago, IL 60606
Attention: Deborah Scholl, Director, Global Trade Solutions
Telephone: 312.977.2219
Telecopier: 917.778.0831

The Bank of Nova Scotia
720 King Street West
Toronto, Ontario
M5V 2T3 Canada
Attention: Helly Parikh
Telephone: 416-649-3403
Telecopier: 212-225-5709
Electronic Mail: helly.parikh@scotiabank.com

MUFG Bank, Ltd.
Commodities & Structured Trade Finance Group
1221 Avenue of the Americas
New York, NY  10020
Attention: Prisca Owens, Director
Telephone: 212.782.5517
Electronic Mail: POwens@us.mufg.jp

Compass Bank
2200 Post Oak Blvd, 21st Floor
Houston, TX 77056
Attention: Tina Cox, International Trade Services-VP
Telephone: 713.499.8642
Telecopier: 713.499.8659
Electronic Mail: tina.cox@bbva.com

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:  ___________, _____

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of April 25, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement"; the terms defined therein being used herein as therein defined), among KBR, Inc., a Delaware corporation (the "Borrower"), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.
The Borrower hereby requests (select one):
 a Revolving Credit Borrowinga conversion or continuation of Revolving
Credit Loans
a Term A-1 Borrowing a conversion or continuation of Term A-1
Loans
a Term A-2 Borrowing	a conversion or continuation of Term A-2
Loans
a Term B Borrowing a conversion or continuation of Term B
Loans

1.	On ________________________________ (a Business Day).
2.	In the amount of $________________________.
3.	Comprised of _______________________________. [Type of Loan requested]
4.	In the following currency: _______________________.
5.	For Eurocurrency Rate Loans: with an Interest Period of ______ months.
[The [Term A-2 Borrowing] [Revolving Credit Borrowing], if any, requested herein complies with the provisos of Section [2.01(a)(ii)] [2.01(c)] of the Agreement.]
[Signature page follows.]

KBR, INC.

By:
Name:
Title:

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:  ___________, _____

To: Bank of America, N.A., as Swing Line Lender
Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of April 25, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement"; the terms defined therein being used herein as therein defined), among KBR, Inc., a Delaware corporation (the "Borrower"), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.
The undersigned hereby requests a Swing Line Loan:
1.	On _______________________________________ (a Business Day).
2.	In the amount of $_______________________________.
The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.
KBR, INC.

By:
Name:
Title:

EXHIBIT C-1

FORM OF REVOLVING CREDIT NOTE

FOR VALUE RECEIVED, the undersigned (the "Borrower), hereby promises to pay to _____________________ or its registered assigns (the "Lender"), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Credit Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of April 25, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.
The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Loan from the date of such Revolving Credit Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in the currency in which such Revolving Credit Loan is denominated and in Same Day Funds at the Administrative Agent's Office for such currency.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
This Revolving Credit Note is one of the Revolving Credit Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Note is also entitled to the benefits of the Guaranty and is secured by the Collateral.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Credit Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Revolving Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Revolving Credit Note and endorse thereon the date, amount, currency and maturity of its Revolving Credit Loans and payments with respect thereto.
The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Credit Note.

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
KBR, INC.

By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO
Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________

EXHIBIT C-2

FORM OF TERM A-1 NOTE

FOR VALUE RECEIVED, the undersigned (the "Borrower"), hereby promises to pay to _____________________ or its registered assigns (the "Lender"), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Term A-1 Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of April 25, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.
The Borrower promises to pay interest on the unpaid principal amount of each Term A-1 Loan from the date of such Term A-1 Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent's Office for Dollars.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
This Term A-1 Note is one of the Term A-1 Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Note is also entitled to the benefits of the Guaranty and is secured by the Collateral.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term A-1 Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Term A-1 Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term A-1 Note and endorse thereon the date, amount and maturity of its Term A-1 Loans and payments with respect thereto.
The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term A-1 Note.

THIS TERM A-1 NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
KBR, INC.

By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO
Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________

EXHIBIT C-3

FORM OF TERM A-2 NOTE

FOR VALUE RECEIVED, the undersigned (the "Borrower"), hereby promises to pay to _____________________ or its registered assigns (the "Lender"), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Term A-2 Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of April 25, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.
The Borrower promises to pay interest on the unpaid principal amount of each Term A-2 Loan from the date of such Term A-2 Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent's Office for Dollars.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
This Term A-2 Note is one of the Term A-2 Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Note is also entitled to the benefits of the Guaranty and is secured by the Collateral.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term A-2 Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Term A-2 Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term A-2 Note and endorse thereon the date, amount and maturity of its Term A-2 Loans and payments with respect thereto.
The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term A-2 Note.

THIS TERM A-2 NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
KBR, INC.

By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO
Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________

EXHIBIT C-4

FORM OF TERM B NOTE

FOR VALUE RECEIVED, the undersigned (the "Borrower"), hereby promises to pay to _____________________ or its registered assigns (the "Lender"), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Term B Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of April 25, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.
The Borrower promises to pay interest on the unpaid principal amount of each Term B Loan from the date of such Term B Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent's Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
This Term B Note is one of the Term B Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Note is also entitled to the benefits of the Guaranty and is secured by the Collateral.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term B Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Term B Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term B Note and endorse thereon the date, amount and maturity of its Term B Loans and payments with respect thereto.
The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term B Note.

THIS TERM B NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
KBR, INC.

By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO
Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________

EXHIBIT D
FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:_________, ____

To: Bank of America, N.A., as Administrative Agent, and the Lenders
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of April 25, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement"; the terms defined therein being used herein as therein defined), among KBR, Inc., a Delaware corporation (the "Borrower"), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.
The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the ____________________________________ of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent and the Lenders on the behalf of the Borrower, and that:
[Use following paragraph 1 for fiscal year-end financial statements]
1. The Borrower has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.
[Use following paragraph 1 for fiscal quarter-end financial statements]
1. The Borrower has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date.  Such financial statements fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of the dates indicated and the consolidated results of their operations for the period indicated in accordance with GAAP, subject only to normal year-end audit adjustments and audit changes.
2. The undersigned has reviewed the terms of the Loan Documents and has made, or has caused to be made under his/her supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by such financial statements, and
[select one:]
[such review has not disclosed the existence of any Default or Event of Default during or at the end of such accounting period and the undersigned does not have knowledge of the existence, as of the date hereof, of any Default or Event of Default.]
--or--
[such review has disclosed the existence of each of the following Defaults or Events of Default and their nature and status:]
3. The financial covenant analyses, reconciliations and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Certificate.
4. Attached hereto as Schedule 2 is a calculation of the Cumulative Available Amount and the amount thereof that is being utilized pursuant to Section 7.03(j) of the Credit Agreement as of the above date.
5. Schedule 3 attached hereto is a list of each Subsidiary of the Borrower that, as of the above financial statement date, constitutes a Material Domestic Subsidiary (or is required to constitute a Material Domestic Subsidiary pursuant to the aggregation test set forth in the definition thereof).
6. Schedule 4 attached hereto is a list of each Subsidiary of the Borrower that constitutes a Project Finance Subsidiary and which, prior to the above financial statement date, has not been included on Schedule 1.01(b) to the Credit Agreement.
7. The Borrower is in compliance with the Collateral and Guarantee Requirement and Section 6.12 of the Agreement as of the above financial statement date.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of ____________________, _____.
KBR, INC.

By:
Name:
Title:

Check for distribution to PUBLIC and Private-side Lenders[1]

1 If this is not checked, this certificate will only be posted to Private-side Lenders.

For the Quarter/Year ended ___________________("Statement Date")

SCHEDULE 1
to the Compliance Certificate
 ($ in 000's)

[Calculations regarding financial covenant analyses and reconciliation in reasonable detail of effect of Project Finance Subsidiaries in computing the same to be attached.]

SCHEDULE 2
 to the Compliance Certificate

Cumulative Available Amount

[Calculations of Cumulative Available Amount]

SCHEDULE 3
 to the Compliance Certificate

Material Domestic Subsidiaries

[Material Domestic Subsidiaries to be listed]

SCHEDULE 4
 to the Compliance Certificate

Project Finance Subsidiaries

[Project Finance Subsidiaries to be listed]

EXHIBIT E

ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [the][each]2 Assignor identified in item 1 below ([the][each, an] "Assignor") and [the][each]3 Assignee identified in item 2 below ([the][each, an] "Assignee").  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]4 hereunder are several and not joint.]5  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor's][the respective Assignors'] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the respective facilities identified below [(including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities)]6 and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] "Assigned Interest").  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.
1.	Assignor[s]:	______________________________ ______________________________ [Assignor [is] [is not] a Defaulting Lender]
2.	Assignee[s]:	______________________________ ______________________________ [for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]
3.	Borrower:	KBR, Inc. (the "Borrower")
4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement
5.	Credit Agreement:	Credit Agreement, dated as of April 25, 2018, among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer

2 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.
3 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.
4 Select as appropriate.
5 Include bracketed language if there are either multiple Assignors or multiple Assignees.
6 Include all applicable subfacilities.

6.	Assigned Interest[s]:
Assignor[s][7]	Assignee[s][8]	Facility Assigned[9]	Aggregate Amount of Commitment/Loans for all Lenders[10]	Amount of Commitment /Loans Assigned	Percentage Assigned of Commitment/ Loans[11]	CUSIP Number

		____________	$________________	$_________	____________%
		____________	$________________	$_________	____________%
		____________	$________________	$_________	____________%

[7. Trade Date: __________________]12
Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR[S]13
[NAME OF ASSIGNOR]

By: _____________________________
Name:
Title:

ASSIGNEE[S]14
[NAME OF ASSIGNEE]

By: _____________________________
Name:
Title:

[Consented to and]15 Accepted:

BANK OF AMERICA, N.A., as
  Administrative Agent [, Swing Line Lender [and an L/C Issuer]]

By: _________________________________
Name:
Title:

[Consented to:]16

KBR, INC.

By: _________________________________
Name:
Title:

[Consented to:]17

[________________________]

By: _________________________________
Name:
Title:

7 List each Assignor, as appropriate.
8 List each Assignee and, if available, its market entity identifier, as appropriate.
9 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. "Revolving Credit Commitment", "Term A Loan" or "Term B Loan", etc.).
10 Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
11 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
12 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
13 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
14 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
15 To be added only if the consent of the Administrative Agent (or Swing Line Lender or L/C Issuer) is required by the terms of the Credit Agreement.
16 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.
17 To be added only if the consent of other parties (e.g. L/C Issuer) is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR
 ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
1.1. Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2. Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2. Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.  Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.
3. General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT F-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
 (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of April 25, 2018 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among KBR, Inc., a Delaware corporation (the "Borrower"), each Lender from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a "ten percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a "controlled foreign corporation" related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E (or W-8BEN, as applicable).  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[  ]

EXHIBIT F-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
 (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of April 25, 2018 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among KBR, Inc., a Delaware corporation (the "Borrower"), each Lender from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a "ten percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a "controlled foreign corporation" related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E (or W-8BEN, as applicable).  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[  ]

EXHIBIT F-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
 (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of April 25, 2018 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among KBR, Inc., a Delaware corporation (the "Borrower"), each Lender from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a "bank" extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a "ten percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a "controlled foreign corporation" related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E (or W-8BEN, as applicable), or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E (or W-8BEN, as applicable), or any successor form, from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[  ]

EXHIBIT F-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
 (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of April 25, 2018 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among KBR, Inc., a Delaware corporation (the "Borrower"), each Lender from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a "bank" extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a "ten percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a "controlled foreign corporation" related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E (or W-8BEN, as applicable), or any successor form, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E (or W-8BEN, as applicable), or any successor form, from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[  ]

EXHIBIT G

FORM OF SOLVENCY CERTIFICATE

April 25, 2018

Reference is made to that certain Credit Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified in writing from time to time, the "Credit Agreement"), by and among KBR, Inc., a Delaware corporation (the "Borrower"), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swingline Lender and an L/C Issuer.
Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.  This certificate is furnished pursuant to Section 4.01(a)(vii) of the Credit Agreement.  The undersigned certifies that [he/she] is the duly appointed, qualified and acting chief financial officer of the Borrower.  The undersigned acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of this certificate in connection with the Transactions.
Solely in my capacity as a financial executive officer of the Borrower and not individually (and without personal liability), I hereby certify, that as of the date hereof, based on such materials and information as I have deemed relevant to the determination of the matters set forth in this certificate, after giving effect to the consummation of the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions:
(a) the sum of the liabilities (including contingent liabilities) of the Borrower and its Subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Borrower and its Subsidiaries, on a consolidated basis;
(b) the fair value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities (including contingent liabilities) of the Borrower and its Subsidiaries, on a consolidated basis;
(c) the capital of the Borrower and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the Closing Date; and
(d) the Borrower and its Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts (including current obligations) beyond their ability to pay such debts as they become due (whether at maturity or otherwise).
For purposes of this certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that would reasonably be expected to become an actual or matured liability.

[Signature Page Follows]

KBR, INC.,
a Delaware corporation

By:
Name:
Title: ________________________________

EXHIBIT H
DUTCH AUCTION PROCEDURES
This outline is intended to summarize certain basic terms of procedures with respect to certain buy-backs by the Borrower (the "Dutch Auction Purchaser") pursuant to and in accordance with the terms and conditions of Section 10.06(h) of the Credit Agreement to which this Exhibit H is attached (as amended, modified, extended, restated, replaced, or supplemented from time to time, the "Credit Agreement").  It is not intended to be a definitive list of all of the terms and conditions of a Dutch Auction and all such terms and conditions shall be set forth in the applicable auction procedures documentation set for each Dutch Auction (the "Offer Documents").  None of the Administrative Agent, Merrill Lynch, Pierce, Fenner & Smith, Incorporated (or, if Merrill Lynch, Pierce, Fenner & Smith, Incorporated declines to act in such capacity, an investment bank of recognized standing selected by the Borrower) (the "Auction Manager") or any of their respective Affiliates makes any recommendation pursuant to the Offer Documents as to whether or not any Term B Lender should sell by assignment any of its Term B Loans or Incremental Term B Loans pursuant to the Offer Documents (including, for the avoidance of doubt, by participating in the Dutch Auction as a Term B Lender) or whether or not any Dutch Auction Purchaser should purchase by assignment any Term B Loans or Incremental Term B Loans from any Term B Lender pursuant to any Dutch Auction.  Each Term B Lender should make its own decision as to whether to sell by assignment any of its Term B Loans or Incremental Term B Loans and, if so, the principal amount of and price to be sought for such Term B Loans or Incremental Term B Loans.  In addition, each Term B Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning any Dutch Auction and the Offer Documents.  Capitalized terms not otherwise defined in this Exhibit H have the meanings assigned to them in the Credit Agreement.
1. Notice Procedures.  In connection with each Dutch Auction, the Borrower will notify the Auction Manager (for distribution to the Term B Lenders) of the Term B Loans or Incremental Term B Loans that will be the subject of the Dutch Auction by delivering to the Auction Manager a written notice in form and substance reasonably satisfactory to the Auction Manager (an "Auction Notice").  Each Auction Notice shall contain (i) an identification of the Dutch Auction Purchaser, (ii) the maximum principal amount of Term B Loans or Incremental Term B Loans the Dutch Auction Purchaser is willing to purchase (by assignment) in the Dutch Auction (the "Auction Amount"), which shall be no less than $10,000,000 or an integral multiple of $1,000,000 in excess of thereof, (iii) the range of discounts to par (the "Discount Range"), expressed as a range of prices per $1,000 of Term B Loans or Incremental Term B Loans, at which the Dutch Auction Purchaser would be willing to purchase Term B Loans or Incremental Term B Loans in the Dutch Auction and (iv) the date on which the Dutch Auction will conclude, on which date Return Bids (as defined below) will be due at the time provided in the Auction Notice (such time, the "Expiration Time"), as such date and time may be extended upon notice by the Borrower to the Auction Manager not less than 24 hours before the original Expiration Time.  The Auction Manager will deliver a copy of the Offer Documents to each Term B Lender promptly following completion thereof.
2. Reply Procedures.  In connection with any Dutch Auction, each Term B Lender holding Term B Loans or Incremental Term B Loans wishing to participate in such Dutch Auction shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation in form and substance reasonably satisfactory to the Auction Manager (the "Return Bid") to be included in the Offer Documents, which shall specify (i) a discount to par that must be expressed as a price per $1,000 of Term B Loans or Incremental Term B Loans (the "Reply Price") within the Discount Range and (ii) the principal amount of Term B Loans or Incremental Term B Loans, in an amount not less than $1,000,000 or an integral multiple of $100,000 in excess thereof, that such Term B Lender is willing to offer for sale at its Reply Price (the "Reply Amount"); provided, each Term B Lender may submit a Reply Amount that is less than the minimum amount and incremental amount requirements described above only if the Reply Amount equals the entire amount of the Term B Loans or Incremental Term B Loans held by such Term B Lender at such time.  A Term B Lender may only submit one Return Bid per Dutch Auction, but each Return Bid may contain up to three component bids, each of which may result in a separate Qualifying Bid (as defined below) and each of which will not be contingent on any other component bid submitted by such Term B Lender resulting in a Qualifying Bid.  In addition to the Return Bid, a participating Term B Lender must execute and deliver, to be held by the Auction Manager, an assignment and acceptance in the form included in the Offer Documents which shall be in form and substance reasonably satisfactory to the Auction Manager and the Administrative Agent (the "Auction Assignment and Acceptance").  The Dutch Auction Purchaser will not purchase any Term B Loans or Incremental Term B Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price (as defined below).
3. Acceptance Procedures.  Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the Borrower, will calculate the lowest purchase price (the "Applicable Threshold Price") for the Dutch Auction within the Discount Range for the Dutch Auction that will allow the Dutch Auction Purchaser to complete the Dutch Auction by purchasing the full Auction Amount (or such lesser amount of Term B Loans or Incremental Term B Loans for which the Dutch Auction Purchaser has received Qualifying Bids).  The Dutch Auction Purchaser shall purchase (by assignment) Term B Loans or Incremental Term B Loans from each Term B Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a "Qualifying Bid").  All Term B Loans or Incremental Term B Loans included in Qualifying Bids received at a Reply Price lower than the Applicable Threshold Price will be purchased at a purchase price equal to the applicable Reply Price and shall not be subject to proration.  If a Term B Lender has submitted a Return Bid containing multiple component bids at different Reply Prices, then all Term B Loans or Incremental Term B Loans of such Term B Lender offered in any such component bid that constitutes a Qualifying Bid with a Reply Price lower than the Applicable Threshold Price shall also be purchased at a purchase price equal to the applicable Reply Price and shall not be subject to proration.
4. Proration Procedures.  All Term B Loans or Incremental Term B Loans offered in Return Bids (or, if applicable, any component bid thereof) constituting Qualifying Bids equal to the Applicable Threshold Price will be purchased at a purchase price equal to the Applicable Threshold Price; provided, if the aggregate principal amount of all Term B Loans or Incremental Term B Loans for which Qualifying Bids have been submitted in any given Dutch Auction equal to the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all Term B Loans or Incremental Term B Loans purchased below the Applicable Threshold Price), the Dutch Auction Purchaser shall purchase the Term B Loans or Incremental Term B Loans for which the Qualifying Bids submitted were at the Applicable Threshold Price ratably based on the respective principal amounts offered and in an aggregate amount up to the amount necessary to complete the purchase of the Auction Amount.  For the avoidance of doubt, no Return Bids (or any component thereof) will be accepted above the Applicable Threshold Price.
5. Notification Procedures.  The Auction Manager will calculate the Applicable Threshold Price no later than the fifth (5th) Business Day after the date that the Return Bids were due.  The Auction Manager will insert the amount of Term B Loans or Incremental Term B Loans to be assigned and the applicable settlement date determined by the Auction Manager in consultation with the Borrower onto each applicable Auction Assignment and Acceptance received in connection with a Qualifying Bid.  Upon written request of the submitting Term B Lender, the Auction Manager will promptly return any Auction Assignment and Acceptance received in connection with a Return Bid that is not a Qualifying Bid.
6. Additional Procedures.  Once initiated by an Auction Notice, the Borrower may withdraw a Dutch Auction by written notice to the Auction Manager so long as no Qualifying Bids have been received by the Auction Manager at or prior to the time the Auction Manager receives such written notice from the Borrower.  Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be modified, revoked, terminated or cancelled; provided, a Term B Lender may modify a Return Bid at any time prior to the Expiration Time solely to reduce the Reply Price included in such Return Bid.  However, a Dutch Auction may become void if the Borrower or the Dutch Auction Purchaser fails to satisfy one or more of the conditions to the purchase of Term B Loans or Incremental Term B Loans set forth in, or to otherwise comply with the provisions of Section 10.06(h) of the Credit Agreement.  The purchase price for all Term B Loans or Incremental Term B Loans purchased in a Dutch Auction shall be paid in cash by the Dutch Auction Purchaser directly to the respective assigning Term B Lender on a settlement date as determined jointly by the Borrower and the Auction Manager (which shall be no later than ten (10) Business Days after the date Return Bids are due), along with accrued and unpaid interest (if any) on the applicable Term B Loans or Incremental Term B Loans up to the settlement date.  The Dutch Auction Purchaser shall execute each applicable Auction Assignment and Acceptance received in connection with a Qualifying Bid.
All questions as to the form of documents and validity and eligibility of Term B Loans or Incremental Term B Loans that are the subject of a Dutch Auction will be determined by the Auction Manager, in consultation with the Borrower, and the Auction Manager's determination will be final and binding so long as such determination is not inconsistent with the terms of Section 10.06(h) of the Credit Agreement or this Exhibit H.  The Auction Manager's interpretation of the terms and conditions of the Offer Document, in consultation with the Borrower, will be final and binding so long as such determination is not inconsistent with the terms of Section 10.06(h) of the Credit Agreement or this Exhibit H.
None of the Administrative Agent, the Auction Manager, any other Agent or any of their respective Affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Borrower, its Subsidiaries, or any of its Affiliates contained in the Offer Documents or otherwise or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information.
The Auction Manager acting in its capacity as such under a Dutch Auction shall be entitled to the benefits of the provisions of Sections 9.02, 9.03, 9.04, 9.05, 9.07, 10.04 and 10.16 of the Credit Agreement to the same extent as if each reference therein to the "Administrative Agent" were a reference to the Auction Manager, each reference therein to the "Loan Documents" were a reference to the Offer Documents, the Auction Notice and Auction Assignment and Acceptance and each reference therein to the "Transactions" were a reference to the transactions contemplated hereby and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Dutch Auction.
This Exhibit H shall not require the Borrower to initiate any Dutch Auction, nor shall any Term B Lender be obligated to participate in any Dutch Auction.  Notwithstanding anything to the contrary contained herein, no more than one Dutch Auction may be ongoing at any one time.